SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (amendment no. )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a -12

The Progressive Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set
forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 20, 2007

Notice is hereby given that the Annual Meeting of Shareholders of The Progressive Corporation will be held at 6671 Beta Drive, Mayfield Village, Ohio, on Friday, April 20, 2007, at 10:00 a.m., Cleveland time, for the following purposes:

1.	To elect five directors, four to serve for a term of three years and one to serve for a term of one year;

2.	To approve The Progressive Corporation 2007 Executive Bonus Plan;

3.	To approve an amendment to The Progressive Corporation 2003 Incentive Plan to modify the definition of the term “performance goals” set forth therein;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007; and

5. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on February 21, 2007, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 9, 2007

Shareholders who do not expect to attend the meeting in person are urged to date and sign the enclosed proxy and return it in the enclosed postage-paid envelope.

The Progressive Corporation

Proxy Statement

Page

Item 1: Election of Directors	1
Nominees for Election at the Annual Meeting	2
Directors Whose Terms will Continue after the Annual Meeting	3
Other Board of Directors Information	5
Board of Directors Independence Standards and Determinations	5
Meetings of the Board of Directors and Attendance	8
Meetings of the Non-Management Directors	8
Board Committees	8
Executive Committee	8
Audit Committee	9
Audit Committee Financial Expert	9
Effectiveness of Mr. Philip A. Laskawy	9
Compensation Committee	10
Investment and Capital Committee	10
Nominating and Governance Committee	11
Shareholder-Proposed Candidate Procedures	11
Communications with the Board of Directors	13
Certain Relationships and Related Transactions	13
Compensation Committee Interlocks and Insider Participation	15
Report of the Audit Committee	16
Security Ownership of Certain Beneficial Owners and Management	17
Security Ownership of Certain Beneficial Owners	17
Security Ownership of Management	18
Securities Authorized for Issuance under Equity Compensation Plans	19
Section 16(a) Beneficial Ownership Reporting Compliance	20
Compensation Discussion and Analysis	21
Compensation Committee Report	39
Executive Compensation	40
Summary Compensation Table	40
Grants of Plan-Based Awards	42
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards	43
Outstanding Equity Awards at Fiscal Year-End	44
Option Exercises and Stock Vested	45
Nonqualified Deferred Compensation	46
Potential Payments Upon Termination or Change-in-Control	48
Compensation of Directors	51
Narrative Disclosure to Director Compensation Table	52
Item 2: Proposal to approve The Progressive Corporation 2007 Executive Bonus Plan	54
Item 3: Proposal to approve an amendment to The Progressive Corporation 2003 Incentive Plan to modify the definition of the term “performance goals” set forth therein	64
Item 4: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007	82
Other Independent Registered Public Accounting Firm Information	82
Approval of Audit and Non-Audit Services	82
Independent Registered Public Accounting Firm Fees	82
Shareholder Proposals	83
Shareholder Vote Tabulation	83
Householding	83
Charitable Contributions	84
Proxy Solicitation	84
Available Information	85
Exhibit A - Excerpts from First Amendment to The Progressive Corporation 2003 Incentive Plan	A-1

i

THE PROGRESSIVE CORPORATION
PROXY STATEMENT

This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The Progressive Corporation, an Ohio corporation (“Company”), to be held at 10:00 a.m., Cleveland time, on Friday, April 20, 2007, at 6671 Beta Drive, Mayfield Village, Ohio 44143, and at any adjournment thereof. This statement, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2006, which is attached hereto as an Appendix, and the accompanying proxy will be sent to shareholders on or about March 12, 2007.

The close of business on February 21, 2007, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 743,715,680 Common Shares, each of which will be entitled to one vote.

ITEM 1:
ELECTION OF DIRECTORS

The Company’s Code of Regulations provides that the number of directors shall be fixed at no fewer than five or more than twelve. The number of directors has been fixed at twelve and there are currently twelve directors on the Board. The Code of Regulations provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually, except as provided below. At the Annual Meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the five nominees named below, four to serve for a three-year term and one to serve a one-year term, and until their respective successors are duly elected and qualified. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

Based upon a recommendation from the Nominating and Governance Committee, the Board has nominated the five nominees named below for re-election to the Board. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the five nominees named in this proxy statement. No shareholder nominations for the election of directors have been received within the time period required by Section 13 of Article II of the Company’s Code of Regulations or pursuant to the Company’s Shareholder-Proposed Candidate Procedures discussed below.

If written notice is given by any shareholder to the President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made at such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute such number of votes among two or more nominees, as he or she sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the five nominees named below as possible.

Pursuant to the Company’s Corporate Governance Guidelines, if a nominee for director receives less than a majority of the votes cast in an uncontested election, although the nominee is elected as a director under Ohio law, he or she is expected to tender his or her resignation to the Board. In such an event, the Nominating and Governance Committee will consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will then make the final decision whether to accept or reject the tendered resignation based on all the facts and circumstances then presented.

Under the Company’s Code of Regulations, to the extent a vacancy on the Board exists, the Board has the right to elect a new director to fill a vacancy, but the new director so elected would serve a term that expires on the date of the next shareholders meeting at which directors are to be elected. Class assignments would be made so that the directors are distributed among the several classes as nearly equally as possible. During 2006, Abby F. Kohnstamm was elected to the Board by the other directors, and her term expires at the Annual Meeting in 2007. As a result, Ms. Kohnstamm is a nominee for director, as set forth below, and, if elected, her term will expire in 2008, along with the class of directors to which she has been assigned. The Board currently has no vacancies.

The following information is set forth with respect to each person nominated for election as a director and for those directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years. Each such nominee is currently a director of the Company.

Nominees for Election at the Annual Meeting

	Director	Term
Name, Age, Principal Occupation and Last Five Years Business Experience	Since	Expires

Abby F. Kohnstamm (1), 53 President and Chief Executive Officer, Abby F. Kohnstamm & Associates, Inc., New York, New York (marketing consulting firm) since January 2006; Senior Vice President of Marketing, IBM Corporation, Armonk, New York (information technology) prior to December 2005	2006	2008
Peter B. Lewis, 73 Non-Executive Chairman of the Board of the Company since March 2003; Executive Chairman of the Board prior to March 2003	1965	2010
Patrick H. Nettles, Ph.D. (2), 63 Executive Chairman of the Board of Directors, Ciena Corporation, Linthicum, Maryland (telecommunications)	2004	2010

	Director	Term
Name, Age, Principal Occupation and Last Five Years Business Experience	Since	Expires

Glenn M. Renwick (3), 51 President and Chief Executive Officer of the Company; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company prior to April 2004	1999	2010
Donald B. Shackelford (4), 74 Chairman of the Board, Fifth Third Bank, Central Ohio (successor to State Savings Bank), Columbus, Ohio (commercial banking)	1976	2010

Directors Whose Terms will Continue after the Annual Meeting

	Director	Term
Name, Age, Principal Occupation and Last Five Years Business Experience	Since	Expires

Charles A. Davis (5), 58 Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (global private equity firm) since June 2005; Chairman and CEO, MMC Capital, Inc. (“MMC”), Greenwich, Connecticut (global private equity firm) prior to June 2005; President, MMC, prior to January 2003; Vice Chairman, Marsh & McLennan Companies, Inc., New York, New York (financial services) prior to December 2004	1996	2008
Bernadine P. Healy, M.D. (6), 62 Health Editor and Medical Columnist, U.S. News & World Report, Washington, D.C. (publishing) since September 2002	2002	2008

	Director	Term
Name, Age, Principal Occupation and Last Five Years Business Experience	Since	Expires

Jeffrey D. Kelly, 53 Chief Financial Officer, National City Corporation (“NCC”), Cleveland, Ohio (commercial banking); Vice Chairman of NCC since December 2004; Executive Vice President of NCC prior to December 2004	2000	2008
Stephen R. Hardis (7), 71 Lead Director, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing) since May 2005; Chairman of the Board, Axcelis Technologies, Inc. prior to May 2005	1988	2009
Philip A. Laskawy (8), 65 Retired Chairman and Chief Executive Officer, Ernst & Young LLP, New York, New York (professional services)	2001	2009
Norman S. Matthews (9), 74 Consultant, New York, New York	1981	2009

	Director	Term
Name, Age, Principal Occupation and Last Five Years Business Experience	Since	Expires

Bradley T. Sheares, Ph.D. (10), 50 Chief Executive Officer, Reliant Pharmaceuticals, Inc., Liberty Corner, New Jersey (pharmaceutical products) since January 2007; President, U.S. Human Health Division of Merck & Co., Inc., Whitehouse Station, New Jersey (pharmaceutical products and services) prior to July 2006	2003	2009

(1)	Ms. Kohnstamm is also a director of Tiffany & Co.

(2)	Dr. Nettles is also a director of Axcelis Technologies, Inc., as well as Ciena Corporation.

(3)	Mr. Renwick is also an officer and director of other subsidiaries of the Company and a director of Fiserv, Inc.

(4)	Mr. Shackelford is also a director of Diamond Hill Investment Group, Inc.

(5)	Mr. Davis is also a director of Media General, Inc., Merchants Bancshares, Inc. and AXIS Capital Holdings Limited.

(6)	Dr. Healy is also a director of Ashland Inc., National City Corporation and Invacare Corporation.

(7)	Mr. Hardis is also a director of Nordson Corporation, Lexmark International, Inc., American Greetings Corporation, STERIS Corporation and Marsh & McLennan Companies, Inc., as well as Axcelis Technologies, Inc.

(8)	Mr. Laskawy is also a director of General Motors Corporation, Loews Corporation, Henry Schein, Inc. and Cap Gemini S.A.

(9)	Mr. Matthews is also a director of Finlay Enterprises, Inc. and Henry Schein, Inc.

(10)	Dr. Sheares is also a director of Honeywell International, Inc., as well as Reliant Pharmaceuticals, Inc.

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Standards and Determinations

Determinations under Categorical Standards.  The Board of Directors has approved categorical independence standards which, if satisfied by a director, will permit a determination that such director is independent for purposes of the New York Stock Exchange (NYSE) Listing Standards. Under the Company’s standards, an individual director may be determined to be “independent” only if he or she satisfies each of the following requirements, or if he or she is otherwise determined to be independent by the disinterested majority of the Board as provided below:

•	He or she is not currently an officer or employee of the Company or any of its subsidiaries, and has not been an officer or employee of the Company or any of its subsidiaries at any time during the past three years. For purposes of this requirement, “officer” does not include a non-executive Chairman of the Board who is otherwise independent under these standards.

•	No member of his or her immediate family is an executive officer of the Company or has been an executive officer of the Company at any time during the past three years.

•	Neither he or she, nor any member of his or her immediate family, receives, or has received during any twelve (12) month period within the past three (3) years, more than $100,000 in direct compensation from the Company or any of its subsidiaries, other than (i) retainer and meeting fees and equity grants for service as a director, and (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service). For purposes of this requirement, compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) will not be considered.

•	He or she (i) is not currently a partner or employee of a firm that is the Company’s internal or external auditor, and (ii) was not at any time within the past three (3) years a partner or employee of such a firm who personally worked on the Company’s audit during that time.

•	No member of his or her immediate family (i) is currently a partner in a firm that is the Company’s internal or external auditor, (ii) is currently an employee of such firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iii) was at any time within the past three (3) years a partner or employee of such firm and personally worked on the Company’s audit during that time.

•	Neither he or she, nor any member of his or her immediate family, is or has been at any time during the past three (3) years, employed as an executive officer of another company where any of the present executive officers of the Company at the same time serves or served on the compensation committee of such other company.

•	Neither he or she, nor any member of his or her immediate family, has a direct business or other relationship with the Company or any of its subsidiaries (as a lawyer, consultant or otherwise), other than as a director of the Company, or has had any such business or other relationship with the Company at any time during the past three (3) years. For purposes of this requirement, service by an immediate family member as an employee of the Company (other than as an executive officer) will not compromise the director’s independence.

•	Neither he or she, nor any member of his or her immediate family, is a member of or of counsel to any law firm that the Company has retained during the last fiscal year or proposes to retain during the current fiscal year.

•	Neither he or she, nor any member of his or her immediate family, is a partner or executive officer of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the last fiscal year or that the Company proposes to have perform such services during the current fiscal year.

•	He or she is not a current employee of, and no member of his or her immediate family is a current executive officer of, and neither he or she nor any member of his or her immediate family holds a one percent (1%) or greater equity interest in, any other company or organization that has, or has had at any time within the past three (3) years, a material business or other relationship with the Company or any of its subsidiaries. For purposes of this standard, a relationship will be deemed to be material if the total amount of the payments made or received by the Company or any of its subsidiaries in connection with such business or other relationship during the relevant fiscal year was, or for the current fiscal year is expected to be, more than the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross revenues of such other entity.

Contributions by the Company to a charitable or non-profit organization in which a director or his or her spouse serves as a director, trustee or executive officer or in an equivalent position will be deemed immaterial under the Company’s standards if the Company’s contributions to such organization in any calendar year do not exceed $25,000 (excluding matching gifts made by The Progressive Insurance Foundation in response to employee contributions to such organization). If the Company makes annual contributions in excess of the stated amount to any such organization, the effect, if any, on the director’s independence will be considered on a case-by-case basis.

If a director has one or more relationships with the Company that fall outside our categorical standards, the materiality of such other relationships will be determined by a disinterested majority of directors on a case-by-case basis. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The ownership of even a significant amount of stock, by itself, however, is not a bar to a finding of independence.

The Board of Directors has considered the independence of each of the directors under the foregoing standards and, based on such considerations and the recommendations of the Nominating and Governance

Committee of the Board of Directors, and after due inquiry into the facts and circumstances of each director’s relationships with the Company (if any), has determined that each of the following directors (i) satisfies the Company’s independence standards as described above, (ii) has no relationship with the Company or its subsidiaries or with any charitable organization that received a contribution from the Company that would require an individual determination as to such director’s independence, and (iii) is independent under the applicable NYSE Listing Standards:

Charles A. Davis
Stephen R. Hardis
Bernadine P. Healy, M.D.
Jeffrey D. Kelly
Abby F. Kohnstamm
Philip A. Laskawy
Norman S. Matthews
Patrick H. Nettles, Ph.D.
Donald B. Shackelford
Bradley T. Sheares, Ph.D.

Mr. Glenn M. Renwick is not independent by virtue of his position as the Company’s current President and Chief Executive Officer.

Individual Independence Determination.  The Board of Directors considered the independence of Peter B. Lewis, non-executive Chairman of the Board, for the first time at its February 2007 meeting. Mr. Lewis, who was the President of the Company prior to 2001 and its Chief Executive Officer prior to 2000, retired from the Company in February 2003. Other than his ongoing role as the Chairman of the Board (the only position he has held with the Company since 2003), his relationships with the Company during the immediately preceding 3-year period are as follows:

•	Since his retirement in 2003, Mr. Lewis has been paid no compensation by the Company, other than restricted stock that he has been awarded each year solely in his capacity as the non-executive Chairman of the Board.

•	In 2004, a company owned by Mr. Lewis paid the Company approximately $20,600 in connection with a hangar sharing arrangement for his aircraft. This arrangement was approved by the disinterested members of the Board in a prior year, and this transaction is not viewed by the Board as significant to either Mr. Lewis or the Company.

•	Also in 2004, the Company purchased 1.1 million of its Common Shares from Mr. Lewis for $88 per share, as a part of the Company’s “Dutch auction” tender offer to repurchase up to 17.1 million of its outstanding shares. This purchase was consummated with the prior approval of the disinterested Board members and on the same terms and conditions as were available to all other shareholders, at a time when Mr. Lewis had previously announced his intention to sell up to 2 million Progressive shares. Under these circumstances, this transaction was not viewed by the Board as affecting Mr. Lewis’s independence from management.

•	In 2006, a subsidiary of the Company and a company owned by Mr. Lewis entered into a sublease for a portion of an airplane hangar that is controlled by the Company. Additional details concerning this transaction are set forth below under “Certain Relationships and Related Transactions.” The disinterested members of the Board approved the transaction prior to the execution of the sublease by the parties. The financial commitments by Mr. Lewis under the sublease are not significant in relation to his overall financial condition. The Board, therefore, does not view the sublease transaction as adversely affecting Mr. Lewis’s independence.

•	Mr. Lewis beneficially owns approximately 49.4 million of the Company’s Common Shares, or about 6.6% of the Company’s outstanding shares, including options to purchase 1.3 million Common Shares that were awarded when he was an employee. The Board does not view this level of share ownership as a negative factor affecting Mr. Lewis’s independence.

Based on the totality of the information presented, the disinterested members of the Board of Directors unanimously determined that Mr. Lewis does not have any material relationships with the Company, either directly or indirectly, that would call into question his independence from management. Accordingly, the Board determined that Mr. Lewis is independent from the Company under NYSE rules at this time.

Meetings of the Board of Directors and Attendance

Seven meetings of the Board of Directors were held during 2006, one of which was held by conference call.

Eleven of the current directors were on the Board throughout 2006. A new director, Abby F. Kohnstamm, was appointed on June 15, 2006. All directors, except one, attended more than seventy-five percent (75%) of their scheduled meetings. Dr. Sheares attended 73% of the meetings of the Board and the Committees on which he served.

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Shareholders. Normally, a meeting of the Board will be scheduled on the date of the Annual Meeting of Shareholders. The Company’s 2006 Annual Meeting of Shareholders was attended by 10 out of 11 of the Company’s then current directors. A full copy of the Company’s Corporate Governance Guidelines can be found on the Company’s Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Meetings of the Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet in executive session at least quarterly. The Chairman of the Board, provided that he or she is not an executive officer of the Company, presides at these meetings. In the event that a non-executive Chairman is not available to lead these meetings, the presiding director would be chosen by the non-management directors. In 2006, the non-management directors met in executive session six times.

In addition, if there is at least one director among the non-management directors who does not meet the criteria for independence required by the NYSE, the independent non-management directors should meet in executive session at least once annually. Since Mr. Lewis was not determined to be independent until February 2007, the independent non-management directors met in executive session in February and December 2006.

Board Committees

The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the committees (other than the Executive Committee, which does not have a charter) can be found on the Company’s Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Executive Committee

Messrs. Hardis, Kelly, Lewis (Chairman) and Renwick are the current members of the Board’s Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees. During 2006, the Executive Committee did not meet, but adopted resolutions by written action pursuant to Ohio corporation law on ten occasions.

Audit Committee

Dr. Healy, Mr. Laskawy (Chairman) and Dr. Nettles are the current members of the Board’s Audit Committee, which assures that the organizational structure, policies, controls and systems are in place to monitor performance. The Audit Committee monitors the integrity of the Company’s financial statements, the Company’s financial reporting processes and internal control over financial reporting, compliance by the Company with legal and regulatory requirements and the public release of financial information. The Committee also is responsible for confirming the independence of, and for the appointment, compensation, retention and oversight of the work of, the Company’s independent registered public accounting firm. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to the Company that may interfere with the exercise of his or her independence from management and the Company, and is independent as defined in the applicable Securities and Exchange Commission (“SEC”) rules and NYSE Listing Standards. During 2006, the Audit Committee met in person six times and participated in four conference calls to review the Company’s financial and operating results.

Audit Committee Financial Expert.  The Board of Directors has determined that Mr. Philip A. Laskawy, the Chairman of the Audit Committee, is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that he has accounting or related financial management expertise, as required by the NYSE Listing Standards. Mr. Laskawy is a former Chairman and CEO of Ernst & Young LLP, and is a member or chairman of the audit committees of four other public companies. The Board has determined that through appropriate education and experience, Mr. Laskawy has demonstrated that he possesses the following attributes:

•	An understanding of accounting principles generally accepted in the United States of America and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal control over financial reporting; and

•	An understanding of audit committee functions.

Effectiveness of Mr. Philip A. Laskawy.  The Board of Directors does not have a policy limiting the number of public company audit committees on which a director may serve. Mr. Philip A. Laskawy, the Chairman of the Audit Committee, also serves on the audit committees of four other public companies. The Board has determined, however, that Mr. Laskawy’s simultaneous service on multiple audit committees does not impair Mr. Laskawy’s ability to serve effectively on the Company’s Audit Committee. Among other factors, the Board considered that, since he was appointed as Chairman of the Audit Committee in April 2003, Mr. Laskawy has: participated in the planning of Committee meetings; actively led the Committee’s meetings in a professional and efficient manner, asking insightful questions, covering all agenda items and reporting effectively to the Board; consulted frequently with the Company’s inside and outside auditors regarding accounting and financial reporting matters, including the Company’s compliance with internal control review and reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC regulations; and helped lead the Company’s compliance with other provisions of the Sarbanes-Oxley Act, SEC regulations and NYSE Listing Standards and the periodic review and updating of the Committee’s Charter. The Board believes that Mr. Laskawy’s participation on the audit committees of four other public companies enhanced, and likely will continue to enhance, his knowledge and understanding of the responsibilities and functioning of audit committees in general, the issues faced by such committees and various approaches to accounting, financial reporting, internal control, compliance and corporate governance matters. The Board determined that Mr. Laskawy’s professional, energetic and thorough approach to the Chairman’s duties, as well as the auditing, accounting and financial reporting experience that he possesses, are significant benefits to the Committee and to the Company.

Compensation Committee

Messrs. Davis (Chairman) and Matthews and Dr. Sheares are the current members of the Board’s Compensation Committee. The Board has determined that each of the members of the Committee is independent under applicable NYSE Listing Standards. During 2006, the Compensation Committee met five times in person, twice by phone and adopted resolutions by written action pursuant to Ohio corporation law on five occasions.

The Committee makes all final determinations regarding executive compensation, including salary, equity (restricted stock awards) and non-equity incentive compensation (cash bonus) targets, and related performance goals, formulae and procedures. The Committee (or in certain circumstances, the full Board of Directors) also approves the terms of the various compensation and benefit plans that affect executive officers and other employees. Each of the Committee’s decisions is made after considering comparable compensation data obtained by the Company from independent third parties, internal analysis and/or recommendations presented by management. The executive compensation decisions represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including the Company’s Chief Human Resource Officer, members of the Human Resource and Law Departments, other Company personnel and, when requested by the Committee, the Company’s Chief Executive Officer. In addition, the Committee frequently consults with the full Board of Directors on executive compensation matters. For more information on executive compensation, see the “Compensation Discussion and Analysis” section beginning on page 21 below.

The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to annual cash bonus determinations) also apply to incentive plans covering non-executive employees. Under this arrangement, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management, however, the authority to implement such plans, and make other compensation-related decisions (such as salary and restricted stock awards), for the non-executive level employees.

The Committee has the authority under its Charter to hire its own compensation consultants, at the Company’s expense. The Committee frequently assesses the need for a consultant, most recently considering the issue at its December 2006 meeting. The Committee decided that a consultant would not be hired at that time, in view of the Company’s consistent compensation program, the program’s significant performance-based features that have been successfully tested in both good and bad performance years, and the availability of credible market data from independent third parties, as well as the Company’s solid operating performance in recent years, among other factors. The Committee has clearly indicated that it remains open to hiring a consultant in the future should circumstances change, and that it will continue to monitor these and other relevant factors and reconsider the issue from time to time.

Investment and Capital Committee

Messrs. Hardis, Kelly (Chairman) and Shackelford are the current members of the Board’s Investment and Capital Committee, which monitors and advises the Company on its investment and capital management policies. During 2006, the Investment and Capital Committee met five times.

Nominating and Governance Committee

Messrs. Davis, Hardis and Matthews (Chairman) are the current members of the Board’s Nominating and Governance Committee and have been determined by the Board to be independent as defined in the applicable NYSE Listing Standards. The Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such possible nominees, and corporate governance issues.

The Committee also regularly reviews the Company’s Corporate Governance Guidelines and related matters to ensure that they continue to correspond to the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from Board members or management. The Committee reviewed and made modest changes to the Guidelines in 2006, but no significant modifications were proposed.

The Committee continued to work with an executive search firm during 2006 to assist in identifying and evaluating potential nominees for director. The search firm was retained in 2004 to identify and narrow the pool of potential nominees, to investigate potential nominees’ willingness to serve and otherwise to investigate and make recommendations to the Committee on the talents, background or other factors entering into the Committee’s consideration of potential nominees.

During 2006, the Nominating and Governance Committee met four times. The Committee regularly reviewed the qualifications of potential candidates for the Board. The Committee recommended Abby F. Kohnstamm to fill the vacancy on the Board that existed in 2006. Ms. Kohnstamm was identified for the Committee’s consideration by a search firm and was elected by the Board to fill the vacancy, effective June 15, 2006. In addition, the Committee recommended the five nominees named above, each of whom is currently a director, for re-election to the Board.

Shareholder-Proposed Candidate Procedures.  Pursuant to the Nominating and Governance Committee’s Charter, the Board has adopted a policy of considering director candidates who are recommended by shareholders of the Company. In addition, the Committee has adopted Procedures for Shareholders to Propose Candidates for Directors (the “Shareholder-Proposed Candidate Procedures” or “Procedures”).

Any shareholder desiring to propose a candidate for election to the Board under these Procedures may do so by mailing to the Company’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the Shareholder-Proposed Candidate Procedures, the complete text of which can be found on the Company’s Web site at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address:

Charles E. Jarrett, Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143

Upon receipt, the Secretary will forward to the Committee the notice and the other information provided.

The nominating shareholder may also include any additional information that the shareholder believes is relevant to the Committee’s consideration of the candidate. If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee, in its discretion, may reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may further limit each shareholder to one (1) proposed candidate in any calendar year and may refuse to consider any additional candidate(s) proposed by such shareholder or its affiliates during the calendar year.

Shareholders may propose candidates to the Committee pursuant to the Shareholder-Proposed Candidate Procedures at any time. However, to be considered by the Committee in connection with the Company’s next Annual Meeting of Shareholders (held in April of each year), the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

It is the policy of the Committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the Shareholder-Proposed Candidate Procedures on the same basis as candidates who are suggested by the Company’s Board members, executive officers or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates who are likely to be deemed independent from the Company under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of the Company’s Common Shares that have been owned for more than 2 years).

In considering director nominations, the Committee will consider: the current composition of the Board and how it functions as a group; the talents, personalities, strengths and any weaknesses of current Board members; the value of contributions made by individual Board members; the need for a person with specific skills, experiences or background to be added to the Board; any available or anticipated vacancies due to retirement or other reasons; and other factors which may enter into the nomination decision. Upon the expiration of a director’s term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made and is likely to continue to make a significant contribution to the Board and the Company.

When considering an individual candidate’s suitability for the Board, the Committee will evaluate each individual on a case-by-case basis. The Committee does not prescribe minimum qualifications or standards for directors, but instead looks for directors who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s Charter — integrity, judgment, commitment, preparation, participation and contribution. In addition, the Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, professional or other career and the skills and talents which the candidate would be expected to add to the Board. The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of such candidate and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by the Company, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

These Shareholder-Proposed Candidate Procedures are in addition to any rights that a shareholder may have under the Company’s Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for the Company’s Board.

Communications with the Board of Directors

The Board of Directors has adopted procedures for security holders to send written communications to the Board as a group. Such communications must be clearly addressed to the Board of Directors and sent to any of the following, at the election of the security holder:

Peter B. Lewis
Chairman of the Board
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: peter_lewis@progressive.com

Philip A. Laskawy
Chairman of the Audit Committee
The Progressive Corporation
c/o Ernst & Young
5 Times Square
New York, New York 10036
E-mail: philip_laskawy@progressive.com

Charles E. Jarrett
Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: chuck_jarrett@progressive.com

In addition, interested parties may contact the non-management directors as a group by sending a written communication to any of the above-named individuals. Such communication must be clearly addressed to the non-management directors.

Communications so received will be promptly forwarded by the recipient to the full Board of Directors or to the non-management directors, as appropriate.

Certain Relationships and Related Transactions

Transactions between the Company or its subsidiaries and any director or executive officer, or any entity in which one or more of the Company’s directors or executive officers is a substantial owner, director or executive officer, must be disclosed to and, if appropriate, approved by, the Company’s Board of Directors. The Company’s Code of Business Conduct and Ethics prohibits directors and executive officers from having a direct or indirect financial interest in any transaction involving the Company, unless either: (i) the transaction is disclosed to and approved by a disinterested majority of the Board; or (ii) with respect to a transaction with another publicly held company, the transaction and the Progressive person’s status as a director, officer, consultant or advisor to such other company are known to the Board, a disinterested majority of the Board does not object to the person’s continued service to such other public company, and the annual payments to or from Progressive under the transaction do not exceed the lesser of 1% of Progressive’s or such other company’s consolidated revenues.

This policy is carried out by the Law Department as transactions with such persons or entities, or proposals for such transactions, are identified by management. As indicated above, the policy applies to all transactions that occur between the Company and the persons or entities described above. If a transaction with any such person or entity is proposed or entered into during the course of the year, the transaction is presented to the Board for consideration, typically at its next meeting. In addition, all previously approved transactions that are expected to continue into a new year are presented to the Board for review on an annual basis at the Board’s first meeting of the year (in January or February). This procedure further allows the Board to consider these relationships at the same time that it is considering whether directors are independent under applicable rules and regulations.

The following discussion sets forth the relationships and transactions known by management at this time to involve the Company or its subsidiaries and such persons or entities. In each case, pursuant to the policies described above, these transactions have been disclosed to the Board of Directors and the Board has approved the transaction or, in the case of ongoing relationships that were presented to the Board, permitted the continuation or renewal of the relationship.

Mr. Jeffrey D. Kelly, a director of the Company, is the Vice Chairman and Chief Financial Officer of National City Corporation, the parent company of National City Bank (“NCB”). Dr. Bernadine P. Healy, a director of the Company, is also a director of National City Corporation. NCB is the Transfer Agent and Registrar of the Company’s Common Shares and received fees for 2006 of $113,031 for such services. Additionally, the Company uses NCB for commercial banking services and paid $1,325,468 to NCB in service charges during 2006. In each case, these charges represented NCB’s customary rates.

The Company also has an uncommitted line of credit with NCB in the principal amount of $125 million. The Company incurs no commitment fees for this arrangement and no borrowings were outstanding under this line of credit at any time during 2006. A subsidiary of the Company has $125 million on deposit with NCB. These funds are invested in interest-bearing securities approved by the Company. This line of credit and the deposit are components of the Company’s cash contingency arrangement to ensure the availability of those funds in the event of certain emergencies affecting capital markets and banking operations.

The Company has established a $36 million trust on behalf of the policyholders of a nonconsolidated affiliate of the Company, with NCB as trustee, in order to maintain the A.M. Best rating of the nonconsolidated affiliate. The Company incurs an annual trustee fee of $15,000 in connection with this trust, which represents NCB’s customary rates.

Mr. Stephen R. Hardis, a director of the Company, is also a director of Marsh & McLennan Companies, Inc. (“Marsh”). The Company pays commissions to various subsidiaries of Marsh for brokerage services in the ordinary course of the Company’s auto and non-auto insurance businesses, at customary rates for the services rendered. During 2006, the Company paid $1,647,329 for these services. No contingent commissions will be paid to Marsh in connection with policies written in 2006.

During 2006, the Company paid $9,321 to a division of Mercer Management Consulting, Inc. (“Mercer”), a subsidiary of Marsh, for compensation and benefits surveys. The fees paid to Mercer were customary rates for the products purchased or services rendered.

Mr. Charles A. Davis, a director of the Company, serves as a director of AXIS Capital Holdings Limited (“AXIS”). Mr. W. Thomas Forrester, the Company’s Chief Financial Officer, also served as a director of AXIS prior to June 2006. During 2006, AXIS reinsured part of the Company’s outstanding risks under its directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. AXIS provides reinsurance coverage of $3.5 million on policy limits of $15 million, for losses incurred in excess of the first $1 million. AXIS is one of several companies that the Company uses to reinsure this non-auto line of business. During 2006, the Company ceded $3,916,984 in premiums to AXIS for this coverage. At December 31, 2006, the Company had $1,678,987 of reinsurance recoverables on paid losses and $2,731,191 of reinsurance recoverables on unpaid losses under this arrangement. The terms of this reinsurance arrangement are consistent with those between the Company and other reinsurers.

Mr. Philip A. Laskawy, a director of the Company, is also a director of Cap Gemini, S.A., a French public company. In 2006, the Company paid $2,290,042 to Cap Gemini, S.A., for information technology consulting fees. These charges represent the customary rates for services provided.

Mr. Glenn M. Renwick, President, Chief Executive Officer and a director of the Company, is also a director of Fiserv, Inc. The Company paid $43,394 to Fiserv, Inc., for comparative rating software during 2006. These charges represent the customary rates for the products purchased.

In the third quarter 2006, a subsidiary of the Company and a company owned by Mr. Peter B. Lewis, Chairman of the Board, entered into a sublease for space at an airplane hangar leased by the subsidiary, to house the airplane owned by Mr. Lewis’s company and related personnel and equipment. The sublease has a 5-year term that commenced in October 2006, and Mr. Lewis’s company has options to extend the sublease for three additional 5-year terms. Under the sublease, Mr. Lewis’s company rents approximately two-thirds of the hangar space and one-half of the office space at the facility, and it further reimburses one-half of other occupancy costs (such as common area maintenance, insurance, taxes, etc.), and one-half of certain construction and capital expenses. In addition, Mr. Lewis’s company reimburses the Company for fuel for its aircraft, based on actual fuel used, plus one-half of the fuel flow fee incurred by the Company under its lease for the hangar. During 2006, Mr. Lewis’s company paid the Company’s subsidiary a total of $20,600 for rent and other occupancy expenses in accordance with the terms of the sublease. Initial tenant improvements were completed in December 2006, and in 2007 Mr. Lewis’s company is expected to pay approximately $250,000 under the sublease, as its one-half share of the construction costs.

The following relatives of executive officers and directors worked for the Company in 2006: the son of Mr. Forrester (CFO), Ian Forrester, as a product manager; the brother of Brian Domeck (who was named to be our CFO, effective March 2007), John Domeck, as an attorney; and the son-in-law of Mr. Hardis (director), Stephen Ware, who works in our information technology area. The approximate dollar value of these employment relationships for 2006 were $132,000 for Ian Forrester, $173,000 for John Domeck and $115,000 for Stephen Ware. In reporting these amounts, we are using the same methodology that is used to determine compensation for named executive officers in the Summary Compensation Table below, under which total compensation includes, to the extent applicable to each individual, salary paid in 2006, Gainsharing and other bonuses earned in 2006, restricted stock and stock option expense recognized by the Company during the year, Company-matching contributions to retirement security (401k) accounts and other compensation, but excludes health and welfare benefits that are available generally to all salaried employees, as contemplated by the applicable regulations. In each case, the Company believes that the level of compensation is appropriate in view of the individual’s position, responsibilities and experience.

Compensation Committee Interlocks and Insider Participation

Messrs. Davis and Matthews and Drs. Healy and Sheares served as members of the Company’s Compensation Committee during 2006. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2006, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

The Committee has discussed with PricewaterhouseCoopers LLC (“PWC”), the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has received the written disclosures and letter from PWC required by Independence Standards Board Standard No. 1 and has discussed with PWC their independence from management and the Company.

The Committee discussed with the Company’s internal auditors and PWC the overall scope and plans for their respective audits. The Committee meets with the internal auditors and PWC, with and without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. During 2006, the Committee held six meetings, and participated in four conference calls to review the Company’s financial and operating results. Also, during 2006, the Committee reassessed the adequacy of the Audit Committee’s Charter and recommended that the Charter, as approved by the Board in December 2004, remain in effect through 2007. A copy of the Charter, as so approved, is included as Appendix A to the Company’s Proxy Statement dated March 7, 2005 relating to the Company’s 2005 Annual Meeting of Shareholders and is available on the Company’s Web site at progressive.com/governance.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Committee has selected and retained PWC to serve as the independent registered public accounting firm for the Company and its subsidiaries for 2007. Shareholders will be given the opportunity to express their opinion on ratification of this selection at the 2007 Annual Meeting of Shareholders.

AUDIT COMMITTEE

Philip A. Laskawy, Chairman
Patrick H. Nettles, Ph.D.
Bernadine P. Healy, M.D.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

All share and per share amounts in the following tables were adjusted for the May 18, 2006, 4-for-1 stock split.

Security Ownership of Certain Beneficial Owners.  The following information is set forth with respect to persons known to management to be the beneficial owners, as of December 31, 2006, of more than 5% of the Company’s Common Shares, $1.00 par value:

Name and Address	Amount and Nature of		Percent
of Beneficial Owner	Beneficial Ownership(1)		of Class

Davis Selected Advisers, L.P.	80,633,776	(2)	10.8%
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706
Ruane, Cunniff & Goldfarb Inc.	77,070,821	(3)	10.3%
767 Fifth Avenue, Suite 4701
New York, New York 10153-4798
Peter B. Lewis	49,443,738	(4)	6.6%
6300 Wilson Mills Road
Mayfield Village, Ohio 44143
The TCW Group, Inc.	45,508,904	(5)	6.1%
865 South Figueroa Street
Los Angeles, California 90017

(1)	Except as otherwise indicated, the persons listed as beneficial owners of the Common Shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

(2)	The Common Shares are held in investment accounts maintained with Davis Selected Advisers, L.P., as of December 31, 2006, and it disclaims any beneficial interest in such shares. Mr. Charles A. Davis, a director of the Company, has no affiliation with Davis Selected Advisers, L.P.

(3)	The Common Shares are held in investment accounts maintained with Ruane, Cunniff & Goldfarb, Inc., as of December 31, 2006, and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Goldfarb, Inc. has advised that it has sole voting power as to 39,392,079 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares.

(4)	Includes 199,307 Common Shares held for Mr. Lewis by a trustee under the Company’s Retirement Security Program, 1,301,412 Common Shares subject to currently exercisable stock options and 7,516 restricted Common Shares granted to Mr. Lewis in his capacity as Chairman of the Board. Also includes 859,183 shares held by two charitable corporations which Mr. Lewis controls, but as to which he has no pecuniary interest.

(5)	The Common Shares are held in investment accounts maintained with The TCW Group, Inc., as of December 31, 2006, and it disclaims any beneficial interest in such shares. The TCW Group, Inc. has advised that it has shared voting power as to 39,289,916 of these shares, no voting power as to the balance of these shares, and shared investment power as to all of these shares.

Security Ownership of Management.  The following information is set forth with respect to the Company’s Common Shares beneficially owned as of December 31, 2006 (including stock options exercisable within 60 days thereafter), by all directors and nominees for election as directors of the Company, each of the named executive officers (as identified on page 40) and by all directors and all individuals who were executive officers of the Company on December 31, 2006, as a group:

		Common Shares	Other
	Common Shares	Subject to	Common	Total				Total Interest
	Subject to	Currently	Shares	Common Shares			Units	in Common
	Restricted Stock	Exercisable	Beneficially	Beneficially		Percent of	Equivalent to	Shares and
Name	Awards(1)	Options(2)	Owned(3)	Owned		Class(4)	Common Shares(5)	Unit Equivalents

William M. Cody	94,964	127,956	31,934	254,854	(6)	*	N/A	254,854
Charles A. Davis	6,200	115,068	130,252	251,520		*	16,744	268,264
W. Thomas Forrester	158,424	900,756	301,719	1,360,899	(7)	*	N/A	1,360,899
Stephen R. Hardis	6,012	115,068	153,156	274,236		*	136,387	410,623
Bernadine P. Healy, M.D.	5,791	N/A	38,820	44,611		*	3,635	48,246
Charles E. Jarrett	107,356	264,180	30,508	402,044	(8)	*	N/A	402,044
Jeffrey D. Kelly	5,824	59,676	50,820	116,320		*	13,801	130,121
Abby F. Kohnstamm	4,628	N/A	0	4,628		*	N/A	4,628
Philip A. Laskawy	6,576	10,476	17,800	34,852	(9)	*	19,098	53,950
Peter B. Lewis	7,516	1,301,412	48,134,810	49,443,738	(10)	6.6%	N/A	49,443,738
Norman S. Matthews	6,200	115,068	188,212	309,480		*	29,772	339,252
Patrick H. Nettles, Ph.D.	5,824	N/A	0	5,824		*	5,214	11,038
Brian J. Passell	123,984	450,476	24,255	598,715	(11)	*	N/A	598,715
Glenn M. Renwick	1,063,908	2,035,368	1,156,032	4,255,308	(12)	*	N/A	4,255,308
Donald B. Shackelford	5,636	115,068	680,508	801,212		*	23,405	824,617
Bradley T. Sheares, Ph.D.	5,824	N/A	0	5,824		*	9,034	14,858
All 24 Executive Officers and Directors as a Group	1,960,979	6,036,768	51,182,344	59,180,091	(13)	7.8%	257,090	59,437,181

*	Less than 1% of the outstanding Common Shares of the Company.

N/A = not applicable

(1)	Includes Common Shares held for executive officers and directors pursuant to restricted stock awards issued under various incentive plans maintained by the Company. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)	Includes stock options exercisable within 60 days of December 31, 2006. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)	Includes, among other shares, Common Shares held for executive officers or their spouses under The Progressive Retirement Security Program. Unless otherwise indicated below, beneficial ownership of the Common Shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

(4)	Percentage based solely on “Total Common Shares Beneficially Owned.”

(5)	Represents the number of units that have been credited under our director deferral plans to the accounts of non-employee directors upon the deferral of director fees and restricted stock awards. Each unit is equal in value to one of the Company’s Common Shares. Each director of the Company who is not an employee of the Company (other than Mr. Peter B. Lewis) and was a director prior to April 2006, participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”) (see page 53 for a description of the Directors Deferral Plan). In addition, each non-employee director has the right to defer the receipt of restricted stock awards under The Progressive Corporation Directors Restricted Stock Deferral Plan (the “Directors Equity Deferral Plan”) (see description of the Directors Equity Deferral Plan on page 53). The equivalent units disclosed are in addition to the Company’s Common Shares beneficially owned, and the director has neither voting nor investment power as to these units.

(6)	Includes 21,844 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Cody has sole investment power but no voting power.

(7)	Includes 41,763 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Forrester has sole investment power but no voting power, and 108,000 Common Shares held by Mr. Forrester as trustee for three trusts established for the benefit of his children.

(8)	Includes 26,822 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Jarrett has sole investment power but no voting power.

(9)	Includes 12,000 Common Shares owned by Mr. Laskawy’s wife, as to which shares he disclaims any beneficial interest.

(10)	See footnote 4 on page 17.

(11)	Includes 3,660 Common Shares held by Mr. Passell as trustee for a trust established for the benefit of his daughter.

(12)	Includes 303,385 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Renwick has sole investment power but no voting power.

(13)	Includes 5,773 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan for executive officers other than the named executive officers, as to which shares the applicable executive officers have sole investment power but no voting power.

Securities Authorized for Issuance under Equity Compensation Plans.  The following information is set forth with respect to the equity compensation plans maintained by the Company and is reported as of December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

				Number of
	Number of			Securities
	Securities to be		Cumulative	Remaining Available
	Issued upon	Weighted Average	Number of	for Future Issuance
	Exercise of	Exercise Price of	Securities Awarded	Under Equity
Plan Category	Outstanding Options	Outstanding Options	as Restricted Stock	Compensation Plans

Equity compensation plans approved by security holders:
Employee Plans:
2003 Incentive Plan	—	—	6,551,486	13,448,514
1995 Incentive Plan(1)	13,747,221	$8.75	1,402,320	—

Subtotal Employee Plans	13,747,221	8.75	7,953,806	13,448,514

Director Plans:
2003 Directors Equity Incentive Plan	—	—	229,651	1,170,349
1998 Directors’ Stock Option Plan	652,664	9.05	—	1,627,824
1990 Directors’ Stock Option Plan(1)	120,000	6.12	—	—

Subtotal Director Plans	772,664	8.59	229,651	2,798,173

Equity compensation plans not approved by security holders:
None	—	—	—	—

Total	14,519,885	$8.74	8,183,457	16,246,687

(1)	These plans have expired and no further awards may be made thereunder.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who beneficially own more than ten percent of our Common Shares, if any, to file reports of ownership and changes in ownership of Company stock with the Securities and Exchange Commission. Based on our review of Section 16 reports prepared by or furnished to the Company and representations made by our officers and directors, we believe that all filing requirements were met during 2006, except as set forth below.

In a Form 5 filed on February 12, 2007, Donald B. Shackelford, a director of the Company, reported that a trust for which he served as Trustee distributed all of its Progressive Common Shares to the beneficiary of the trust on August 10, 2006. This transaction should have been reported on a Form 4 by August 14, 2006.

The Company granted Raymond M. Voelker, Progressive’s Chief Information Officer, stock option awards on March 15 and May 1, 2000. Due to administrative errors on the part of the Company: (i) the initial statement of share ownership (Form 3) filed for Mr. Voelker in April of 2000 did not include the March 15, 2000 stock option grant; and (ii) the May 1, 2000 stock option grant was not reported on a Form 4 at that time. On March 6, 2006, Mr. Voelker’s Form 3 was amended to report the March 15, 2000, stock option grant, and a Form 4 was filed to report the May 1, 2000, stock option grant.

COMPENSATION DISCUSSION AND ANALYSIS

I.  Goals of Executive Compensation Program

Our compensation program for executives, including the “named executive officers” identified in the Summary Compensation Table on page 40 below, is designed and implemented under the direction and guidance of the Compensation Committee of the Board of Directors. Broadly stated, the objectives of the program are to:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build long-term shareholder value;

•	Motivate executives to achieve the strategic goals of the Company and their assigned business units;

•	Reward and differentiate executive performance based on achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.

We further seek to maintain a consistent compensation program from year to year, with a limited number of compensation elements that can be clearly understood by our executives and shareholders.

II.  The Executive Compensation Program

A. Overview

The Compensation Committee.  The Compensation Committee is comprised of three Directors who are independent from management. The Committee makes final executive compensation decisions regarding salary, cash bonus targets, equity awards and related performance goals, as they apply to executive officers. For additional information on Compensation Committee procedures, see the “Compensation Committee” discussion on page 10 above.

Primary Elements of Compensation.  The overriding policies that govern our compensation decisions, for executives and non-executives alike, are that individual base salaries generally should be within a range that is tied to the 50th percentile for similar jobs at comparable companies (with variations above or below the 50th percentile determined by individual factors, as described in more detail below), and that employees should have the ability to earn above-average compensation when justified by the individual’s and the Company’s performance. At executive levels, variable compensation (including annual cash bonus and restricted stock awards) accounts for a much greater portion of total potential compensation, providing tangible incentives to executives to drive business unit and Company results and aligning executives’ interests with those of shareholders. The individual elements of our compensation program are highlighted in this section and are discussed in more detail below.

Our executive compensation program has retained the same basic components for more than a decade. Its three primary elements involve annual decisions made by the Compensation Committee to ensure competitive pay for our executives, with an appropriate balance of fixed and variable compensation. These elements are:

•	Base salaries;

•	Gainsharing (or other annual cash bonus potential), the amount of which is determined by Company or business-unit performance; and

•	Equity-based compensation, which is currently awarded in the form of both time-based and performance-based restricted stock.

Other types of compensation that are available to our executives are limited. Executives are entitled to participate in our health, welfare and 401k plans on the same terms and conditions as other employees. Executives may also participate in a deferred compensation plan, which allows executives to defer the receipt of (and thus defer certain taxes on) Gainsharing bonuses or equity awards (at vesting) and to invest those deferred amounts in Company stock or a number of mutual fund alternatives, without further contributions from the Company. We provide severance payments in certain circumstances when an executive’s employment is terminated, but in an amount believed to be in the lower range of severance payments that are offered by comparable companies to their departing executives. The Company does not provide a separate pension program, supplemental executive retirement plan or other post-retirement payments to executives, nor do we make tax “gross-up” payments to executives in connection with compensation received. Perquisites are very limited in scope.

As a result, virtually all of the compensation an executive can expect to earn at Progressive over his or her career will derive from our three annual compensation components (i.e., salary, cash bonus opportunity and equity awards), and the amount ultimately earned by executives will depend greatly on the Company’s operating performance, as well as the performance of the Company’s Common Shares. It is imperative, therefore, that our annual executive compensation decisions be competitive and include performance criteria that will support the achievement of the Company’s strategic goals.

Compensation Comparisons.  The executive compensation program is market-based and is designed to be competitive with compensation opportunities available to executives in similar positions at comparable companies. If direct job comparisons are not available for an executive, we seek to match the executive with job classifications from comparable companies that most closely resemble the executive’s position and responsibilities.

Comparable companies include those from many industries in a revenue range that is comparable to the Company’s revenue, as indicated on compensation surveys that we obtain from independent third party vendors. Comparable companies are intentionally not limited to the insurance industry. This choice of comparable companies reflects the realities that there are a limited number of publicly held insurers that focus exclusively, or even primarily, on automobile insurance (and none with comparable revenue or market value characteristics); that we do not generally recruit senior management level talent from other insurance companies; and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broader range of companies to be a better reflection of the marketplace for the services of our executives.

For 2006, in making the compensation decisions for our Chief Executive Officer (CEO), the comparable group of companies was determined principally from Towers Perrin and Mercer Consulting compensation surveys, which included approximately 200 public companies with revenues generally starting at $5 billion. The Company’s revenue in 2005 was approximately $14.3 billion. The compensation comparisons for our other named executive officers were determined from similar Towers Perrin and Mercer surveys (although the number of companies and revenue ranges varied from position to position based on responsibilities, available comparison matches, and other factors), other than William Cody, our Chief Investment Officer, whose comparison group was determined from industry specific information for fixed-income money managers. We do not focus on the identity of any individual company, but are interested in the aggregate data and the percentile breakdowns, which are used as a guide (among other factors) in our executive compensation decisions, as discussed further below.

Internal Pay Equity.  We do not use “internal pay equity” as a constraint on compensation paid to the CEO or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on a specified multiple of compensation awarded to another executive or a class of employees of the company. Management and the Committee do not believe that such arbitrary limitations are an appropriate way to make compensation decisions for executives. Instead, we rely on the judgment of the Committee, after considering recommendations from management, available market data and evaluations of executive performance, in the context of a program that is weighted heavily in favor of performance-based compensation for executive officers.

No Tax “Gross-Up” Payments.  Prior to December 2006, our CEO and certain other executives had employment agreements with the Company that would have provided tax “gross-up” payments to reimburse executives for tax obligations incurred in connection with severance payments and other benefits that would have been received after a “change of control” of the Company. No “gross-up” payments were ever made under the employment agreements, however, and these agreements were terminated in December 2006. As a result, we do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation, severance, perquisites or other benefits provided by the Company.

B. Elements of Compensation — Annual Decisions or Awards

This section summarizes our policies and plans relating to the basic elements of compensation, each of which is determined on an annual basis — salary, annual cash bonus and restricted stock awards. At the end of this section, we discuss details of the 2006 compensation decisions for the named executive officers and performance results. A number of changes that are being implemented for 2007 are also addressed in more detail at the end of this section.

1. Salary

Executive salaries are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are set in a range around the 50th percentile for executives with similar responsibilities at comparable companies. Variations from this general rule can occur on a case-by-case basis for any number of reasons, including the nature of a specific executive’s position and responsibilities, the Company’s business needs, the tenure of an executive in his or her current position, individual performance and the executive’s future potential. The salary level for the Company’s CEO, Glenn Renwick, which has been maintained well below market at $750,000 per year since 2003, is an exception to this general approach and is discussed separately below.

Salary amounts then serve as the basis for determining annual cash bonus potential and the value of annual equity awards, as described in more detail in the following sections.

2. Cash Bonuses

Gainsharing Program.  Each executive has the opportunity to earn an annual, performance-based cash bonus under the Company’s 2004 Executive Bonus Plan, 2006 Gainsharing Plan or other bonus plans. The Executive Bonus Plan and the Gainsharing Plan operated under the same performance criteria in 2006, and they are sometimes referred to collectively as “Gainsharing” or as the “Gainsharing plans.” The Gainsharing cash bonus is designed to reward executives based on the operating performance of the Company’s insurance business as a whole and/or an executive’s assigned business unit, as compared with objective performance criteria that are established by the Committee during the first quarter of each year and not thereafter modified. The purpose of the cash bonus program is to motivate executives to achieve and surpass current performance goals, which over time, should positively impact the returns of long-term shareholders. Note that all Gainsharing and other performance-based cash bonus awards for the named executive officers are reported on the Summary Compensation Table below as “Non-Equity Incentive Plan Compensation.”

The Committee decides at the beginning of each year the plan or plans in which each executive will participate. Generally, an executive participates in either the Executive Bonus Plan or the Gainsharing Plan in a given year, although the head of the our information technology group participates in an IT-specific plan for 10% of his annual bonus, and our Chief Investment Officer has his bonus determined based solely on certain investment results (as described in more detail below). If an executive participates in more than one plan, the executive’s bonus will not increase, but his or her maximum potential bonus (also described below) will be divided by the Committee between the plans in which he or she participates. Virtually all of our employees have their annual cash bonus determined under the Gainsharing Plan.

Gainsharing bonuses are determined using the following formula:

Annual Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each executive, the annual salary and the target percentage are established by the Committee on an annual basis during the first quarter of the plan year. When the participant’s annual salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. The target bonus amount would thus be paid as the executive’s annual cash bonus if the applicable performance factor equals a 1.0 at the end of the year. A 1.0 performance factor represents management’s and the Committee’s assessment of a performance outcome (in terms of growth and profitability, as described below, for the applicable business unit) that would justify a Gainsharing payout of 1.0 times an executive’s target bonus amount. Under our compensation program, a 1.0 Gainsharing payout is generally expected to put the annual cash compensation (salary plus bonus) for most executives (and other regular employees of the Company) above the 50th percentile of total cash compensation for similar jobs at comparable companies.

Under the Gainsharing plans, the performance factor is determined after the end of each year based on actual operating performance for that year by our principal business units, when compared to growth and profitability criteria that were established by the Compensation Committee during the first quarter of the year. The performance factor can range from zero (0.0) to two (2.0) each year, depending on the extent to which the Company and/or assigned business unit results meet, exceed or fall short of the objective performance goals established by the Committee. As a result, each participant can earn an annual cash bonus of between zero (0.0) and two (2.0) times his or her target bonus amount (with an amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus).

Generally, the performance factors for executives (and most other employees) under our Gainsharing plans are determined by reference to either (i) the overall operating performance of our core insurance businesses, excluding the Company’s investment results (the “Core Business”), or (ii) a combination of the performance of the Core Business and the performance of the respective executive’s assigned business unit. For 2006, the Core Business was defined to include the Agency Business, the Direct Business and the Commercial Auto Business.

Consistent with how the Gainsharing program has operated in recent years, the performance factor for the Core Business for 2006 was calculated as follows:

•	A separate “gainsharing matrix” was established for each of the Agency, Direct and Commercial Auto Business units by the Committee in the first quarter of 2006. Each matrix assigned a performance score between zero (0.0) and two (2.0) to various combinations of growth and profitability in the applicable business unit, using the following criteria:

•	For the Agency and Commercial Auto Businesses, growth was based on the change in annual net earned premium for the business unit as compared with the prior year, and profitability was measured by the calendar year combined ratio determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) (a “standard calculation”); and

•	For the Direct Business, two matrices were used. One was based on a standard calculation, as described above, while the second used the change in lifetime earned premium (a calculated projection of the total premiums that will be earned over the lifetime of new policies written during the plan year) to measure growth, along with a related lifetime combined ratio calculation to measure profitability (the “modified calculation”).

•	Actual growth and profitability performance results for each business unit were determined after year-end and then compared to the applicable matrix to produce a performance score for the business unit. The scores determined under the two Direct Business matrices were combined on a 50/50 basis to calculate the overall score for the Direct Business.

•	The performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the Core Business as a whole.

•	The weighted scores for the business units were then added together to produce a performance factor for the Core Business as a whole.

Additional discussion of the 2006 Gainsharing program, the operating results for the business units comprising the Core Business and the calculation of the Performance Factor for 2006 can be found below under “2006 Compensation Decisions and Results.”

Other Bonus Plans.  In addition, in 2006, our Chief Information Officer participated in The Progressive Corporation 2006 Information Technology Incentive Plan (the “IT Bonus Plan”), and the Company’s Chief Investment Officer participated in the 2006 Progressive Capital Management Bonus Plan (the “PCM Bonus Plan”), in each case along with other employees who worked in these business areas. These plans provide cash bonus opportunities to participants for satisfaction of pre-established performance criteria relating, in the case of the IT Bonus Plan, to the outage-free availability of certain information technology systems and, in the case of the PCM Bonus Plan, to the performance of the Company’s fixed-income investment portfolio in relation to a designated benchmark.

Recent Bonus Experience.  The effectiveness of this Gainsharing bonus system has been shown in recent years. Outstanding growth and profitability results in each of 2003 and 2004 were rewarded by a Core Business performance factor of 2.0, and the highest possible bonus, for most executive officers and other employees of the Company. At the other end of the spectrum, a significant down year in our insurance operations in 2000 resulted in a performance factor of 0.0 — and no annual cash bonus — for most executive officers and other employees. Performance factors for 2005 and 2006 were 1.539 and 1.18, respectively, reflecting very strong profitability, but lagging growth compared to recent experience and our pre-established targets. Throughout the 13-year history of the Gainsharing program (including 2006), the performance factor for the Core Business has averaged about 1.4. These results confirm that the Company’s various cash bonus plans operate not only to reward excellent performance, but also to withhold or temper cash bonuses if the Company’s actual performance results fail to achieve pre-defined goals.

Recoupment Rights.  Under the 2007 Executive Bonus Plan, which was approved by the Compensation Committee in February 2007 but remains subject to shareholder approval, bonuses paid to executives under that plan will be subject to recoupment by the Company if operating or financial results that are a part of the bonus calculation are later restated. Under this provision, an executive who engages in fraud or other misconduct leading to the restatement would be required to repay all of his or her bonus paid for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover (without interest) such amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless receives a bonus that was artificially high due to the use of incorrect financial results, but only to the extent that the bonus paid was too high, if the excess to be recovered exceeds the lesser of 5% of the bonus paid or $20,000 and the restatement occurs within three years after the bonus is paid. Plans covering bonuses paid to executives in prior years do not include such a provision, however, and our ability to recoup any bonuses paid under similar circumstances would depend on the availability of general legal and equitable remedies under state or federal law.

3. Equity Awards

Restricted Stock Awards.  Our executive compensation program includes long-term incentives through an annual grant of restricted stock awards. Under a restricted stock grant, the executive is awarded shares of the Company’s common stock, subject to restrictions on vesting and transferability. Annual awards of restricted stock (“equity awards”) to executive officers are intended to tie the amount of compensation ultimately earned by the executive to the long-term performance of the Company and its Common Shares. Until 2002, we issued stock options annually to our executives (and certain other employees), but that program was terminated in 2003 when the restricted stock program was instituted. Option awards made prior to 2003 have all vested and, if not yet exercised, will remain outstanding until they are exercised by the holder, they are forfeited pursuant to the applicable plan or they expire at the end of their 10-year term. A portion of the currently outstanding option awards, if not exercised prior to the applicable expiration date, will expire on December 31 of each year through 2011, at which point all options either will have been exercised or will expire.

Each executive officer receives a restricted stock award on an annual basis. All executive officers receive a time-based restricted stock award that will vest in 3 equal installments in the third, fourth and fifth years after the grant. The value of these awards is based on a percentage of the individual’s salary at the time of the award, which is determined by the Committee on an annual basis. Time-based restricted stock awards serve as a strong retention device, encouraging our senior executives to stay with the Company until future vesting dates occur and align the interests of executives with our shareholders.

In addition, our CEO, and each executive officer who reports directly to him, receives an annual award of performance-based restricted stock. The number of shares granted to each executive, and the objective performance criteria that govern if and when the performance shares will vest, are approved each year by the Committee at the time the awards are granted and are not thereafter modified. The performance criteria are established by the Committee each year, with management’s input, based on then-current market conditions and the Company’s long-term strategic goals. Performance-based awards operate as an additional incentive for executives to achieve long-term business objectives, thus further aligning the interests of shareholders and our executives, while also supporting retention of critical employees. In addition, these awards increase the “at risk” nature of our executives’ compensation. If the applicable performance conditions are not satisfied within the 10-year time frame established by the Committee, the awards will be forfeited by the executives.

Timing of Awards.  Since 1997, we have made an annual award of equity-based compensation in March of each year to our executives and other eligible employees, with Committee approval. This consistent grant date has been maintained except for 2003, when the annual award was delayed until after our Annual Meeting of Shareholders in April of that year, at which the shareholders approved a new equity incentive plan proposed by the Company in connection with our shift from stock options to restricted shares. We believe that the March timing is appropriate because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. Management also has the ability to issue restricted shares (up to a maximum number set by the Committee each year) to non-executives at the beginning of each quarter for new hires, promotions, performance and similar reasons that occurred during the immediately preceding quarter. Historically, interim awards have been made to executive officers only at the time of his or her appointment to the executive team; any interim award to an executive officer would require approval of the Compensation Committee. We expect that the March timing of annual restricted stock awards will be maintained in the future, unless a legal or plan requirement causes us to adopt a change for a specific year.

Review of Prior Stock Option Awards.  Due to media reports of stock option irregularities at other companies, the Committee requested that management conduct a comprehensive review of our historical option practices. We accordingly undertook an internal review of the Company’s prior stock option program, pursuant to which options were awarded to executives and other employees in 1989 through 2002. Our review of the Company’s records and interviews with Company personnel found no evidence of backdating or other manipulations of our stock options program before it was discontinued in 2002.

Qualified Retirement Rights.  Executive officers, along with other equity award recipients, are eligible for “qualified retirement” treatment (sometimes referred to as the “Rule of 70”) under our equity compensation plans. Under this arrangement, executives who leave their employment with the Company after satisfying certain age and years-of-service requirements, generally (i) are permitted to exercise outstanding stock options (all of which are now vested) at any time prior to their stated expiration date (instead of being required to exercise such options within 60 days of the termination of employment, as is typically the case), (ii) receive 50% of the unvested time-based restricted shares then outstanding (with the remaining 50% being forfeited), and (iii) retain 50% of unvested performance-based restricted stock awards which will vest, if at all, only upon satisfaction of the performance objectives associated with those awards (and the other 50% of the performance-based shares are forfeited). For all awards made prior to March 2008, a “qualified retirement” requires an executive to be age 55 or older, and the total of his or her age plus years of service with the Company must be at least 70. Under an amendment to our restricted stock plan approved by the Committee in February 2007, for awards made in or after March 2008, the qualification standard was changed to require the employee to be age 55 or over and have at least 15 years of service with the Company at the time of retirement.

The named executive officers participate in these arrangements on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to him provides at least one full year of notice to the Company of his or her intention to leave employment after qualifying for a “qualified retirement,” he or she will retain 100% of his or her unvested performance-based restricted stock awards (not just 50% as stated above), although such performance-based shares will vest only if and when the applicable performance goals are achieved prior to expiration. This advantage is available to executives in order to facilitate a smooth transition for the Company when replacing a senior executive. The Rule of 70 provisions are intended to provide a limited benefit for long-tenured employees who retire from the Company after satisfying the age and service requirements.

W. Thomas Forrester, the Company’s CFO during 2006, is the only named executive officer who was eligible to take advantage of qualified retirement treatment at year end 2006. Mr. Renwick, the Company’s CEO, will become eligible for such treatment if he remains employed by the Company through May 2010. For additional information on the “qualified retirement” provisions, see “Potential Payments upon Termination or Change-in-Control” beginning on page 48 below.

Dilution Mitigation.  To avoid dilution of the interests of the Company’s shareholders as a result of equity awards to executive officers and other employees, as we have previously announced, we intend to repurchase, in the year of grant, an amount of our Common Shares at least equal to the amount of equity so awarded, subject to applicable law. These repurchases may be in addition to other share repurchases that are made by the Company from time to time.

Ownership Guidelines for Executives; Wealth Accumulation.  We do not require executives to retain any specified portion of equity awards or to own a specified number of the Company’s Common Shares. As a practical matter, however, due to the operation of our restricted stock program, under which executives who report to the CEO currently receive an annual award of restricted shares with a value from 175% to 225% of their respective salaries, any executive who stays in his or her position for three years or more will acquire an ownership position that we view as meaningful. In addition, it should be noted that most of our executives currently retain additional interests in the Company’s shares under our stock option program (which was discontinued in 2002, but under which options may remain outstanding through December 2011), and many of our executives have also elected to hold Progressive shares in their 401k plans, executive deferred compensation accounts or other investment accounts. In view of this situation, the Company has not seen the need to impose additional stock ownership requirements on its executives.

The Committee also does not review “wealth accumulation” analyses from prior equity awards when making current compensation decisions. Such analyses have been advanced by some commentators as a way to determine when an executive has received “enough” equity compensation from the Company and, as a result, to justify the limitation or elimination of future grants. Our focus, however, is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant component that is “at risk” and performance based. Given that, in general, at least 35% of each named executive officer’s potential annual compensation consists of equity awards, the elimination of such awards based on a theory of wealth accumulation likely would make our current compensation uncompetitive, thus risking the loss of valuable executives, or requiring us to make other compensation arrangements with individual executives to retain his or her services, which would be contrary to our program and the Company’s culture. If equity awards from prior years increase significantly in value in future years, we do not believe that this positive development, which rewards all of our long-term shareholders, should negatively impact current compensation decisions. Finally, since we do not provide separate pension or retirement benefits in addition to the executives’ annual compensation, we expect that the value of equity awards in many cases will be used by executives effectively to replace such benefits that other companies may offer and thus to fund retirement. Under these circumstances, we do not believe that such artificial limitations on compensation levels are appropriate or in the best interests of the Company or its shareholders.

Recoupment Rights.  Under an amendment to our 2003 Incentive Plan, which was approved by the Board of Directors in February 2007, performance-based restricted stock awards made in or after March 2007 will be subject to recoupment by the Company in the event of a financial restatement of the operating or financial results which caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at the Company’s election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but without interest and only if the restatement occurs within three years after the vesting date. Equity awards made prior to March 2007 are not subject to this plan amendment, and our ability to recoup any such awards that vest under similar circumstances would depend on the availability of general legal and equitable remedies under state or federal law.

4. 2006 Compensation Decisions and Results

Market Comparisons.  In the first quarter of 2006, the Compensation Committee set each named executive’s 2006 salary, bonus opportunity and restricted stock awards. These decisions are discussed in more detail in the sections immediately following. The decisions were each made in a framework in which the executive’s total potential compensation (salary, bonus opportunity and restricted stock) is evaluated in comparison to executives at similarly sized companies (based on revenue) from a wide range of industries that are identified through compensation surveys. These comparisons are presented to the Committee as part of the compensation decision process, among other factors, to ensure that the Company’s executive compensation levels are competitive but not excessive.

With the exception of Mr. Renwick, the salaries of our named executive officers during 2006 were close to the median (50th percentile) for their respective comparison group. As to Mr. Renwick, as discussed in more detail below, his base salary has been maintained well below the median level for several years. With the addition of variable compensation (i.e., the potential for cash bonuses and the possibility of restricted stock vesting in future years), the total potential compensation for three of our named executive officers ranked above the 50th percentile but below the 75th percentile of the comparison groups, while in one instance the total potential compensation exceeded the 75th percentile and in one instance it was below the 50th percentile based on the compensation survey information presented to the Committee when the decisions were made. Variations from the 50th to 75th percentile range were caused by a number of factors, including the length of the named executive’s tenure in the specific job, the absence of similar positions at comparable companies, individual performance and expected future contributions, as well as the Company’s business needs.

It should be noted, however, that these percentile rankings attributed to our named executive officers’ compensation for 2006 are potentially inflated, perhaps significantly, since they assume that each executive will receive the entire benefit of his 2006 restricted stock awards. The vesting of the restricted stock awards, however, is not guaranteed: (i) the named executive officer will receive the entire value of the time-based awards only if he remains with the Company throughout the three, four and five year vesting periods, and (ii) the performance-based awards will vest only if the Company satisfies the performance criteria established by the Committee, which are discussed in more detail below. Thus, for each named executive officer, a substantial portion of the compensation used to establish his percentile rank will remain “at risk” for years before it is earned by the executive, and some of the restricted stock in fact may never vest.

CEO’s Compensation.  As mentioned above, in the case of Glenn Renwick, the Company’s CEO, his salary level has been maintained at $750,000 since 2003, a level estimated to be $216,000 below the 50th percentile of $966,000 for CEO salaries at comparable companies in 2006. Mr. Renwick’s cash bonus (Gainsharing) potential has also remained at the same level since 2003. The Compensation Committee has determined in recent years that Mr. Renwick should receive, instead of additional cash compensation, a larger proportion of his compensation in the form of restricted stock and that his restricted stock awards should be weighted more heavily in favor of performance-based shares. In this way, the Committee is able to keep Mr. Renwick’s overall compensation at a competitive level, while further keeping a very high portion of his potential compensation at risk and dependent on the Company’s performance, increasing his equity participation and aligning his interests with those of long-term shareholders.

The following table shows the development of Mr. Renwick’s compensation since 2001, with his salary being capped at $750,000 since 2003, his Gainsharing target staying constant at 150% of salary, and his equity awards increasing through 2004. In addition, the level of performance-based restricted shares was increased from about one-third of the total equity awarded to him in 2001 to one-half in 2003 through 2006:

	2001	2002	2003	2004	2005	2006

Base Salary	$676,923	$744,231	$750,000	$750,000	$750,000	$750,000
Gainsharing Target(1)	150%	150%	150%	150%	150%	150%
Time-Based Equity Target(2)	230%	300%	300%	500%	500%	500%
Performance-Based Equity Target(2)	120%	200%	300%	500%	500%	500%

(1)	Actual Gainsharing payouts can vary from 0.0 to 2.0 times the target percentage in each year depending on Company operating results.

(2)	In 2003, the Company began awarding restricted stock as its equity form of compensation. Prior to 2003, equity awards were made in the form of stock options.

The result of these determinations for 2006 was that, despite his below median salary and bonus potential, Mr. Renwick’s total potential compensation was ranked above the 50th percentile and could approach the 75th percentile of comparable CEO compensation if performance-based compensation were to be maximized. In this regard, it should be noted that at the time these decisions were made, the Company was completing a 5-year period (2001-2005) of outstanding performance under Mr. Renwick’s leadership, during which the Company’s revenues grew at an average annual rate of 16.1%, on a very profitable basis, and shareholders were rewarded with an average annual compounded return of 27.8%. In addition, according to data filed with insurance regulators during those five years of Mr. Renwick’s tenure as CEO, Progressive had achieved the highest written premium growth, and second lowest combined ratio, of the 10 largest U.S. private passenger auto insurers. As compared to the entire private passenger auto industry over the same 5-year period, Progressive had grown at a rate of 2.5 times the competition at a combined ratio that was 10.3 points lower than the industry.

In the Compensation Committee’s view, Mr. Renwick’s performance as CEO clearly has justified this above-median pay package. Moreover, the proportionately large restricted stock component, and the 50/50 split between time-based and performance-based restricted stock awards, was determined by the Committee to be an appropriate allocation to balance encouraging Mr. Renwick’s retention, providing incentives to maximize Company performance and maximizing the extent to which Mr. Renwick’s interests will be aligned with the interests of shareholders. If the restricted shares do not ultimately vest, Mr. Renwick’s actual total compensation will be well below the median compensation for CEO’s at comparable companies.

The Committee believes that this program presents a rational and strongly performance-based pay package for an outstanding CEO who has led a management team that has provided exceptional results for long-term shareholders.

Salary for Other Named Executive Officers.  For the other named executive officers, their 2006 salaries reflected increases of between 0% and 7.7% when compared with the prior year. These increases were consistent, as a group, with salary increases for the Company’s employees as a whole.

Gainsharing and Other Cash Bonuses.  For 2006, Gainsharing target percentages for the named executive officers were determined by the Compensation Committee, as disclosed in the following table. The resulting lowest and highest potential bonus payments for the year are also shown (using the minimum and maximum Gainsharing Factor of 0.0 and 2.0, respectively).

	Minimum	Target	Maximum
Name	(% of Salary)	(% of Salary)	(% of Salary)

Glenn M. Renwick	0	150	300
W. Thomas Forrester	0	100	200
Brian J. Passell	0	100	200
Charles E. Jarrett	0	100	200
William M. Cody	0	100	200

The 2006 performance factors were determined using Gainsharing matrices, as approved by the Compensation Committee, for each of the Company’s three principal business units, as described above under “Cash Bonuses.” The 2006 growth and performance targets were tied to our companywide strategic goals of growing as fast as possible at a 96 combined ratio or better. For 2006, consistent with the historical usage of the Gainsharing matrices, the 1.0 anchor in each business unit matrix was viewed as an achievable result, and performance factors in excess of 1.0 were considered to represent more aggressive combinations of growth and profitability for the applicable business unit.

For Messrs. Renwick, Forrester, Passell and Jarrett, as well as virtually all of the Company’s other employees, 2006 bonuses were determined solely by the performance of the Core Business. For these executives and employees, the calculation described above resulted in a performance factor of 1.18 (out of a possible 2.0), calculated as follows:

	Profitability				Weighted
	(GAAP	Year-over-Year	Performance	Weighting	Performance
Business	Combined Ratio)	Growth	Score	Factor(1)	Score

Agency	88.1	(1.1)%	1.20	56.1%	.67
Direct-Standard Calculation	86.9	6.4%	1.32	—	—
Direct-Modified Calculation	88.8	(11.3)%	.28	—	—
Direct-Total	—	—	.80	30.8%	.25
Commercial Auto	80.2	11.1%	2.00	13.1%	.26

Performance Factor					1.18

(1)	Each business unit’s performance score was weighted based on its relative contribution to the overall net earned premium of the Core Business.

The results of our insurance operations, as set forth in the table above, were good but not great for 2006. Although variations were evident among the business units and individual markets during the year, the overall growth rates for net earned premiums (revenues) reflected the “soft” market for auto insurance, evidenced by price cutting and increased marketing efforts by our competitors and decreased shopping by consumers, among other factors. Profitability, on the other hand, remained very strong as shown in our combined ratio performance. On balance, although growth did not meet our objectives, our continued high level of profitability justified an overall Gainsharing Factor slightly in excess of a 1.0 for the year.

For William Cody, the head of our investment operations, his performance factor was determined under the PCM Bonus Plan. Under the PCM Bonus Plan, Mr. Cody’s performance factor was determined by the performance of the Company’s fixed-income investment portfolio when compared, on a risk-adjusted basis, with a defined benchmark of 134 comparable money management firms. The firms comprising the benchmark managed similar fixed-income portfolios in 2006, as determined by an independent third party vendor. The vendor further collects and provides to us the appropriate performance data for the benchmark firms, and this data forms the basis for the calculation of the percentile ranking of our fixed-income portfolio against the benchmark firms. The Company’s equity portfolio is not included in this analysis because this portfolio tracks the Russell 1000 Index and is not actively managed by Mr. Cody’s group.

Under the PCM Bonus Plan, a performance score of 1.0 would result (and Mr. Cody would earn a bonus of 1.0 times his target bonus amount), if his group’s investment performance ranked at the 50th percentile of the benchmark money management firms. Performance below the median level of the benchmark would result in a performance score of less than 1.0, while performance above the median level would give rise to a score in excess of 1.0, with a maximum of 2.0. For 2006, Mr. Cody earned a performance factor of 2.0 under the PCM Bonus Plan. This score resulted from his group’s ranking in the top 5% when compared with the results of the money management firms included in the benchmark.

Restricted Stock Awards.  In 2006, two forms of restricted stock awards were granted to executive officers and certain other senior level employees. Time-based restricted stock awards were granted to all named executive officers and approximately 780 other senior level employees. The time-based restricted stock awards will vest in three equal annual installments, on January 1 of 2009, 2010 and 2011, subject to the vesting and forfeiture provisions in the applicable plan and grant agreement. In addition, the named executive officers and 41 other senior managers received performance-based restricted stock grants, with the vesting date tied to the achievement of specific business results that are defined by our long-term growth and profitability objectives.

CEO Glenn Renwick received a time-based restricted stock award with a value equal to 500% of his salary and a performance-based restricted stock award equal in value to 500% of his salary. As indicated above, Mr. Renwick’s equity award was proportionally larger than other executives’ awards due, in part, to the below-market level of his base salary, putting more of his compensation at risk and dependent on the Company’s operating performance over the next several years.

The other named executive officers received time-based awards with a value equal to 100% of their respective salaries, and performance-based awards ranging in value from 100% to 120% of salary. Performance-based awards to the executives who report directly to the CEO can range from 75% to 125% of salary per year. As with the CEO, the Company has increased the weighting of performance-based shares in recent years to other senior executives to provide appropriate performance incentives to executives. The Committee, after considering the recommendations of and discussions with the CEO and the Chief Human Resource Officer, determines the value of each executive’s performance-based award based on individual factors, such as past performance, skills and competencies and expected future contributions.

Performance-based restricted stock awarded in 2006 will vest only if the Company’s insurance subsidiaries generate net earned premiums of $20 billion or more over a period of twelve (12) consecutive months while maintaining an average combined ratio of 96 or less over the same period. If we do not satisfy these criteria prior to December 31, 2015, the performance shares will be forfeited. While the profitability target of this standard is within the Company’s recent performance experience, the growth target was very aggressive when made (and remains aggressive at this writing). Our net earned premiums for 2005 were approximately $13.8 billion, and the $20 billion target thus represents about a 45% increase from that level. Moreover, as of year-end 2005, the Company had year-over-year growth of net earned premium of just 4.5%, and the net earned premium growth decreased to approximately 3% in 2006 as compared with 2005. At these growth levels, there is a significant risk that the performance-based restricted shares will not vest prior to the end of their 10-year life. Moreover, in order for the awards to vest within 5 years from the date of award, a result more in line with our growth focus, growth from January 2007 through March 2011 would have to increase to 8.5% per year on a compounded basis. The growth target used in the 2006 performance-based shares, therefore, is a very challenging one.

5. Changes for 2007

Our compensation program for 2007 includes a number of significant changes from prior years. The changes are summarized as follows:

Comparable Companies.  The Company changed the group of comparable companies used to determine the relevant market information for executive compensation. In setting 2006 compensation for our CEO, the group of comparable companies included approximately 200 public companies with annual revenues generally starting at $5 billion. For 2007, we used a group of 61 public companies for CEO comparisons with annual revenues from $10 billion to $20 billion, as identified in compensation surveys purchased by the Company from Towers Perrin. Given our 2006 revenue of approximately $14.8 billion, we believe that this change will provide a more accurate reflection of the Company’s competition for executive level talent. As with our 2006 decisions, the 2007 comparisons for our other named executive officers were taken from compensation surveys from Towers Perrin and Mercer Consulting (although the number of companies and revenue ranges varied from position to position based on responsibilities, availability of comparison matches and other factors), except that for Mr. Cody, the comparison group was determined from industry specific information for fixed-income money managers, and for Mr. Forrester, no comparisons were made since he is retiring in March 2007.

Growth Targets.  We will begin using “policies in force” (or PIFs) to define the growth criteria for Gainsharing bonus payouts in 2007. Policies in force is a figure that represents the total number of insurance policies that the Company has outstanding at a given time. The use of PIFs for the growth measure in our compensation program is appropriate to align the Company’s compensation policies with our recently revised strategic goal of growing PIFs as fast as possible at an aggregate combined ratio of 96 or below. In addition, it provides an appropriate mechanism to focus the named executive officers and other employees on the importance of retaining existing customers, in addition to generating new business. This change thus further aligns the compensation program with the Company’s strategic goal of improving retention. This change is being implemented for employees generally under the terms of the 2007 Gainsharing Plan, which has been approved by the Committee. In order to make this change applicable to executive bonuses for 2007, the Committee has also approved The Progressive Corporation 2007 Executive Bonus Plan, which includes PIFs as one of the permissible performance measures, and that plan is being submitted to shareholders for approval pursuant to Item 2 of this Proxy Statement.

In addition, the growth targets incorporated into the Gainsharing matrices for the various business units (see more on this below) have been made much more aggressive in 2007, in order to drive long-term growth of the Company. We expect that, if recent growth rates continue, 2007 Gainsharing targets will result in significantly lower payouts to employees, including most executive officers, as compared with 2006.

In future years, we also may use PIFs to define growth targets for performance-based restricted stock, although we are required to obtain shareholder approval of the necessary modifications to our 2003 Incentive Plan to implement this change. The Board of Directors has approved this change, and the request for approval is being submitted to shareholders pursuant to Item 3 of this Proxy Statement.

Additional Gainsharing Matrices.  Beginning in 2007, the Company will also expand the number of business units and matrices used to evaluate the Company’s operating performance for Gainsharing purposes, as follows:

•	Two matrices will be used in the Direct Business to separate the “new” and “renewal” components of the unit’s business. This change is intended to focus employees on maximizing the growth of both types of business, which is viewed by management as necessary to support our strategic goal of accelerating the growth of PIFs. For 2007, the Gainsharing performance score for the Direct Business will be weighted two-thirds for the “renewal” matrix and one-third for the “new” matrix, highlighting again the strategic goal to improve retention in this business. If the results are satisfactory, we will consider making similar changes in future years to the matrices for the other business units.

•	A new matrix will be added to the Core Business mix for the Company’s Special Lines business (representing insurance for motorcycles, boats, recreational vehicles and similar vehicles). Inclusion of Special Lines results as a separate component of the Core Business performance calculation reflects the growth of that business over the last few years and its importance to our overall results. In 2006, Special Lines accounted for about 8% of the Company’s net written premium, and its results were primarily included in the Agency Business for Gainsharing purposes.

•	In the Commercial Auto Business, two separate matrices will be implemented, one for the light local business (autos, vans and pick-up trucks used by artisans, such as contractors, landscapers, plumbers and other small businesses) and the other for the specialty truck business (dump trucks, logging trucks, tow trucks, local cartage and other short-haul commercial vehicles). This change recognizes the different characteristics of the two types of business. The performance score for the entire Commercial Auto Business segment will then be determined on the results from the two matrices, weighted based on net earned premium volumes for the two types of business.

Deferral of Dividends on New Restricted Stock Awards.  Beginning with restricted stock awards to be made in March 2007, we will not pay dividends to holders of unvested restricted stock awards on a current basis. Instead, such dividends will be deferred and held by the Company during the vesting period, and will then be paid out to the executive plus interest at a market rate, only if the underlying restricted shares vest. If the restricted shares are forfeited (e.g., if the executive were to leave the Company, in certain circumstances, prior to vesting, or if performance targets are not achieved for performance-based restricted shares prior to expiration), then the deferred dividends and any accrued interest likewise would be forfeited. Employees, including the named executives officers, who hold unvested restricted stock issued prior to March 2007 currently receive dividends on those shares when and as declared by the Board of Directors, and those rights will continue through the applicable vesting date of those outstanding awards.

Decisions Regarding Named Executive Officers.  Mr. Renwick’s salary for 2007, as well as his potential bonus and the value of his restricted stock awards, were maintained at levels equal to the amounts paid or awarded in 2006. These decisions were made by the Committee in view of the Company’s strong profitability and its history of outstanding performance under Mr. Renwick’s leadership, as discussed above. Moreover, Mr. Renwick has set aggressive growth goals for the Company, and these accelerated growth objectives have been incorporated into the 2007 Gainsharing targets. As mentioned above, the 2007 Gainsharing targets are considered extremely aggressive, which has the potential to significantly reduce his actual compensation if the Company does not achieve the specified growth goals.

Compensation decisions for the other named executive officers for 2007 also have been in line with their historical compensation. Salaries have been increased from 3.5% to 4.3%, and percentage targets for Gainsharing and restricted stock awards were not changed for those executive officers from the targets used in 2006.

C. Elements of Compensation — Other

1. Perquisites

We provide limited perquisites to our executives and only do so when the Board or the Compensation Committee determines that such benefits are in the interests of the Company and its shareholders. The Company owns an aircraft that is used primarily for the CEO’s business travel, to maximize the efficiency of his travel and reduce his unproductive down-time, allow him to manage effectively our many remote locations, and to enhance his personal security and the confidentiality of his travel.

At the request of the Board of Directors, the CEO also uses the Company aircraft for his personal travel and some of his spouse’s and other guest’s personal travel when they accompany him. Such personal use of the aircraft, which is a perquisite under SEC regulations to the extent of the Company’s incremental costs therefor, is provided to enhance the CEO’s and his family’s personal security and the confidentiality of their travel. Other executives occasionally accompany the CEO on his personal trips, at the CEO’s discretion, and such personal trips would likewise be a perquisite for a named executive officer traveling with the CEO if the Company were to incur costs in addition to the costs for the CEO’s travel. On one occasion in 2006, Mr. Forrester, our CFO, took a business trip on the aircraft and was accompanied by two members of his family; such use of the aircraft is a perquisite to Mr. Forrester to the extent of the Company’s incremental costs.

In addition, the CEO is provided with a Company car and driver for his business needs to facilitate his transportation to and among our headquarters and many other local facilities, and to allow him to use that travel time for work purposes. To the extent that the CEO uses the Company car for personal matters, including commuting to and from work, he receives a perquisite from the Company.

Our directors, the named executive officers and certain other senior executives, and their spouses or guests, are invited to attend an annual retreat, which includes a series of meetings between management and the Board and a regular Board meeting, at an off-site location. Personal travel for the spouses and certain costs for meals and other activities during the retreat may constitute perquisites to the directors and executives who attend.

Otherwise, we do not provide perquisites to our executives. The incremental costs of these perquisites to the Company is disclosed, to the extent required, in the “All Other Compensation” column of the Summary Compensation Table below.

2. Retirement

We do not provide a pension program, supplemental executive retirement plan or other post-retirement payments or benefits to executives. Executives are eligible to participate in our retirement security program (401k plan) on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law. As described above under “Qualified Retirement Rights”, executives who satisfy certain age and years-of-service requirements when they retire may be eligible to receive 50% of their unvested time-based restricted stock awards at retirement and to retain rights under certain performance-based restricted stock awards, subject to the applicable performance-based vesting requirements, after retirement.

3. Deferral Arrangements

The named executive officers and certain other senior-level employees are given the opportunity to defer the receipt of annual cash bonus awards and restricted stock awards under our Executive Deferred Compensation Plan. This plan is made available to executives in order to keep the Company’s executive compensation program competitive and to allow executives to manage their receipt of compensation to better fit their life circumstances, to manage the timing and amount of taxes that they pay and to allow the executive to arrange for a portion of his or her income to be paid in post-employment years. In addition, to the extent that the top executives elect to defer time-based restricted stock until after they leave the Company, the Company may benefit to the extent it otherwise might have lost a tax deduction upon the vesting of those shares under IRC § 162(m) (see related discussion under “Section 162(m) of the Internal Revenue Code” below).

These deferral mechanisms operate solely as a vehicle for the executive to delay receipt of bonus income or restricted stock awards that he or she would otherwise have earned as of a specific date under the applicable bonus or equity plan. The Company does not contribute additional amounts to an executive’s deferral accounts, either in the year of deferral or in future years. The Company also does not guaranty a specific investment return to executives who elect to participate in the deferral plan. Deferred amounts are deemed invested in specific investments selected by the executive, including an option to invest in Company shares (subject to limitations included in the deferral plan). The value of each executive’s deferred account thus varies based on the executive’s investment choices and market factors; in fact, these deferred amounts are at risk and may decrease in value if the investments selected by the executive (including Company shares) do not perform well during the deferral period. Additional details concerning this plan can be found under the Nonqualified Deferred Compensation table and related disclosures, beginning on page 46 of this report.

4. Severance and Change of Control Arrangements

Severance and change-of-control arrangements are intended to provide compensation and a fair financial transition for an executive when an adverse change in his or her employment status is required due to the needs of the Company or as a result of certain unexpected corporate events. Such arrangements also recognize past contributions by the executives, who are typically long-tenured employees of the Company, when they are asked to leave. These arrangements allow the executive to focus on performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control.

Prior to December 2006, the named executive officers were parties to employment agreements with the Company that provided specified benefits in the event of a change in control of the Company. The employment agreements were terminated in December 2006, however, and now a unified executive separation allowance plan is applicable to all separation events for all executive officers, including a “change in control” scenario. In addition, our equity plans provide for acceleration of vesting and immediate cash payout upon a change in control. Each of these programs is discussed in more detail below under “Potential Payments upon Termination or Change-in-Control” beginning on page 48.

Severance.  Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive is asked to leave by the Company under defined circumstances. For executives of the Company, including the named executive officers, the severance payment would equal three years of the executive’s base salary only at the time of termination, plus up to eighteen months of health and welfare benefits. This same level of benefits is payable to the named executives upon any qualifying separation from the Company, whether in a change-in-control situation or otherwise.

The Company believes that this level of severance payment (three times annual salary only), whether or not triggered by a change in control of the Company, is well below the market averages based on available market data. The severance payments do not take into account the value of cash bonuses or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the payment when compared with similar plans offered by many other companies. In addition, and also unlike many companies, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (unless those awards vest under the terms of our equity incentive plans due to a change in control, and the Board has not exercised its discretion under those plans to override the change in control event, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with such payment (although the Company withholds taxes as required by law).

Change in Control Provisions under Equity Plans.  Benefits are also provided to named executive officers and other recipients of equity awards under our equity plans upon the occurrence of a “Change in Control” or a “Potential Change in Control”, as defined in those plans. The Board of Directors has the authority under the plans to “override” the Change in Control benefits, if the Board gives its prior approval to a transaction that would have otherwise triggered the benefits to be paid. If the Board’s prior consent is not obtained, our equity plans include provisions providing for the immediate vesting of, and payments to the holders of equity awards in an amount equal to the value of, the outstanding equity awards upon the occurrence of one of the specified triggering events. These provisions apply to both outstanding stock options, which were issued by the Company prior to 2003, and unvested restricted stock awards, including both time-based and performance-based awards. Details concerning these provisions, including the definitions of “Change in Control” and “Potential Change in Control”, are provided beginning on page 48 below under “Potential Payments upon Termination or Change-in-Control.”

These Change in Control provisions have been included in our equity incentive plans since at least 1989. The Company believes that these provisions are similar to the change-in-control provisions included by many public companies in their equity plans. The change-in-control provisions of our plans are designed to be triggered only when a transaction occurs or is in process, without the prior approval of our Board of Directors, and that transaction has changed or is expected to change the control or effective control of the Company. In each case, however, the plans provide the Board with the flexibility to avoid the application of the Change in Control or Potential Change in Control provisions, if appropriate, when a consensual transaction is negotiated.

For restricted stock awards made in March 2007 or thereafter, the Board of Directors has modified the Company’s 2003 Incentive Plan (our only equity plan under which awards may currently be made to executives and other eligible employees) to remove from the definition of “Potential Change in Control”, as described above, the approval by shareholders of an agreement that would give rise to a Change in Control. This change was viewed as appropriate by the Board and management for future awards to avoid a potential scenario in which rights are triggered under the plan, cash payouts are made as required, but the underlying transaction does not then close as anticipated for some reason. This change was made on a going forward basis only, and it does not affect rights under outstanding awards, which accrued under the plan before the change was made.

5. Health and Welfare Benefits

Named executive officers are also eligible to participate in our health and welfare plans. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.

D. Related Considerations

1. Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits to $1 million per year (“Deduction Limit”) the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a public company (“Covered Executives”). This Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

Our policy is to structure incentive compensation programs for Covered Executives to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit, and, thus, to preserve the deductibility of compensation paid to Covered Executives, to the extent practicable. Our equity incentive plans, as well as the 2004 Executive Bonus Plan, have been submitted to and approved by the Company’s shareholders. The Company’s 2007 Executive Bonus Plan has been submitted to shareholders for approval with this Proxy Statement. The applicable performance criteria (and in the case of cash bonuses, the amount of bonus payouts that would result from various levels of performance when measured against specific performance criteria) are approved in advance by the Committee each year and are thereafter not subject to change by the Company or the Committee. Thus, performance-based restricted stock awards which vest, and cash bonus awards under the Executive Bonus Plans (assuming that the 2007 Executive Bonus Plan is approved by shareholders) which are paid out, based on the achievement of such performance criteria are structured to be “performance-based compensation,” and compensation arising from such awards would not be subject to the Deduction Limit, provided that each of the other requirements described above are satisfied.

Compensation that is earned by the Covered Executives upon the exercise of stock option awards likewise has been designed to satisfy the requirements for “performance-based compensation”, based on how the Company implemented its stock option program prior to its termination in 2003.

Several elements of our compensation program, however, may give rise to income for a Covered Executive that is not considered “performance-based” and, therefore, subject to the Deduction Limitation, including the following:

•	Salary;

•	Bonuses earned under plans other than the 2004 Executive Bonus Plan (or the 2007 Executive Bonus Plan, if approved by shareholders);

•	The income recognized at vesting of time-based restricted stock awards (unless the executive defers the receipt of such awards under the Company’s executive deferral plan, described above);

•	Income arising from perquisites; and

•	Certain distributions made to a Covered Executive in the current year from our executive deferral plan (described above) arising from the executive’s deferral elections in prior years.

Accordingly, if the total of any Covered Executive’s compensation that does not satisfy the “performance-based compensation” exception exceeds $1 million in any year, the Company will not be entitled to deduct the amount that exceeds $1 million. The Company and the Committee will continue to monitor the actual tax impact on the Company of such compensation strategies each year and consider such impact in making compensation decisions. We will not necessarily discontinue a compensation plan, however, that has a potential negative tax impact on the Company under Section 162(m). If we believe that the program in question (e.g., the use of time-based restricted stock) is appropriate and in the interest of shareholders, we will continue to use that type of compensation even though there are potential tax disadvantages to the Company.

In 2006, the non-performance-based compensation earned by each of the Covered Executives was less than $1 million, except that for one executive the Deduction Limit was exceeded by an amount currently estimated to be less than $500. Accordingly, other than that small overage, all compensation earned by the Covered Executives was fully deductible for Federal income tax purposes. For 2007, we are currently estimating that one or more executives may exceed the $1,000,000 limit by an aggregate amount of under $100,000.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee (the “Committee”) of the Board of Directors of The Progressive Corporation (the “Company”) has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2007, and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE

Charles A. Davis, Chairman
Norman S. Matthews
Bradley T. Sheares, Ph.D.

EXECUTIVE COMPENSATION

The following information is set forth with respect to the total compensation of our named executive officers (or NEOs), who include the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and our three other most highly compensated executive officers, in 2006. The titles set forth below reflect positions held at December 31, 2006. All share and per share amounts have been adjusted for the May 18, 2006, 4-for-1 stock split.

SUMMARY COMPENSATION TABLE

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)

Glenn M. Renwick	2006	$750,000	$3,144,318	$132,052	$1,327,500	$81,009	$5,434,879
President and Chief
Executive Officer

W. Thomas Forrester	2006	$500,002	$384,734	$13,166	$590,002	$11,310	$1,499,214
Vice President and
Chief Financial Officer

Brian J. Passell	2006	$422,693	$465,021	$21,121	$498,777	$11,310	$1,418,922
Claims Group President

William M. Cody	2006	$347,115	$283,379	$7,627	$694,230	$8,703	$1,341,054
Chief Investment Officer

Charles E. Jarrett	2006	$378,269	$318,337	$19,083	$446,358	$8,484	$1,170,531
Vice President,
Secretary and Chief
Legal Officer

(1)	Represents expense recognized with respect to restricted stock awards granted from 2003 through 2006, in accordance with Statement of Financial Accounting Standards 123 (revised 2004) (SFAS 123(R)), “Share-Based Payment.” For awards granted in 2006, see the “Grants of Plan-Based Awards Table” below.

For Mr. Forrester, the amount includes $250,030 of expense recognized immediately when his 2006 time-based restricted stock award was granted, because of the “qualified retirement” provisions in The Progressive Corporation 2003 Incentive Plan (“2003 Incentive Plan”). Since Mr. Forrester met the “qualified retirement” provisions (see “Qualified Retirement Provisions under Equity Plans” discussed below on page 49), one-half of his time-based restricted stock award is earned, but not vested, at the date of grant and, therefore, is expensed immediately.

In addition, each of the NEOs, except Mr. Passell, elected to defer the receipt of his 2003 and/or 2004 restricted stock award pursuant to The Progressive Corporation Executive Deferred Compensation Plan (“EDCP”), under which such awards are accounted for as liability awards during the period prior to vesting. Under liability award accounting, the amount expensed reflects the fluctuations in the market price, which would result in a reduction in expense in years in which the stock price declines, such as in 2006.

See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a description of the timing and vesting terms of the 2006 restricted stock awards. Also see the “Compensation Discussion and Analysis” beginning on page 21 of this report, as well as Note 8 — Employee Benefit Plans in Progressive’s Annual Report to Shareholders included as Appendix A in this report, for further discussion of the restricted stock awards and our recognition of expense relating to such awards.

(2)	Represents expense recognized in accordance with SFAS 123(R) for nonqualified stock option awards granted in 2002. In 2003, the Company began granting restricted stock awards in lieu of stock options. Unless there is a modification to the unexercised stock option awards, we will not incur any additional expense relating to currently outstanding stock options in years subsequent to 2006, since the final vesting date of stock options previously granted was January 1, 2007.

(3)	Represents amounts earned under: The Progressive Corporation 2004 Executive Bonus Plan (“Executive Plan”) for Messrs. Renwick, Forrester and Passell; the 2006 Progressive Capital Management Bonus Plan (“PCM Plan”) for Mr. Cody; and The Progressive Corporation 2006 Gainsharing Plan (“Gainsharing Plan”) for Mr. Jarrett. Payments under the Executive Plan and the PCM Plan are made entirely in the year after the bonus amounts are earned (i.e., amounts earned for 2006 are paid in 2007). For the Gainsharing Plan, 75% of the estimated amount of the award is paid in the year earned and the balance is paid in the next year. Amounts reported include, if any, non-equity incentive plan compensation deferred under the EDCP.

(4)	All Other Compensation

	Employer	Anniversary			Total All Other
Name	Contributions(a)	Awards(b)	Perquisites(c)		Compensation

Glenn M. Renwick	$10,368	$292	$70,349(d	)	$81,009
W. Thomas Forrester	11,310	—	—		11,310
Brian J. Passell	11,310	—	—		11,310
William M. Cody	8,484	219	—		8,703
Charles E. Jarrett	8,484	—	—		8,484

(a)	Represents employer contributions made during 2006 under the Company’s Retirement Security Program. Amounts contributed vary based on level of employee contribution and years of service to the Company, with a maximum annual employer contribution of $11,310.

(b)	Represents service anniversary awards paid to all employees upon every five-year anniversary of employment with the Company. The maximum service anniversary award is $300, on a post-tax basis, for 25 years of service and greater.

(c)	For further information on the limited perquisites offered by the Company to its NEOs, see the “Perquisites” discussion in “Compensation and Discussion Analysis” on page 34.

(d)	Includes $65,263 for personal use of the Company’s airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip related flight planning services; landing, parking and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes the incremental costs attributed to: (i) Mr. Renwick’s personal use of a company car, which is primarily limited to commuting to and from work; and (ii) non-business related activities associated with an annual retreat attended by the Board of Directors and senior executives, including the NEOs (e.g., travel and meals for his spouse and other activities).

GRANTS OF PLAN-BASED AWARDS

The following table summarizes awards eligible to be earned during 2006 under the Executive Plan, the PCM Plan and the Gainsharing Plan (collectively, non-equity incentive plan awards), as well as restricted shares awarded in 2006 under the 2003 Incentive Plan, including both time-based and performance-based awards (equity incentive plan awards).

GRANTS OF PLAN-BASED AWARDS

					Estimated Future
		Estimated Possible Payouts Under Non-Equity			Payouts Under
		Incentive Plan Awards(1)			Equity Incentive		Grant Date Fair
		Threshold	Target	Maximum	Plan Awards		Value of Stock
Name	Grant Date	($)	($)	($)	Target (#)		Awards(2)

Glenn M. Renwick	N/A	$0	$1,125,000	$2,250,000
	3/16/2006				141,648	(3)	$3,750,131
	3/16/2006				141,640	(4)	3,749,919
W. Thomas Forrester	N/A	$0	$500,002	$1,000,004
	3/16/2006				18,888	(3)	$500,060
	3/16/2006				23,600	(4)	624,810
Brian J. Passell	N/A	$0	$422,693	$845,386
	3/16/2006				16,056	(3)	$425,083
	3/16/2006				17,660	(4)	467,549
William M. Cody	N/A	$0	$347,115	$694,230
	3/16/2006				13,224	(3)	$350,105
	3/16/2006				13,220	(4)	350,000
Charles E. Jarrett	N/A	$0	$378,269	$756,538
	3/16/2006				14,364	(3)	$380,287
	3/16/2006				14,360	(4)	380,181

N/A = Grant Date is not applicable to non-equity incentive plan awards.

(1)	Non-equity incentive plan awards were earned in 2006 under the Executive Plan for Messrs. Renwick, Forrester and Passell, under the PCM Plan for Mr. Cody and under the Gainsharing Plan for Mr. Jarrett. Payments under these plans can range from 0.0 to 2.0 times the targeted amount. The targeted amount represents the product of the executive’s salary and his target percentage, both of which are set by the Compensation Committee at the beginning of the plan year. The actual amount of non-equity incentive plan compensation earned by the NEOs during 2006 is included in the Summary Compensation Table on page 40. Further description of these plans is provided in the “Compensation Discussion and Analysis” beginning on page 21 of this report.

(2)	Awards are valued at the closing price on the date of grant. The stock price on March 16, 2006 was $26.475.

(3)	Represents number of shares covered by time-based restricted stock awards.

(4)	Represents number of shares covered by performance-based restricted stock awards.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements.  As of December 31, 2006, none of the named executive officers had employment agreements with the Company.

Summary Compensation Comments.  In total, salary and non-equity incentive plan compensation comprised approximately 65% to 80% of total compensation for the named executive officers other than Mr. Renwick, whose salary and non-equity incentive compensation comprised 38% of his total compensation for the year. For additional discussion of the Company’s compensation policies, 2006 compensation decisions, and non-equity incentive plans and the performance criteria thereunder, see the “Compensation Discussion and Analysis” beginning on page 21 of this report.

Non-Equity Incentive Compensation.  Salaries for named executive officers are set each year by the Compensation Committee. In addition, the Compensation Committee sets the target percentage, as a percent of salary, for the named executive officers for non-equity incentive compensation during the year. For 2006, Mr. Renwick’s target percentage for non-equity incentive compensation was 150% of salary and for Messrs. Forrester, Passell, Cody and Jarrett, the target percentage was 100% of salary. To determine the final non-equity incentive compensation earned in 2006, the target amount (i.e., salary x target percentage) is multiplied by a factor based on our success in achieving certain performance criteria established by the Compensation Committee at the beginning of the plan year. Non-equity incentive compensation could be earned under the Executive Plan for Messrs. Renwick, Forrester and Passell, the PCM Plan for Mr. Cody and the Gainsharing Plan for Mr. Jarrett. Under these plans, the award of compensation paid to each named executive officer was based on either the performance of the Company’s insurance operations as a whole during 2006, or in Mr. Cody’s case, on the performance of a portion of the Company’s investment portfolio for the year. In 2006, the performance factor was 1.18 for Messrs. Renwick, Forrester, Passell and Jarrett, and 2.0 for Mr. Cody.

Equity Incentive Plan Awards.  In 2006, all of the equity incentive plan awards were granted pursuant to the 2003 Incentive Plan. Progressive grants both time-based and performance-based restricted stock awards to named executive officers. All restricted stock awards for 2006 and prior years have dividend and voting rights equivalent to the Company’s other common shareholders.

Progressive granted time-based restricted stock awards to the named executive officers in 2006, based on a percentage of the individual’s salary at the time of grant. The time-based awards will vest in three equal installments in the third, fourth and fifth years after the date of grant (i.e., January 1, 2009, 2010 and 2011 for awards granted in 2006).

We also granted performance-based restricted stock awards to the named executive officers in 2006. The value of the performance-based awards is determined on an annual basis by the Compensation Committee. The performance-based awards vest upon the satisfaction of objective performance criteria. For 2006 awards, vesting will occur only if the Company’s insurance subsidiaries generate net premiums earned of $20 billion or more over a period of 12 consecutive months while maintaining an average combined ratio of 96 or less over the same period. If the objectives are not achieved by December 31, 2015, the awards will be forfeited.

All restricted stock awards are made subject to accelerated vesting pursuant to the “qualified retirement” and “change in control” provisions in the 2003 Incentive Plan (see discussion beginning on page 48).

Further discussion of Progressive’s compensation strategy and plans can be found in the “Compensation Discussion and Analysis” beginning on page 21 of this report.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes stock option awards exercisable and outstanding under the 1995 Incentive Plan, as well as the unvested restricted stock awards issued under the 2003 Incentive Plan. The value of the stock awards is calculated using the market value on the last business day of 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
					Stock Awards
									Equity
									Incentive
							Equity		Plan
Option Awards							Incentive Plan		Awards:
	Number of	Number of			Number of	Market	Awards:		Market
	Securities	Securities			Shares of	Value of	Number of		Value of
	Underlying	Underlying			Stock That	Shares of	Unearned		Unearned
	Unexercised	Unexercised	Option	Option	Have Not	Stock That	Shares That		Shares That
	Options(#)	Options(#)	Exercise	Expiration	Vested	Have Not	Have Not		Have Not
Name	Exercisable	Unexercisable(1)	Price($)	Date	(#)(2)	Vested($)	Vested(#)		Vested($)
Glenn M. Renwick	112,800	—	$10.33	12/31/2007	0	0	577,728	(3)	$13,992,572
	134,400	—	11.83	12/31/2008			486,180	(4)	11,775,280
	595,008	—	4.81	12/31/2009
	648,852	—	7.67	12/31/2010
	435,444	108,864	13.01	12/31/2011

W. Thomas Forrester	112,800	—	$10.33	12/31/2007	41,842	$1,013,413	41,842	(3)	1,013,413
	126,000	—	11.83	12/31/2008			74,740	(4)	1,810,203
	302,904	—	4.81	12/31/2009
	227,748	—	7.67	12/31/2010
	109,536	21,768	13.01	12/31/2011

Brian J. Passell	187,196	—	$4.81	12/31/2009	0	0	67,824	(3)	1,642,697
	169,044	—	7.67	12/31/2010			56,160	(4)	1,360,195
	76,824	17,412	13.01	12/31/2011

William M. Cody	14,400	—	$10.33	12/31/2007	0	0	53,504	(3)	1,295,867
	13,200	—	11.83	12/31/2008			41,460	(4)	1,004,161
	41,112	—	4.81	12/31/2009
	32,040	—	7.67	12/31/2010
	2,340	—	10.82	12/31/2010
	18,576	6,288	13.01	12/31/2011

Charles E. Jarrett	47,508	—	$7.92	12/31/2009	0	0	61,036	(3)	1,478,292
	127,476	—	7.67	12/31/2010			46,320	(4)	1,121,870
	73,464	15,732	13.01	12/31/2011

(1)	Awards became exercisable on January 1, 2007. The Company stopped issuing stock option awards after December 31, 2002.

(2)	Represents time-based restricted stock awards that have been earned by Mr. Forrester because of the “qualified retirement” provisions of the 2003 Incentive Plan (see “Qualified Retirement Provisions under Equity Plans” below); such shares will vest upon the earlier of the vesting dates defined in the restricted stock award agreement (see table below) or Mr. Forrester’s separation from the Company.

(3)	Represents time-based restricted stock awards. Following are the applicable vesting dates for those awards:

TIME-BASED AWARDS VESTING DATES

Name	1/1/2007	1/1/2008	1/1/2009	1/1/2010	1/1/2011	Total

Glenn M. Renwick	105,188	160,616	162,064	102,644	47,216	577,728
W. Thomas Forrester
Earned awards [see note (2) above]	8,714	12,410	10,726	6,844	3,148	41,842
Unearned awards	8,714	12,410	10,726	6,844	3,148	41,842
Brian J. Passell	13,812	19,800	17,520	11,340	5,352	67,824
William M. Cody	10,556	15,360	13,968	9,212	4,408	53,504
Charles E. Jarrett	12,468	17,864	15,732	10,184	4,788	61,036

(4)	Represents performance-based restricted stock awards. Performance-based restricted stock awards vest upon the Company’s insurance subsidiaries achieving both a minimum level of net premiums earned (NPE) and a predetermined combined ratio (CR) over the same period of 12 consecutive months. Following are the performance criteria that must be achieved to enable the performance-based restricted stock awards to vest for the year of grant indicated:

•	2004 — NPE of $15.0 billion and CR of 97

•	2005 — NPE of $17.5 billion and CR of 96

•	2006 — NPE of $20.0 billion and CR of 96

If these objectives are not achieved by December 31, 2013, 2014 or 2015 for the 2004, 2005 and 2006 awards, respectively, the awards will be forfeited. The number of performance-based restricted shares awarded to each of the NEOs for such years are as follows:

Name	2004	2005	2006	Total

Glenn M. Renwick	178,260	166,280	141,640	486,180
W. Thomas Forrester	25,640	25,500	23,600	74,740
Brian J. Passell	18,740	19,760	17,660	56,160
William M. Cody	13,820	14,420	13,220	41,460
Charles E. Jarrett	15,780	16,180	14,360	46,320

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the exercise of stock options and the vesting of restricted stock awards during 2006. The stock options were exercised at various dates during the year, while all of the restricted stock awards vested on January 1, 2006, at a price of $29.325 per Common Share.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Restricted Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
	Acquired on	Exercise	Acquired on Vesting		Vesting
Name	Exercise(#)	($)	(#)		($)

Glenn M. Renwick	189,600	$3,659,360	45,768	(1)	$1,342,147
W. Thomas Forrester	189,600	3,858,512	9,664	(1)	283,397
Brian J. Passell	286,000	4,443,782	7,632		223,808
William M. Cody	—	—	5,800	(1)	170,085
Charles E. Jarrett	—	—	6,920	(1)	202,929

(1)	Represents vested restricted stock awards that were deferred in their entirety pursuant to the EDCP. These deferred awards are deemed invested in one or more investment funds, including Common Shares of the Company, as recommended by the NEO, and are eligible to be transferred among the funds in the EDCP. Distribution of these deferred awards will be made in cash based on the election of the participant. Mr. Renwick elected to receive payment of this deferred award in a lump sum upon separation from the Company. Messrs. Forrester and Cody elected to receive payment in 10 installments on the earlier of reaching age 59 or the date they separate from the Company. Mr. Jarrett elected to receive payment of this deferred award in 10 installments upon separation from the Company. The deferred amounts are included in the Nonqualified Deferred Compensation table below.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes amounts contributed to, earned within or distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2006, as well as the aggregate ending balance, in the EDCP at December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate Earnings	Aggregate	Aggregate Balance
	Contributions in	Contributions in	in Last	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Year-end
Name	($)(1)	($)(2)	($)	($)(3)	($)(1)

Glenn M. Renwick	$3,073,521	$0	$300,490	$198,654	$21,006,997
W. Thomas Forrester	1,051,125	0	482,992	0	8,760,762
Brian J. Passell	0	0	40,661	0	453,491
William M. Cody	439,318	0	66,823	0	1,920,081
Charles E. Jarrett	473,013	0	131,206	0	3,085,571

(1)	The table below identifies amounts reported as compensation in the Summary Compensation Tables in the 2006 Proxy Statement, as well as the aggregate amount reported in Proxy Statements for all prior years, including the 2006 Proxy Statement. The non-equity incentive compensation awards were previously disclosed as “Bonus” in the Annual Compensation Section of the Summary Compensation Table. The differences between the amounts disclosed for the 2006 contributions in the table below and those disclosed above, as Executive Contributions in Last Fiscal Year, represent vested restricted stock awards that were deferred during 2006 and which are disclosed in the Option Exercises and Stock Vested Table above. Messrs. Cody and Jarrett are included as NEOs for the first time in this report and, accordingly, have had no contributions reported in prior years’ Summary Compensation Tables.

		Aggregate Balance
	Contributions	(of previously
	Reported in 2006	reported
Name	Proxy Statement	contributions)

Glenn M. Renwick(a)	$1,731,375	$11,352,834
W. Thomas Forrester(b)	767,728	5,755,150
Brian J. Passell(c)	—	333,806

(a)	Mr. Renwick has deferred receipt of his non-equity incentive plan awards in their entirety since 1995, the year the EDCP began. All awards have been disclosed when earned in the applicable Summary Compensation Tables for prior years.

(b)	Mr. Forrester has deferred receipt of his non-equity incentive plan awards in their entirety for awards earned in 1995 and in 1998 through 2006. Mr. Forrester deferred a portion of his awards earned in 1996 and 1997. All awards have been disclosed when earned in applicable Summary Compensation Tables for prior years.

(c)	Mr. Passell has deferred a portion of his non-equity compensation at various times since 1995. Mr. Passell first became a NEO in 2002 and, as a result of having to disclose three years of compensation in the Summary Compensation Table, any deferred awards since 2000 have been disclosed in applicable Summary Compensation Tables for prior years.

(2)	Progressive makes no supplemental contributions to the EDCP in the year of deferral or subsequent years.

(3)	Represents scheduled distributions based on the executives’ elections in prior years.

The named executive officers are eligible to defer all or part of the non-equity incentive compensation earned under either the Executive Plan, PCM Plan, Gainsharing Plan or other similar plans, as well as their vested restricted stock awards, in full, granted under the 2003 Incentive Plan. Progressive has established an irrevocable grantor trust to provide a source of funds to assist the Company in meeting its liabilities under the EDCP. The trust has 13 mutual funds, as well as Progressive Common Shares, as deemed investment choices under the plan. The participant recommends the deemed investment choices for contributions and transfers. Fund transfers are limited to twice per quarter. The actual market value changes of the deemed investments are included as earnings on a daily basis.

Amounts equal to the deferred cash bonuses or restricted stock grants are deposited by the Company into the trust at the time that the bonus or grant otherwise would have been earned by the participant; the Company makes no matching contributions or additional deposits on behalf of any participant. To secure the Company’s future payment obligations to participants, the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. Participants have no proprietary right or interest in the trust’s assets, including such securities, all of which remain subject to the claims of the Company’s general creditors. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against the Company. The Company does not guaranty any specific rate of return to participants who defer amounts into the EDCP. Following is a listing of deemed investment choices including the annual rate of return on each investment alternative during 2006:

One-Year
Performance
Fund	As of 12/31/06 (%)

American Advantage Small Cap Value	15.36
Fidelity Diversified International Fund	22.52
Fidelity Dividend Growth Fund	14.67
Fidelity Mid-Cap Stock Fund	14.78
Fidelity Retirement Money Market	4.82
FMA Small Company Portfolio	20.74
Janus Worldwide Fund	17.90
Oakmark Equity and Income Fund	10.82
PIMCO Total Return Fund	3.74
Templeton World Fund — Class A	20.89
The Progressive Corporation	(17.00)
Vanguard Institutional Index Fund	15.78
Wasatch Small Cap Growth Fund	8.40
Washington Mutual Investors Fund — Class A	18.04

Distributions from the EDCP are made in accordance with an irrevocable election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five or ten annual installments at the earlier of the date selected by the participant or upon termination from the Company. The method of distribution (i.e., lump sum or installments) can be changed by the participant prior to any payments commencing with one year’s advance notice. All distributions are made in cash, with the exception of deferred restricted stock awards granted after March 17, 2005, which awards will be deemed invested in Progressive Common Shares for the entire deferral period and distributed in-kind. The participants’ respective rights and interests under the plan may not be assigned or transferred under any circumstances.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Under the Company’s executive separation allowance plan, a unified approach has been taken to potential severance payments and other benefits payable to named executive officers (and other covered employees) upon certain termination events, including a change-in-control scenario. In addition, our equity plans include separate “change-in-control” and “qualified retirement” provisions for equity award holders, including named executive officers. Details concerning these plan provisions are discussed in turn below. Payments to be made under our executive deferred compensation plan upon the termination of employment of our named executive officers are discussed under the “Nonqualified Deferred Compensation” section above.

Severance.  Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive is asked to leave by the Company under certain circumstances. The plan covers our CEO, other executive officers and all other equity-eligible employees of the Company. Among other terms and conditions, the plan provides for the Company to pay a separation allowance (severance) payment to an executive if (i) his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence or discharge for Cause (as defined in the plan), and (ii) the employee signs a termination and release agreement as required by the plan. The amount of the severance payment will vary among employees based on position and years of service. For the named executive officers, the severance payment would equal three years of the executive’s base salary only, at the time of termination. In addition, under the plan, the executive would be entitled to continue health and welfare benefits for a period not to exceed eighteen months at our cost, except that the terminated executive would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination.

In addition, the plan provides that executives and other covered employees will have the right to receive a severance payment for a three-year period after any Change in Control of the Company, upon either (i) a termination of employment for reasons other than resignation (including retirement), death, disability, leave of absence or discharge for Cause, or (ii) the executive resigning due to a Job Change. For purposes of the plan, the definition of the term “Change in Control” incorporates the definition of the same term from our equity compensation plans for employees (described below). The term “Job Change” is defined as either a decrease in the individual’s total pay package, whether in the same job or after a job transfer, or the imposition of significantly different job duties, shift, work location or number of scheduled work hours. Upon the occurrence of either of such events, an executive would be entitled to receive a severance payment equal to three years of base salary and the continuation of health and welfare benefits, on the same basis as described above.

The following table summarizes the severance payments that would have been made to the named executive officers (and the estimated value of health and welfare benefits for which the executive would have been eligible), if the executive had separated from the Company at December 31, 2006, under circumstances requiring payments under the executive separation plan (whether as a result of a change in control or otherwise):

		Estimated Value of
	Amount of Severance	Health and Welfare
Name	Payment	Benefits

Glenn M. Renwick	$2,250,000	$13,412
W. Thomas Forrester	1,500,006	13,412
Brian J. Passell	1,268,079	13,412
William M Cody	1,041,345	18,716
Charles E. Jarrett	1,134,807	18,716

Change in Control Provisions under Equity Plans.  Benefits are also provided to named executive officers and other holders of equity awards under our equity plans upon the occurrence of a Change in Control or a Potential Change in Control, as defined in those plans (described below). The Board of Directors has the authority under the plans to “override” the Change in Control benefits, however, if the Board has given its prior approval to a transaction that would otherwise trigger the benefits to be paid. If the Board’s prior consent is not obtained, our equity plans include provisions providing for the immediate vesting of, and payments to the holders of equity awards in an amount equal to the value of, the outstanding equity awards upon the occurrence of one of the specified triggering events. These provisions apply to both outstanding stock options, which were issued by the Company prior to 2003, and unvested restricted stock awards, including both time-based and performance-based awards. The triggering events are described below.

A Change in Control would be deemed to occur under our equity incentive plans upon the occurrence of one of the following events, unless the Board approves the change prior to either (i) the commencement of the applicable events, or (ii) the commencement of a tender offer for the Company’s stock:

•	Acquisition of 20% or more of the voting power of the Company’s outstanding shares, with certain exceptions including acquisitions by a passive investor with only investment intent;

•	Turnover of a majority of the Board of Directors during a 24-month period, without the approval of the prior Board members; or

•	Occurrence of a transaction requiring shareholder approval for the acquisition of the Company, or any portion of its shares, through purchase of shares or assets, by merger or otherwise.

Except as noted below with respect to awards of restricted shares in or after March 2007, a Potential Change in Control would be deemed to occur upon:

•	The approval by shareholders of an agreement, the consummation of which would constitute a Change in Control (as described above), unless the Board approved such change prior to the commencement thereof; or

•	Acquisition of 5% or more of the voting power of the Company, together with a resolution by the Board of Directors that a Potential Change in Control has occurred.

For restricted stock awards made in March 2007 or thereafter, the Compensation Committee has modified the Company’s 2003 Incentive Plan (our only equity plan under which awards may currently be made to executives and other eligible employees) to remove from the definition of “Potential Change in Control” the language described in the first bullet immediately above. This change was made on a going forward basis only, and it does not affect rights under outstanding awards, which accrued under the plan before the change was made.

The following table quantifies the payments that would have been made to the named executive officers under our equity incentive plans if a Change in Control had occurred on December 31, 2006:

	Payments on	Payments on
	Unvested Restricted	Outstanding Stock
Name	Stock Awards	Options(1)	Total Payments

Glenn M. Renwick	$25,767,852	$31,621,306	$57,389,158
W. Thomas Forrester	3,837,029	14,248,446	18,085,475
Brian J. Passell	3,002,892	7,487,538	10,490,430
William M. Cody	2,300,028	2,001,891	4,301,919
Charles E. Jarrett	2,600,162	3,883,996	6,484,158

(1)	As of January 1, 2007, all stock options are vested.

Qualified Retirement Provisions under Equity Plans.  Executive officers, along with other equity award recipients, are eligible for the “qualified retirement” treatment (sometimes referred to as the “Rule of 70”) under our equity compensation plans. Under this arrangement, executives who leave their employment with the Company after satisfying certain age and years-of-service requirements (described below), generally (i) are permitted to exercise outstanding stock options (all of which are now vested) at any time prior to their stated expiration date (instead of being required to exercise such options within 60 days of the termination of employment, as is typically the case), (ii) receive 50% of unvested time-based restricted shares then outstanding (with the remaining 50% being forfeited), and (iii) retain 50% of unvested performance-based restricted stock awards which will vest, if at all, only upon satisfaction of the performance objectives associated with those awards (and the other 50% of the performance-based shares are forfeited). For all awards made prior to March 2008, a “qualified retirement” requires an executive to be age 55 or older, and the total of his or her age plus years of service with the Company must be at least 70, at the time of retirement. Under an amendment to our restricted stock plan approved by the Committee in February 2007, for awards made in or after March 2008, the qualification standard was changed to require the employee to be age 55 or over and have at least 15 years of service with the Company at the time of retirement.

Generally, the executive’s participation in these arrangements are on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to him provides at least one full year of notice to the Company of his or her intention to leave employment after qualifying for the “Rule of 70,” he or she will retain 100% of his or her unvested performance-based restricted stock awards (not just 50% as stated above), although such performance-based shares will vest only if and when the applicable performance goals are achieved prior to expiration.

The rights conferred by these provisions may be limited or forfeited if the Committee determines that the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•	directly or indirectly being an owner, officer, employee, advisor or consultant to a company that competes with the Company or its subsidiaries or affiliates to an extent deemed material by the Committee;

•	disclosure to third parties or misuse of any confidential information or trade secrets of the Company, its subsidiaries or affiliates;

•	any material violation of the Company’s Code of Business Conduct and Ethics or any other agreement between the Company and the executive; or

•	failing in any material respect to perform the executive’s assigned responsibilities as an employee of the Company or any of its subsidiaries or affiliates, as determined by the Committee, in its sole judgment, after consulting with the Chief Executive Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with the Company or any of its subsidiaries or affiliates will not constitute a disqualifying activity.

W. Thomas Forrester, the Company’s CFO during 2006, is the only named executive officer who was eligible in 2006 to take advantage of the Rule of 70. In the first quarter of 2006, Mr. Forrester announced his retirement, which was to be effective in the first quarter of 2007 or thereafter. Accordingly, when he retires, Mr. Forrester will receive immediately 50% of his unvested time-based restricted shares (33,128 shares, valued at approximately $802,360 as of December 31, 2006), and the other 50% will be immediately forfeited. In addition, he will retain 100% of his unvested performance-based restricted shares (74,740 shares), which were valued at approximately $1,810,203 as of December 31, 2006, but each of which will vest (if at all) only if and when the Company achieves the required performance objectives for each outstanding award. Further, Mr. Forrester will be allowed to retain his outstanding stock options until their scheduled expiration. At December 31, 2006, Mr. Forrester held options covering 900,756 shares, with an average exercise price of $8.40 per share; the options will expire between December 31, 2007 and December 31, 2011, unless exercised before their scheduled expiration dates.

COMPENSATION OF DIRECTORS

The following information is set forth with respect to the compensation of our non-employee directors, for the year ended December 31, 2006.

DIRECTOR COMPENSATION

	Fees
	Earned or
	Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)(1)	($)(2)	($)(2)	($)

Charles A. Davis	$11,400	$146,832	—	$158,232
Stephen R. Hardis	8,900	143,069	—	151,969
Bernadine P. Healy, M.D.	8,300	138,176	—	146,476
Jeffrey D. Kelly	8,300	139,305	—	147,605
Abby F. Kohnstamm	—	78,684	—	78,684
Philip A. Laskawy	11,400	154,360	—	165,760
Peter B. Lewis	—	195,863	—	195,863
Norman S. Matthews	10,900	146,832	—	157,732
Patrick H. Nettles, Ph.D.	8,800	139,305	—	148,105
Donald B. Shackelford	7,800	135,541	—	143,341
Bradley T. Sheares, Ph.D.	2,500	139,305	—	141,805

(1)	Amounts represent retainer or meeting fees earned prior to April 21, 2006. See narrative discussion below for a description of the directors’ fee structure.

(2)	Represents expense recognized with respect to restricted stock awards in accordance with SFAS 123(R). All non-employee director stock option awards vested prior to January 1, 2006; therefore, no expense was recognized under SFAS 123(R) in 2006.

The following table presents the time-based restricted stock awards granted in 2006, along with the grant date fair value of such awards, as well as the aggregate number of Common Shares covered by time-based restricted stock awards outstanding and the aggregate number of shares covered by stock option awards at December 31, 2006:

			Aggregate Number of
			Shares at
	Awarded in 2006		December 31, 2006
	Stock	Grant Date	Stock	Option
	Awards	Fair Value	Awards	Awards
Name	(#)	($)	(#)	(#)

Charles A. Davis	6,200	$165,013	6,200	115,068
Stephen R. Hardis	6,012	160,009	6,012	115,068
Bernadine P. Healy, M.D.	5,791	154,189	5,791	—
Jeffrey D. Kelly	5,824	155,006	5,824	59,676
Abby F. Kohnstamm	4,628	125,002	4,628	—
Philip A. Laskawy	6,576	175,020	6,576	10,476
Peter B. Lewis	7,516	200,038	7,516	(a	)
Norman S. Matthews	6,200	165,013	6,200	115,068
Patrick H. Nettles, Ph.D.	5,824	155,006	5,824	—
Donald B. Shackelford	5,636	150,002	5,636	115,068
Bradley T. Sheares, Ph.D.	5,824	155,006	5,824	—

(a)	Mr. Lewis did not receive stock options as a director of the Company. His option awards were granted prior to February 2003 when he was an executive officer of the Company. His outstanding option awards are set forth in note 4 on page 17.

Narrative Disclosure to Director Compensation Table

Until April 2006, each member of the Board of Directors who was not an employee of the Company (other than our Chairman, Mr. Peter B. Lewis) received fees for service on the Board or its Committees, as set forth in the table below. Mr. Lewis received no retainer or meeting fees.

Type of Fee	Amount
Annual Retainer	$10,000
Board Meeting
Regular — In person	3,700
— Phone	1,500
Special	1,000
Audit Committee Meetings
Chairman	4,700
Other members	2,600
Various teleconferences
Chairman	1,500
Other members	1,000
Other Committee Meetings(1)
Chairman	3,100
Other members	2,600
Participation in Certain Management Meetings	2,000

(1)	If attendance was by telephone (except for regularly scheduled teleconferences), the fee was $500.

Beginning April 21, 2006, however, directors no longer receive separate retainer or meeting fees. Instead, each non-employee director (other than Mr. Lewis) only receives an annual award of restricted stock which is valued to include a specified retainer amount plus a variable component tied to such director’s Committee assignments. Mr. Lewis continues to receive a lump sum restricted stock award as his sole compensation for service as Chairman. The awards are made under The Progressive Corporation 2003 Directors Equity Incentive Plan (“Directors Equity Plan”). Restricted stock awards to directors are expected to be made in April of each year with an 11-month vesting period. The annual value of these restricted stock awards will be based on the individual director’s Board participation and Committee assignments. If a director is appointed to the Board or changes committee assignments during the year, appropriate adjustments to his or her award may be made. The following table sets forth targeted compensation for each component:

Compensation Component	2006 and 2007

Board Retainer	$110,000
Audit Committee Chair Retainer	65,000
Audit Committee Member Retainer	45,000
Compensation Committee Chair Retainer	45,000
Compensation Committee Member Retainer	40,000
Investment Committee Chair Retainer	45,000
Investment Committee Member Retainer	40,000
Additional Committee Chair Retainer (1)	15,000
Additional Committee Member Retainer (1)	10,000
Chairman of the Board	200,000

(1)	Excludes Executive Committee

Equity-based Awards.  Each non-employee director is eligible to receive awards under the Directors Equity Plan. The Directors Equity Plan originally authorized the issuance of up to 350,000 Common Shares. After adjusting for prior awards granted and the Company’s 4-for-1 stock split in May 2006, 1,170,349 shares remained available for issuance at December 31, 2006. Under this plan, prior to April 2006, we awarded restricted stock to directors as the equity incentive component of their compensation. Subsequent to April 2006, restricted stock awards became the directors’ sole compensation. The restricted stock grant value per Common Share equals the fair market value of the Common Shares awarded on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

Directors Equity Deferral Plan.  Directors receiving awards of restricted stock under the Directors Equity Plan also have the right to defer the receipt of the Common Shares covered by each such award under The Progressive Corporation Directors Restricted Stock Deferral Plan (the “Directors Equity Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive Common Shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on Progressive Common Shares. There are no other investment options under the Directors Equity Deferral Plan. All such accounts will be distributed in Common Shares (with any partial shares being distributed in cash), in a lump sum or installments, at the time(s) designated by the participating director at the time of election, subject to accelerated vesting provisions under the plan in the event of the participant’s death or a change in control of the Company.

Directors Deferral Plan.  Nine non-employee directors participate in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”). Each participant in the Directors Deferral Plan was a director prior to April 2006 and elected to defer receipt of all or a portion of his or her meeting fees until the date designated by the director in accordance with the plan. Since, as discussed above, we discontinued paying retainer and meeting fees to directors beginning in April 2006, new contributions to the Directors Deferral Plan likewise ceased at that time. A participating director could have elected to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to Progressive Common Shares; however, all participating directors have elected the stock account. Account balances may not be transferred from one account to another. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director. All retainer fees were deferred, credited to a stock account and will be distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to a designated beneficiary upon his or her death. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his or her current term, all retainer fees credited to his or her stock account for the unexpired portion of his or her term are forfeited.

Perquisites.  Directors and their spouses or guests are invited to attend an annual retreat with management at an off-site location. Personal travel for a spouse or guest and the costs of certain other activities held during the retreat may constitute perquisites to the attending directors. Otherwise, we do not provide perquisites to our non-employee directors.

ITEM 2: PROPOSAL TO APPROVE THE PROGRESSIVE CORPORATION 2007 EXECUTIVE BONUS PLAN

Background

The Compensation Committee of the Board of Directors (the “Committee”) approved and adopted The Progressive Corporation 2007 Executive Bonus Plan (the “2007 Plan” or the “Plan”) on February 2, 2007, subject to approval by the Company’s shareholders. If approved by shareholders, the 2007 Plan will supersede and replace The Progressive Corporation 2004 Executive Bonus Plan (the “2004 Plan”) for 2007 and subsequent years. The complete text of the 2007 Plan is filed with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K, filed on February 8, 2007. The description of the 2007 Plan below is qualified in its entirety by reference to the text of the Plan.

The Company has designed an executive compensation program consisting of three components: salary, annual cash bonus and restricted stock awards. The program is structured to reflect the market for executive compensation and to promote the achievement of corporate goals that are in the long-term interest of shareholders. For a more detailed discussion of the Company’s compensation program, see the “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement. The annual cash bonus component of executive compensation focuses on current operating and/or investment performance results. If approved by shareholders, the 2007 Plan will provide some or all of the annual cash bonus component of total compensation for the executive officers who participate in it in 2007 and succeeding years.

Significant Changes in the 2007 Plan

The 2007 Plan will operate in substantially the same manner that the 2004 Plan has operated over the last three years. In each case, the plans provide for the payment of cash bonuses to executive officers selected by the Committee each year, based upon the extent to which the Company’s “Core Business” and/or the executive’s assigned business unit achieve objective performance goals established by the Committee. The 2007 Plan differs from the 2004 Plan in a number of significant respects, however, including the following:

•	The 2007 Plan contains an expanded list of potential performance goals (in terms of both growth and profitability) that may be used by the Committee to define the performance criteria upon which bonuses will be paid in a given year. These changes are appropriate so that the participating executives’ cash bonus performance goals can more closely coincide with the Company’s strategic objectives and with the performance objectives contained in our 2007 Gainsharing Plan (the “Gainsharing Plan”), under which virtually all of our non-executive employees are eligible to earn a cash bonus for 2007. Additional information concerning the performance goals available under the 2007 Plan can be found below under the “Plan Operation: Bonus Components” discussion.

•	The “Core Business” under the 2007 Plan will separately consider results achieved by the Company’s Special Lines business in determining the overall performance of our insurance operations, unless decided otherwise by the Committee. Under the 2004 Plan, the Special Lines business results were principally included in the results of the Drive (Agency) business. A similar change has also been made for other employees under the Gainsharing Plan for 2007.

•	Under the 2004 Plan, a participant had to be employed by the Company on the date designated for the payment of the annual bonus in order to qualify for the bonus. Under the 2007 Plan, a participant must be employed on November 30th of the Plan year in order to qualify for an annual bonus payment for that year (although payments will still be made in the first quarter of the following year after the Committee certifies the applicable performance results).

•	The 2007 Plan includes a recoupment right, which allows the Company to recover some or all of a participating executive officer’s annual bonus, if the bonus was calculated and paid on the basis of incorrect financial or operating results that are later restated, and a lower bonus would have been paid based on the correct information.

Accordingly, the 2007 Plan is viewed by the Committee and management as a continuation of our current compensation program, with a limited number of specific enhancements. Approval of the 2007 Plan by shareholders will allow the Company to continue to align its executive compensation program with its current and future strategic objectives and with the compensation objectives under the Gainsharing Plan for its other employees, while providing needed flexibility to the Committee and appropriate protections for the Company.

Shareholder Approval Requirements

The 2007 Plan is being submitted to the Company’s shareholders for approval pursuant to the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”). Section 162(m) limits to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to a “covered employee” of a public company (“Deduction Limit”). Under Section 162(m), the term “covered employee” includes the chief executive officer and the four other most highly compensated executive officers of the Company. The Deduction Limit applies to compensation that does not qualify for any of the limited number of exceptions provided for in Section 162(m).

Under Section 162(m), the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” To qualify for this exception, the following requirements must be met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms under which the compensation will be paid must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

It is the Company’s policy to structure its incentive compensation programs to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid, to the extent practicable in view of the Company’s compensation policies and plans. As a consequence, the Committee has directed that the 2007 Plan be submitted to the Company’s shareholders for approval in accordance with the requirements for the “performance-based compensation” exception to the Deduction Limit. If approved by shareholders, the 2007 Plan will become effective for the Plan year 2007 and will continue in effect thereafter until terminated by the Committee. Compensation paid under the 2007 Plan to “covered employees” will qualify for the “performance-based compensation” exception and, therefore, will not be subject to the Deduction Limit.

If shareholders do not approve the 2007 Plan, it will not become effective, and the 2004 Plan will remain in effect. However, under these circumstances, the Committee may consider adopting an alternative cash bonus program for executives for 2007 and later years, without shareholder approval, to better align the executives’ cash bonus program with the Company’s strategic goals. Some or all of the bonus payments made under such an alternative plan could then be subject to the Deduction Limit.

Administration

The 2007 Plan will be administered by the Committee, which consists of three Board members, all of whom are “outside directors,” as defined under Section 162(m) of the Code. The Committee has full authority to determine the manner in which the 2007 Plan will operate, to interpret the provisions of the 2007 Plan and to make all determinations under the Plan. In addition, the Committee has authority to adopt, amend and repeal such rules, guidelines, procedures and practices governing the 2007 Plan as it, from time to time, deems advisable.

Eligibility for Participation

Participation in the 2007 Plan is limited to executive officers of the Company. The Committee has authority to select those executive officers who will participate in the 2007 Plan. As of December 31, 2006, there were thirteen (13) executive officers of the Company (including W. Thomas Forrester, our Chief Financial Officer (CFO), who is scheduled to retire in March 2007). Our Chief Executive Officer (CEO) and the nine (9) executive officers who report to him (other than Mr. Forrester), including those individuals identified in the tables below, have been selected by the Committee to participate in the 2007 Plan for 2007, if the Plan is approved by shareholders. The Committee may change the number and identity of Plan participants from year to year.

Plan Operation

General

The 2007 Plan has been designed to link a significant portion of a participant’s pay directly to the Company’s operating performance and/or investment performance. Annual bonuses paid under the Plan (each, an “annual bonus”) will be determined by application of the following formula:

Annual Bonus = Salary Paid × Target Percentage × Performance Factor

The annual bonus payable to any participant under the 2007 Plan for any Plan year may not exceed $5,000,000.

Salary.  Salaries are established annually by the Committee for each participant no later than ninety (90) days after commencement of the Plan year. Participants receive a salary based on their responsibilities and potential at market levels indicated by data obtained from national compensation surveys for a broad range of companies of like size and revenue in many different industries. For purposes of the Plan, salary will also include vacation, sick, funeral and certain holiday pay received by the participant during the Plan year, but will exclude certain other payments that may be received by the participant.

Target Percentage.  The Target Percentages for participants under the Plan will be determined and may be changed from year to year by the Committee, subject to the provisions of Section 162(m) and related regulations. The Target Percentage may not exceed 200% for any participant. For 2007, the Target Percentages for named executive officers under the Plan have been established by the Committee (in each case, at the same percentage that applied to such executive’s bonus calculation for 2006), as follows:

Target Percentage
Name and Position	(% of Salary)

Glenn M. Renwick, President and CEO	150%
W. Thomas Forrester, Vice President and CFO (1)	N/A
Brian C. Domeck, CFO (1)	100%
Brian J. Passell, Claims Group President	100%
William M. Cody, Chief Investment Officer	100%
Charles E. Jarrett, Vice President, Secretary and Chief Legal Officer	100%

N/A = Not applicable

(1)	Mr. Forrester is scheduled to retire from his position as CFO in March 2007 and, accordingly, he was not selected to participate in the Plan for 2007. As a result, references to Mr. Forrester will be omitted from each of the additional tables set forth below. Mr. Domeck will succeed Mr. Forrester as CFO, and we are therefore including information concerning his 2007 compensation in these tables.

Performance Factor.  Under the Plan, the Performance Factor for each participant can vary from between 0.0 to 2.0 and will be determined based on the performance results for one or more of the following components (“Bonus Components” or “Components”), which are described in more detail below:

•	Core Business Component

•	One or more Business Unit Components

•	Investment Component

•	Net Promoter Score Component

A Bonus Component, or an appropriate combination of Bonus Components, will be selected by the Committee for each participant, based on the nature and scope of his or her assigned responsibilities. If more than one Component is selected for a participant, the Committee will also determine the relative weightings of each of the selected Bonus Components. The selection of Bonus Components, and the relative weights assigned to each Component, may vary among participants and may be changed from year to year by the Committee.

A performance score will be assigned to each Bonus Component (as further described below) based on the performance of the business, product or function being measured by that Component. The Performance Score is designed to equal 1.0 if specified performance objectives are achieved, and can vary from 0.0 to 2.0 based on actual performance versus the pre-established objectives. If more than one Bonus Component has been selected for a participant, the performance score achieved for each of the designated Components will then be multiplied by the applicable weighting factor assigned by the Committee to produce a weighted performance score for that Component. The sum of the weighted performance scores for each of the applicable Bonus Components will equal the Performance Factor, which can likewise vary from 0.0 to a maximum of 2.0.

Bonus Components

Core Business Component.  The Core Business Component is intended to measure the overall operating performance of Progressive’s Core Business during the Plan year for which an annual bonus payment is to be made. The Core Business consists of the Drive business unit, the Direct business unit, the Commercial Auto business unit, the Special Lines business unit and/or any other business units that may be designated by the Committee for the Plan year in question (collectively, the “Core Business Units”). The performance score for this Component will be based on the operating performance results for the Core Business Units for the applicable Plan year. In the discretion of the Committee, the performance score for the Core Business may be determined either by the weighted performance results of the individual Core Business Units, or by the performance of the Core Business considered as a whole.

(i)	Weighted Performance Results of Individual Core Business Units: Each Plan year, one or more separate performance matrices for each Core Business Unit will be established by or under the direction of the Committee. Each performance matrix will assign a performance score to various combinations of profitability and growth outcomes for the applicable Core Business Unit (or an applicable portion of a Core Business Unit), based on the following performance criteria, as selected by the Committee:

Type	Name of Measure	Description(1)

Profitability	Combined ratio	The percentage of each dollar of premium earned during the period that an insurer incurs on claims, expenses to adjust claims and certain operating expenses (excluding income taxes)

	Weighted combined ratio	The combined ratio for a period that is adjusted pursuant to a specified weighting factor

	Variation in combined ratio from a targeted combined ratio	A quantification of the extent to which the actual combined ratio for a period meets, exceeds or falls short of a specified combined ratio goal

	Cohort combined ratio (2)	The combined ratio expected to be achieved over the anticipated lifetime of a group of policies commencing during a specified time period

	Return on equity	Net income for an annual period divided by average shareholders’ equity

	Return on revenue	Net or operating income for a period divided by the corresponding revenue for that same period

Growth	Policies in force (2)	The number of insurance policies that are in effect at a given time

	Vehicles insured (2)	The number of vehicles that are covered by in-force insurance polices at a given time (an in-force policy may cover more than one vehicle)

	Net earned premiums	Revenue from insurance operations that has been earned over an accounting period; stated net of premiums ceded to reinsurers

	Earned premium per policy or per vehicle (2)	Net earned premiums for a period divided by either the number of policies in force or vehicles insured

	Earned car years (2)	An alternative measure of unit volume, under which one vehicle being insured for a 12-month period equals one earned car year

	Net written premiums	Dollar value of all new and renewal polices sold during an accounting period, less premiums ceded to reinsurers

(1)	The descriptions provided in the last column are not part of this plan and are provided for explanatory purposes only. The exact definition of a measure, if adopted by the Committee for a specific plan year, would be as determined by the Committee at that time.

(2)	These performance measures will be available to the Committee for executive bonuses only if the 2007 Plan is approved by shareholders. All other performance measures listed above are currently included in the 2004 Plan.

The Committee may select different performance criteria for the various Core Business Units in a single Plan year, and the performance criteria may be changed from year to year by the Committee.

Profitability and growth will be separately determined for each of the Core Business Units (or the applicable portion of a Core Business Unit), using the performance criteria designated by the Committee for the Plan year, and will then be matched using the applicable performance matrix, to determine a performance score from between 0.0 to 2.0 for each Core Business Unit (or the applicable portion of a Core Business Unit). Where more than one performance matrix is used for a particular business unit, the performance scores from each portion (or “sub-unit”) of such business unit, as determined using a separate performance matrix, will then be weighted based on a factor approved by the Committee. The weighted performance scores for the designated sub-unit of the business will be added together to produce the performance score for the entire business unit.

The resulting performance scores for each Core Business Unit will then be multiplied by a weighting factor (based on the percentage of the total net earned premiums of the Core Business generated by such

Core Business Unit during the Plan year, or by such other factor(s) as may be approved by the Committee), the weighted performance scores will be combined, and the sum of the weighted performance scores will be the performance score for the Core Business Component.

(ii)	Performance Results for Core Business as a Whole: As an alternative, in the discretion of the Committee, the performance score for the overall Core Business for a Plan year may be measured using a single performance matrix for the entire Core Business. The performance matrix will assign a performance score to various combinations of profitability and growth outcomes for the Core Business as a whole, based on the performance criteria described above, as selected by the Committee. Profitability and growth for the Core Business Units will be calculated on an aggregate basis for the applicable Plan year, and will then be matched using the performance matrix to determine a performance score for the Core Business for such Plan year.

Business Unit Component.  A Business Unit Component is intended to measure the performance of one or more individual business units in terms of any one or more of the profitability and growth criteria set forth above, as selected by the Committee for the Plan year in question. For purposes of the 2007 Plan, a business unit may consist of a distribution channel, business group, product, class or type of business (such as designated types of policies written in a distribution channel or by a business group), function, process or other business category (such as new or renewal business), as determined by the Committee for the applicable Plan year.

The Committee may designate one or more Business Unit Components for an individual Plan participant for any Plan year and, for each such Component, will determine the applicable criteria by which performance of the unit (or an applicable portion of the business unit) will be measured, the goals to be achieved, the performance scores that will result from various levels of performance, and the relative weighting thereof. The applicable performance criteria, related goals and resulting performance scores may be set forth in one or more performance matrices or other format approved by the Committee. Business Unit Components, performance criteria, goals, resulting performance scores and relative weightings may vary among participants and may be changed from year to year by the Committee.

Investment Component.  The Investment Component compares the investment performance of one or more segments of the Company’s investment portfolio (each, a “Portfolio”) against the performance of selected groups of comparable investment funds, investment managers, indexes or other benchmarks (“Investment Benchmarks”) over such period or periods as may be determined by the Committee. Such Investment Benchmarks may be risk-adjusted in accordance with such formula or other method as may be approved by the Committee. Investment results are “marked to market” and adjusted to include the benefit of any state premium tax abatements attributable to the Portfolio, in order to calculate total return, which is then compared against the designated Investment Benchmarks to produce a performance score, pursuant to a formula or other criteria determined by the Committee, for each Portfolio. The applicable Portfolio or Portfolios will be identified, and the related Investment Benchmarks will be determined, by the Committee and may be changed from year to year by the Committee.

In the event that any participant’s annual bonus is to be determined by the performance of two or more Portfolios, the performance scores for each of the Portfolios will be weighted, based on the average amounts invested from time to time in each of such Portfolios during the Plan year or other applicable period, and the weighted performance scores for the applicable Portfolios then will be combined to produce the performance score for the Investment Component. Investment expense is not included in determining the performance score.

Net Promoter® Score Component.  The Net Promoter Score (NPS) Component measures NPS (a survey-based measure of customer satisfaction and loyalty) for the Core Business as a whole or for a business unit (or portion thereof) against objectives established by the Committee. The Committee may determine the applicable criteria by which NPS performance will be measured, the goals to be achieved, the methods that will be used to determine NPS performance, the performance scores that will result from various levels of performance and the relative weighting among the NPS results achieved by different business units, if appropriate. NPS performance criteria and goals, and relative weightings, may vary among participants and may be changed from year to year by the Committee. (Net Promoter® is a registered trademark of Satmetrix Systems, Inc.)

Bonus Component Determinations for 2007 Plan Year; Plan Benefits

Bonus Components

For 2007, the Committee has determined that the Bonus Components for the named executive officers, and the relative weighting of those Components that will be used to calculate the annual bonus payable to those officers under the Plan, will be as follows:

	Core Business	Investment
Name	Component	Component

Glenn M. Renwick	100%	—
Brian C. Domeck	100%	—
Brian J. Passell	100%	—
William M. Cody	—	100%
Charles E. Jarrett	100%	—

Core Business; Performance Criteria

For 2007, the Core Business Component has been defined by the Committee to include the operating results of the Drive business unit, the Direct business unit, the Commercial Auto business unit and the Special Lines business unit. The Performance Factor for the Core Business Component will consist of the performance scores for each of the Drive business unit, the Direct-New business sub-unit, the Direct-Renewal business sub-unit, the Commercial Auto-Light Local business sub-unit, the Commercial Auto-Specialty business sub-unit and the Special Lines business unit, with performance scores to be weighted as further described below. For 2007, the Committee determined that the businesses would be evaluated based on the following performance measures:

•	Profitability will be measured by the GAAP combined ratio, which will be separately determined for each business unit or sub-unit. This measure is consistent with the profitability criteria that have been employed under the 2004 Plan.

•	Growth will be measured using standards for each business unit or sub-unit based on changes in the number of policies in force (“PIFs”). This represents a change from how bonuses were calculated in prior years. Under the 2004 Plan, growth was generally determined by year-over-year changes in net premiums earned (although at least one other growth measure was used). The change to PIFs as a growth measure for cash bonus calculations under the 2007 Plan reflects the Company’s recent adoption of PIFs as its preferred growth measure for evaluating the businesses and thus supports our strategic goals relating to growth of PIFs.

The Committee has approved a separate performance matrix for each of the business units and sub-units comprising the Core Business, incorporating various profitability and growth outcomes, from which the performance scores of each business unit and sub-unit will be calculated for 2007. For the Direct and Commercial Auto businesses, which are each divided into two sub-units for evaluation purposes, the scores for the two sub-units will be combined on a weighted basis approved by the Committee to determine a single performance score for the applicable business unit. The performance scores from each of the Drive, Direct, Commercial Auto and Special Lines business units will be combined, with each business unit’s results being weighted according to its net premiums earned as compared with the net premiums earned for the entire Core Business. The result will be a Performance Factor between 0.0 and 2.0 for the entire Core Business.

These determinations mirror the Bonus Components, performance criteria and related procedures and calculations that have been approved by the Committee for use under the Gainsharing Plan for 2007. As such, executives who participate in the 2007 Plan’s Core Business Component will have their bonuses determined on the same basis that bonuses are determined for virtually all of our employees.

Investment Component

For Mr. Cody, our Chief Investment Officer, the Committee adopted an Investment Component under which the results for the Company’s fixed-income portfolio will be evaluated against an Investment Benchmark, on a risk-adjusted basis. The fixed-income portfolio’s results will be “marked to market” and adjusted to include the benefit of any state premium tax abatements attributable to the portfolio to calculate total return. The results for the portfolio will then be compared against the risk-adjusted results produced by the investment managers included in the Investment Benchmark to produce a performance score under a formula approved by the Committee. Other employees in the Company’s investment operations will likewise have a portion of their bonuses determined under a similar calculation.

Potential Bonuses Payable for 2007

Based on these determinations, and each executive’s target percentage for 2007 (as set forth above), the range of benefits that may be paid under the 2007 Plan to the named executive officers who have been selected to participate in the Plan, and to all participating executive officers as a group, are as follows:

NEW PLAN BENEFITS
THE PROGRESSIVE CORPORATION 2007 EXECUTIVE BONUS PLAN

	Potential Benefit for 2007(1)
Name	Minimum	Target	Maximum

Glenn M. Renwick	$0	$1,125,000	$2,250,000
Brian C. Domeck	$0	$320,000	$640,000
Brian J. Passell	$0	$440,000	$880,000
William M. Cody	$0	$365,000	$730,000
Charles E. Jarrett	$0	$395,000	$790,000
Executive Group (2)	$0	$4,305,000	$8,610,000

(1)	Potential benefits are calculated by multiplying the participant’s 2007 salary times his target percentage (set forth above) times the applicable performance factor for the Plan year. “Minimum” represents a performance factor of 0.0, “Target” represents a performance factor of 1.0, and “Maximum” represents a performance factor of 2.0, in each case determined as described above for the applicable Bonus Component under which the named executive officer’s annual bonus will be determined.

(2)	Includes the ten (10) executive officers, including the five (5) listed executives, who were selected by the Committee to participate in the plan for 2007.

Recoupment

Under the Plan, the Company will have the right to recoup any annual bonus (or an appropriate portion thereof) paid to a participant under the Plan with respect to any Plan year, if: (i) his or her annual bonus payment was based on the achievement during such Plan year of certain financial or operating results; (ii) such financial or operating results were incorrect and were subsequently the subject of a restatement of financial results by the Company within three (3) years after the date on which the annual bonus was paid to the participant; and (iii) a lower payment would have been made to the participant if the restated financial or operating results had been known at the time the payment was made. This recoupment right will be available to the Company whether or not the participant in question was at fault in causing the restatement. In such circumstances, the Company will have the right to recover from each participant for such Plan year, and each such participant will be required to refund to the Company, the amount by which the annual bonus paid to such participant for the Plan year in question exceeded the lower payment that would have been made based on the restated results, without interest. However, the Plan further provides that the Company will not seek to recover such amounts unless the amount due would exceed the lesser of five percent (5%) of the annual bonus previously paid or twenty-thousand dollars ($20,000). Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against future bonus payments, or other appropriate mechanisms.

Notwithstanding the foregoing, if any participant engaged in fraud or other misconduct (as determined by the Committee or the Board of Directors, in their respective sole discretion) resulting, in whole or in part, in a restatement of the financial or operating results used to determine the annual bonuses for a Plan year, the Company will further have the right to recover from such participant, and the participant will be required to refund to the Company upon demand, an amount equal to the entire annual bonus paid to such participant for the Plan year plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from the date that such bonus was paid to the participant. The Company further will have the right to recover from such participant the Company’s costs and expenses incurred in connection with recovering such annual bonus from the participant, including, without limitation, reasonable attorneys fees. There will be no time limit on the Company’s right to recover such amounts from an executive who engages in such misconduct, except as otherwise provided by law.

These recoupment rights are in addition to any other rights or remedies that the Company may have under any applicable law or regulation.

Amendments and Termination

The Committee, in its sole discretion, may terminate, amend or revise the 2007 Plan, in whole or in part, at any time, except that any amendment or revision to the Plan which requires shareholder approval pursuant to Section 162(m) of the Code will be subject to approval by the Company’s shareholders. The Committee, without shareholder approval, may modify or change the Target Percentages and the selection, mix and relative weighting of Bonus Components for any participant, and the performance targets, benchmarks or other measurements and resulting scores for any Bonus Component, and may select the executive officers who will participate in the Plan from year to year.

Other Material Provisions

Actual performance results achieved for any Plan year, as used to calculate the performance score achieved for each of the applicable Bonus Components, and the amount of each annual bonus payment must be certified by the Committee prior to payment of the annual bonus. The annual bonus for any Plan year will be paid to participants as soon as practicable after the Committee has certified performance results for the Plan year, but no later than the March 15 immediately following the end of the Plan year.

Unless otherwise determined by the Committee, in order to be entitled to receive an annual bonus for any Plan year, the participant must be employed by the Company on November 30th of that year (“Qualification Date”).

Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, personal leave of absence with the approval of the Company, military leave or short or long-term disability on the Qualification Date with respect to any Plan year will be entitled to receive an annual bonus payment for such Plan year, based on the amount of salary paid to such participant during the Plan year.

Annual bonus payments will be paid, net of any legally required deductions for federal, state and local taxes and other items.

Any participant in the 2007 Plan who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”) may elect to defer receipt of all or a portion of his or her annual bonus under the 2007 Plan under and in accordance with the provisions of the Deferral Plan.

The right to an annual bonus may not be transferred, assigned or encumbered by any participant.

Federal Income Tax Consequences of the 2007 Plan

As discussed in more detail above, the Company is not entitled to deduct annual compensation in excess of the Deduction Limit ($1 million) paid to any “covered employee” for Federal income tax purposes unless such compensation meets the requirements for “performance-based compensation,” as specified in Section 162(m) of the Code and related regulations. To meet such requirements, the compensation must be payable as a result of the attainment of objective performance goals established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors” and approved by the shareholders after disclosure to them of the material terms of the performance goals under which compensation is payable under the plan. Further, before payment, the compensation committee must certify in writing that the performance goals have been satisfied.

The 2007 Plan was established by the Committee, which is comprised solely of three “outside directors,” and is being submitted to shareholders for approval. If the shareholders approve the 2007 Plan and the Committee subsequently certifies the attainment of the performance goals applicable to any Plan participant who is a “covered employee,” the Company’s deduction of payments of performance-based compensation made to such participant under the Plan will not be subject to the Deduction Limit.

Vote Required for Approval

The affirmative vote of a majority of the Company’s Common Shares voting on this proposal, provided the total number of votes cast represents a majority of the outstanding Common Shares, is required for approval. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 3:  PROPOSAL TO APPROVE AN AMENDMENT TO THE PROGRESSIVE CORPORATION 2003 INCENTIVE PLAN TO MODIFY THE DEFINITION OF THE TERM “PERFORMANCE GOALS” SET FORTH THEREIN

The Board of Directors approved the First Amendment (the “First Amendment” or “Amendment”) to The Progressive Corporation 2003 Incentive Plan (the “2003 Incentive Plan” or the “Plan”) on February 3, 2007. The First Amendment includes modifications to the definition of the term “performance goals” under the Plan (as further described below), which require the approval of the Company’s shareholders. If approved by shareholders, these modifications will become effective immediately, and the revised definition of “performance goals” will then be available to the Committee for all subsequent awards of performance-based restricted stock under the Plan, as discussed in more detail in the sections that follow.

The 2003 Incentive Plan was filed with the Securities and Exchange Commission on April 21, 2003, on a Registration Statement on Form S-8, and the First Amendment was filed on a Current Report on Form 8-K, on February 8, 2007. The section of the First Amendment modifying the “performance goals” definition in the Plan is attached to this Proxy Statement as Exhibit A. The First Amendment included a number of other changes to the Plan, which do not require shareholder approval. The following descriptions of the First Amendment and the 2003 Incentive Plan are qualified in their entirety by reference to the text of those documents.

DESCRIPTION OF RESTRICTED STOCK PROGRAM AND PROPOSED CHANGES TO THE DEFINITION OF “PERFORMANCE GOALS”; SHAREHOLDER APPROVAL REQUIREMENTS

Restricted Stock Program

The Company currently awards restricted stock to executive officers and other senior level employees under the 2003 Incentive Plan. Although the Plan also would permit awards of stock options, we have not awarded stock options under this Plan and have announced our intention not to do so for the foreseeable future. Restricted stock may be awarded in either or both of two forms: time-based and performance-based. Time-based restricted stock is subject to vesting requirements tied to the recipient’s continued employment with the Company over a specified time period. Typically, these awards vest in 1/3 increments in the third, fourth and fifth year after the award. Time-based restricted stock awards will not be affected by this shareholder proposal.

Performance-based restricted stock vests only if the Company satisfies certain objective performance criteria, as established by the Committee. The potential list of performance criteria is included in the Plan in the definition of “performance goals” (described in more detail below). Each year, the Committee selects from this list of available performance goals the goals which will be applied to the performance-based awards for that year, and it approves specific objective performance standards based on those goals. For example, for performance-based awards made in 2006, the Committee selected “net premiums earned” (a measure of growth) and “combined ratio” (a profitability measure) as the performance goals for the 2006 awards. Based on these criteria, the Committee further decided that the performance-based awards would vest only if and when the Company surpasses $20 billion of net written premium over 12 consecutive months, with a combined ratio of 96 or less over the same period.

A similar selection from the list of available “performance goals” is made by the Committee each year, when the Committee makes performance-based restricted stock awards to the named executive officers and other senior-level employees. If the performance goals established in connection with a specific award are not satisfied prior to the 10-year expiration date for the awards, the awards are automatically forfeited by the recipient.

Changes to the Definition of Performance Goals

The sole purpose of this proposal is to request shareholder approval of the First Amendment’s changes to the definition of “performance goals” under the 2003 Incentive Plan, as described in this section. Under the Plan as originally approved, for each performance-based restricted stock award, the Committee could choose from the following growth measures:

•	earned premiums

•	operating income

•	net income, or

•	underwriting income; and/or

from the following profitability measures:

•	combined ratio, or

•	operating ratios, including a loss ratio, a loss adjustment expense ratio and/or an expense ratio.

Since the inception of the Plan in 2003, the vesting of performance-based awards has been determined by a combination of a specified amount of net premiums earned for a 12-month period and a specified combined ratio over the same period, in each case for the Company’s insurance operations as a whole.

After reviewing the performance measures currently available under the Plan, the Board determined that the Committee should have additional flexibility to choose growth and profitability measures that are more closely aligned with the Company’s strategic objectives as they evolve over time. For example, the Company has recently adopted growth of policies in force (PIFs) as its preferred growth statistic, and has implemented the use of PIFs to define growth in its cash incentive compensation plans for 2007. The PIFs measure, however, is not specifically authorized by the 2003 Incentive Plan and, as such, is not currently available as a vesting goal for performance-based restricted stock thereunder.

Accordingly, the First Amendment revises the definition of “performance goals” under the Plan to include performance measures selected from the existing definition and certain new measures that management believes may be considered for use in the future. The new performance measures, including PIFs, are highlighted in the table below. This revised definition is consistent with the categories of performance criteria that are available under The Progressive Corporation 2007 Executive Bonus Plan (which is also presented to shareholders for approval in this Proxy Statement). As with the prior definition, performance continues to be measured according to profitability and growth objectives that will be tied to the Company’s strategic objectives. The performance measures, as revised by the First Amendment, are individually identified in the “Name of Measure” column in the following table, together with a general description for each measure:

Type	Name of Measure	Description(1)

Profitability	Combined ratio	The percentage of each dollar of premium earned during the period that an insurer incurs on claims, expenses to adjust claims and certain operating expenses (excluding income taxes)

	Weighted combined ratio	The combined ratio for a period that is adjusted pursuant to a specified weighting factor

	Variation in combined ratio from a targeted combined ratio	A quantification of the extent to which the actual combined ratio for a period meets, exceeds or falls short of a specified combined ratio goal

	Cohort combined ratio (2)	The combined ratio that is expected to be achieved over the anticipated lifetime of a group of policies commencing during a specified time period

	Return on equity	Net income for an annual period divided by average shareholders’ equity

	Return on revenue	Net or operating income for a period divided by the corresponding revenue for that same period

Growth	Policies in force (2)	The number of insurance policies that are in effect at a given time

	Vehicles insured (2)	The number of vehicles that are covered by in-force insurance polices at a given time (an in-force policy may insure more than one vehicle)

	Net earned premiums	Revenue from insurance operations that has been earned over an accounting period; stated net of premiums ceded to reinsurers

	Earned premium per policy or per vehicle (2)	Net earned premiums for a period divided by either the number of policies in force or vehicles insured

	Earned car years (2)	An alternative measure of unit volume, under which one vehicle being insured for a 12-month period equals one earned car year

	Net written premiums	Dollar value of all new and renewal polices sold during an accounting period, less premiums ceded to reinsurers

(1)	The descriptions provided in the last column are not part of the First Amendment and are provided for explanatory purposes only. The exact definition of a measure, if adopted by the Committee for a performance-based restricted stock award, would be as determined by the Committee at that time.
(2)	These are the performance measures that will be added to the 2003 Incentive Plan if the First Amendment is approved by shareholders. All other measures that are listed are currently in effect and available under the Plan for performance-based restricted stock awards.

As with the original Plan, the performance criteria under the First Amendment may be measured on a corporate, subsidiary or business unit basis, or any combination thereof. Such performance goals may also reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.

Additional information concerning the 2003 Incentive Plan as it was originally approved, together with other changes that were implemented by the First Amendment, are provided below.

Shareholder Approval Requirements

The Amendment is being submitted to the Company’s shareholders for approval pursuant to the Plan and Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

Section 162(m) of the Code limits to $1 million per year the deduction allowed for Federal income tax purposes for remuneration paid to a “covered employee” of a public company (“Deduction Limit”). Under Section 162(m), the term “covered employee” includes the chief executive officer and the four other most highly compensated executive officers. The Deduction Limit applies to remuneration which does not qualify for any of the limited number of exceptions provided for in Section 162(m).

Under Section 162(m), the Deduction Limit does not apply to “performance-based compensation” if the following requirements are met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the Board of Directors that is comprised solely of two or more “outside directors”; (c) the material terms of the compensation and performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

Accordingly, for covered employees, any income resulting from a restricted stock award will generally be exempt from the Deduction Limit only if the grant vests upon the achievement of one or more pre-established objective performance goals, the material terms of which have been approved by shareholders, and provided that the award satisfies the other requirements set forth in Section 162(m) of the Code. Restricted stock awards that vest after the expiration of a specific period of time (i.e., time-based awards), rather than upon the achievement of pre-established performance goals, will not be exempt from the Deduction Limit, and the income realized in connection with such time-based restricted stock will be included, together with other non-exempt compensation, to determine whether a specific covered employee’s compensation exceeds the $1 million Deduction Limit.

Stock options, on the other hand, are generally treated as “performance-based compensation” which is exempt from the Deduction Limit of Section 162(m), provided that the exercise price is equal to or greater than the fair market value of the employer’s stock on the date of grant. Under these circumstances, the amount earned, if any, results solely from an increase in the employer’s stock price. The awards must be approved by a board committee comprised solely of outside directors. Further, to qualify for the exemption, the material terms of the plan must be disclosed to and approved by shareholders and the plan must state the maximum number of shares that may be awarded to any employee under the plan within a specified period. As indicated above, however, we have no current intention to issue stock options.

It is the Company’s policy to structure its incentive compensation programs to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable in view of the Company’s compensation policies and plans. As a consequence, the Board has directed that the First Amendment to the 2003 Incentive Plan and the performance goals contained therein be submitted to the Company’s shareholders for approval in order to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit for all grants made to covered employees under the Plan, other than restricted stock which vests on a time-based formula.

Pursuant to the 2003 Incentive Plan, as amended by the First Amendment, all grants will be determined by the Committee, which is comprised solely of outside directors. If approved by shareholders, the revised performance goals will become effective on the date of such approval and will be available immediately to the Committee for performance-based restricted stock awards. Compensation attributable to performance-based restricted stock awarded under the Plan thereafter will not be subject to the Deduction Limit.

Section 422 of the Code provides, among other requirements, that shareholders approve plans providing for the award of incentive stock options in order for such awards to qualify as incentive stock options under the Code. The Company has not awarded, and does not at this time intend to award, incentive stock options under the Plan. The shareholder approval of the 2003 Incentive Plan in 2003 was intended to qualify incentive stock options under Section 422 of the Code, however, in the event that, in the future, the Company determines that incentive stock options should become part of its executive compensation strategy.

If the shareholders fail to approve this proposal, the portion of the First Amendment revising the definition of “performance goals” will not become effective. The definition of “performance goals” currently in the 2003 Incentive Plan, as well as other portions of the Amendment, which do not require shareholder approval, however, will remain in effect.

THE FIRST AMENDMENT’S OTHER MODIFICATIONS TO THE 2003 INCENTIVE PLAN (SHAREHOLDER APPROVAL NOT REQUIRED)

In approving the First Amendment, the Board also implemented several other changes to the 2003 Incentive Plan that do not require shareholder approval and, accordingly, are not part of this proposal. Where appropriate, these provisions are discussed in more detail below in the more general discussion under “Description of The Progressive Corporation 2003 Incentive Plan, as Amended.” For convenience, these other changes that were included in the First Amendment are summarized as follows:

•	Beginning with awards made in March 2007, holders of restricted stock will not receive dividend payments at the time those payments are made to other shareholders. Instead, the dividend payments will be retained by the Company and will be paid to the holder (with interest) only if the restricted shares vest. If the restricted shares are forfeited for any reason, the deferred dividends (and interest) relating to those shares will likewise be forfeited.

•	For all awards from March 2008 and thereafter, a “qualified retirement” will be defined to occur when the employee is 55 years or older and has 15 years of service with the Company or more. If an employee retires under a “qualifying retirement” under our plans, he or she is entitled to retain a specified portion of unvested restricted stock awards that have been previously granted. The rule governing awards made prior to March 2008 will continue to be 55 years of age, and the total of age plus years of service must equal 70 or more.

•	The definition of “Potential Change in Control” has been modified to delete a section that would permit automatic vesting of restricted stock awards, and cash payouts of equal value, in the event that shareholders approve an agreement for a transaction that, if consummated, would constitute a “Change in Control,” as defined in the plan, but without regard to whether or not the transaction ultimately is consummated. This revision will become effective for awards made in or after March 2007.

•	A “recoupment” section has been added to the Plan, which provides a right of the Company to compel the return of performance-based restricted stock awards, or their dollar equivalent, from executive officers, if those awards vested on the basis of incorrect financial or operating results that are later restated. This provision also applies to awards made in or after March 2007.

AWARDS UNDER THE 2003 INCENTIVE PLAN FOR 2007

At its meeting in February 2007, the Committee approved the value of annual restricted stock awards to be granted to the named executive officers in March 2007 under the 2003 Incentive Plan, as amended by the First Amendment, and to the other executive officers, as follows:

PLAN BENEFITS FOR 2007
THE PROGRESSIVE CORPORATION 2003 INCENTIVE PLAN, AS AMENDED

Restricted Stock
Awards
Name and Position	($ Value)(1)

Glenn M. Renwick, President and CEO	$7,500,000
W. Thomas Forrester, Vice President and CFO (2)	N/A
Brian C. Domeck, CFO (2)	$640,000
Brian J. Passell, Claims Group President	$880,000
William M. Cody, Chief Investment Officer	$730,000
Charles E. Jarrett, Vice President, Secretary and Chief Legal Officer	$790,000
Executive Group (3)	$14,121,300
Non-Executive Officer Employee Group (4)	$31,561,225

N/A	= Not applicable

(1)	The dollar value of the awards for the named executive officers were approved by the Committee as a percentage of each individual’s salary, as follows: for Mr. Renwick, 1,000% of salary; and for each other named executive officer (other than Mr. Forrester), 200% of salary. Each named executive officer will receive one-half of the award in the form of time-based restricted stock and one-half in the form of performance-based restricted stock. Since the awards will be made prior to the shareholder vote on this proposal, the performance criteria defining the vesting conditions for these performance-based awards will be selected from the existing definition of “performance goals” under the 2003 Incentive Plan, as described above. The dollar value of awards to other executive officers and employees likewise will be based on a percentage of the individual’s salary, which varies by position and level of responsibility. The actual number of restricted shares to be awarded to each individual will be determined on the date of award in March 2007.

(2)	Mr. Forrester is scheduled to retire from his position as CFO in March 2007 and accordingly will not be awarded restricted shares for 2007. Mr. Domeck will become Chief Financial Officer upon Mr. Forrester’s retirement from that position.

(3)	Includes 12 executive officers, including the executives listed above. All executive officers receive time-based restricted stock awards, and all but one executive receives performance-based awards, as determined by the Committee.

(4)	We currently estimate that, in addition to awards approved by the Committee in February for executive officers, approximately 750 senior level employees will receive restricted stock awards in 2007, in the aggregate dollar amount shown. Approximately 35 of those senior employees will also receive performance-based awards, the estimated aggregate dollar value of which is also included in the amount shown.

DESCRIPTION OF THE PROGRESSIVE CORPORATION 2003 INCENTIVE PLAN, AS AMENDED

Administration

The 2003 Incentive Plan is administered by the Committee. The Committee consists of not less than three directors of the Company, all of whom are “outside” directors, as defined in Section 162(m) of the Code, and “non-employee” directors, as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”). Committee members serve at the pleasure of the Board.

The Committee has full power to interpret and administer the 2003 Incentive Plan, to select the individuals to whom awards are granted, and to determine the type and amount of awards to be granted, the consideration (if any) to be paid for such awards, the timing of such awards, the terms and conditions of awards granted, and the terms and conditions of the related award agreement, which is entered into with each executive or other key employee to whom an award is granted under the Plan (“Participant”).

The Committee also has the authority to adopt, alter, change and repeal such rules, regulations, guidelines and practices governing the 2003 Incentive Plan as it deems advisable, to interpret the terms and provisions of the Plan and any award issued under the Plan (and any award agreement relating thereto), and otherwise to supervise the administration of the Plan.

Eligibility

Officers and other key employees of the Company and its subsidiaries and affiliates (but excluding directors who are not also employed by the Company) who are responsible for or contribute to the management, growth or profitability of the business of the Company, its subsidiaries or affiliates (“Eligible Persons”) are eligible to receive awards under the Plan. “Affiliates” is defined under the Plan to mean any entity (other than the Company and its subsidiaries) that is designated by the Board as a participating employer under the Plan.

Stock Subject to the Plan

The total number of the Company’s Common Shares, $1.00 par value, originally reserved and available for awards under the 2003 Incentive Plan was 5,000,000 shares. As a result of subsequent awards and the Company’s 4-for-1 stock split in May 2006, as of December 31, 2006, there were 13,448,514 shares reserved and remaining available for issuance under the Plan. Any stock issued under the 2003 Incentive Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The closing price of the Company’s Common Shares on the New York Stock Exchange at year-end 2006, was $24.22 per share.

No Participant may be granted awards under the 2003 Incentive Plan with respect to an aggregate of more than 800,000 shares of stock (after adjustment for the Company’s 4-for-1 stock split, and subject to further adjustment as described below) during any calendar year.

If any stock subject to any award granted under the 2003 Incentive Plan is forfeited, or an award otherwise terminates or expires without the issuance of stock, the stock that is subject to such award will again be available for distribution in connection with future awards under the Plan, unless the Participant has received dividends or other “benefits of ownership” with respect to such stock as defined in the Plan. In such a case, the shares that were the subject of the award in question will not be available for future awards.

In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split, reverse share split, combination of shares or other change in the corporate or capital structure of the Company affecting the Company’s Common Shares, an appropriate substitution or adjustment will be made in (i) the aggregate number of shares of stock reserved for issuance under the 2003 Incentive Plan, (ii) the maximum number of shares that may be subject to awards granted under the Plan to any Eligible Person during any calendar year or other period, (iii) the number and option exercise price of shares subject to outstanding options granted under the Plan, and (iv) the number of shares subject to restricted stock awards granted under the Plan, as may be approved by the Committee to prevent dilution or enlargement of rights.

Restricted Stock

Subject to the terms and conditions of the 2003 Incentive Plan, restricted stock may be awarded to Eligible Persons as determined by the Committee. The Committee determines when and to whom grants of restricted stock will be made; the number of shares of restricted stock to be awarded to each Eligible Person; the price (if any) to be paid by the Eligible Person; whether the awards will consist of time-based restricted stock or performance-based restricted stock, or a combination thereof; the period or periods within which such restricted stock awards may be subject to restrictions and forfeiture; and the other terms and conditions of such awards in addition to those set forth in the Plan.

Restricted stock may be awarded in either or both of two forms: time-based and performance-based. Time-based restricted stock is subject to vesting requirements tied to the recipient’s continued employment with the Company over a specified time period. Typically, these awards vest in 1/3 increments in the third, fourth and fifth year after the award. Performance-based restricted stock, on the other hand, vest only if the Company satisfies certain objective performance criteria, as established by the Committee at the time of the award.

Performance Goals.  For restricted stock awards that are performance based, the Committee will establish the objective performance goals and any other conditions that must be satisfied as a condition to vesting under the 2003 Incentive Plan. See the section above entitled “Changes to the Definition of Performance Goals” for a summary of the former definition of “performance goals” and the new definition under the First Amendment that would apply if shareholders approve this proposal.

General Provisions.  Restricted stock awards under the 2003 Incentive Plan are subject to the following terms and conditions and such additional terms and conditions as the Committee deems advisable:

•	The purchase price for shares of restricted stock are determined by the Committee at the time of grant and may be equal to their par value or zero.

•	The Participant must accept the award of restricted stock by executing and delivering to the Company a Restricted Stock Award Agreement, and by paying the required purchase price (if any).

•	Except as noted below, each Participant who receives a restricted stock award will receive a stock certificate registered in his or her name and bearing a legend referring to the terms, conditions and restrictions applicable to such award.

•	Except as noted below, the Participant will deliver to the Company, or its designee, the stock certificates evidencing such shares of restricted stock with a related stock power. The Company will hold the certificates until the restrictions have lapsed or any conditions to the vesting of such award have been satisfied.

•	At the discretion of the Company, any shares of restricted stock awarded under the Plan may be issued and held in book entry form. In such event, no stock certificates evidencing such shares will be issued to the Participant.

•	Restricted stock awards may include either time-based or performance-based restricted stock, or both. Awards of time-based restricted stock will vest, and all restrictions thereon will terminate, upon the lapse of a period of time specified by the Committee at the time of grant, provided all other conditions to vesting have been met. Performance-based restricted stock awards will vest and all restrictions thereon will terminate upon the certification by the Committee of the achievement of the specified performance goals (as described above), provided all other conditions to vesting have been met.

•	Subject to the provisions of the 2003 Incentive Plan and the related award agreement, a Participant is not permitted to sell, transfer, pledge, assign or otherwise encumber the shares of restricted stock awarded during the period specified by the Committee at the time of grant. This restriction period must be a minimum of six months and one day in duration (the “Minimum Restriction Period”). Subject to these limitations, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance or such other factors and criteria as the Committee may determine, provided that any such action does not affect any performance-based award held by a Participant who is subject to Section 162(m) of the Code.

•	No restricted stock will be transferable by the Participant other than by will or by the laws of descent and distribution, except that, if determined by the Committee at the time of grant and so provided in the Restricted Stock Award Agreement, a Participant may transfer restricted stock during his or her lifetime to certain family members and related entities, provided that no consideration is paid for the transfer and that the transfer would not result in the loss of any exemption under Rule 16b-3 of the 1934 Act with respect to any restricted stock. The transferee of restricted stock will be subject to all restrictions, terms and conditions applicable to the restricted stock prior to its transfer, except that no further transfers will be permitted other than by the laws of descent and distribution.

Voting Rights and Dividends.  Except as described above and as provided in the Plan or the applicable Restricted Stock Award Agreement, with respect to the shares of restricted stock awarded, a Participant will have all of the rights of a shareholder of the Company, including the right to vote the stock and the right to receive any dividends declared by the Board of Directors. Notwithstanding the foregoing, pursuant to the First Amendment, for awards made during or after March 2007, holders of restricted stock will not receive cash dividend payments at the time those payments are made to other shareholders. Instead, the dividend payments will be retained by the Company and will be paid to the holder (with interest) only if the applicable restricted shares vest. If the restricted shares are forfeited for any reason, the deferred dividends (and interest) relating to those shares will likewise be forfeited. Holders of restricted stock awards granted prior to March 2007 will continue to receive dividends on those shares as and when declared by the Company’s Board of Directors. Stock dividends issued with respect to restricted stock will be treated as additional shares of restricted stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

Termination of Employment-Death.  If a Participant’s employment by the Company or any subsidiary or affiliate terminates by reason of death, any restricted stock held by such Participant at the time of death will thereafter vest or any restrictions lapse, to the extent such restricted stock would have become vested or no longer subject to restriction within one year from the time of death had the Participant continued to fulfill all of the conditions of the restricted stock award during such period. However, if the vesting of an award is conditioned on or subject to the achievement of specified performance goals, such performance goals must be achieved prior to the earlier of the expiration of such one year period or the expiration date of the award, subject in all cases to the Minimum Restriction Period requirement. The balance of the restricted stock will be forfeited.

Termination of Employment-Disability.  If a Participant’s employment by the Company or any subsidiary or affiliate terminates by reason of disability (as defined in the Plan), any restricted stock then held by such Participant will thereafter vest or any restriction lapse, to the extent such restricted stock would have become vested or no longer subject to restrictions within one year from the time of such termination had the Participant continued to fulfill all of the conditions of the restricted stock award during such period. However, if the vesting of an award is conditioned on or subject to the achievement of specified performance goals, such performance goals must be achieved prior to the earlier of the expiration of such one year period or the expiration date of the award, subject in all cases to the Minimum Restriction Period requirement. The balance of the restricted stock will be forfeited.

Termination of Employment-Other Causes.  Unless otherwise determined by the Committee at or after the time of granting any award, and except for a “qualifying retirement” (discussed below), if a Participant’s employment by the Company or any subsidiary or affiliate terminates for any reason other than death or disability, all restricted stock held by such Participant which is unvested or subject to restriction at the time of such termination will be forfeited at such time.

Qualifying Retirement.  If a Participant’s employment with the Company or any of its subsidiaries or affiliates terminates for any reason other than death, disability or the Participant’s involuntary termination for cause (as defined in the Plan), and if immediately prior to the date of termination of employment (i) the Participant is 55 years of age or older, and (ii) the sum of the Participant’s age and completed years of service as an employee of the Company or its subsidiaries or affiliates (disregarding fractions in both cases) totals 70 or more (a “qualifying retirement”), the following provisions will apply:

•	All shares of restricted stock awarded to the Participant that have vested as of the date of the qualifying retirement will be free of restrictions.

•	With respect to any time-based restricted stock awards that have not vested, effective as of the Participant’s retirement date: (a) the award will remain in effect with respect to fifty percent (50%) of the shares covered thereby, and such award will vest on the Participant’s retirement date and such shares will be free of restrictions as of the vesting date; and (b) the award will be terminated with respect to the remaining fifty percent (50%) of the shares covered thereby.

•	With respect to all performance-based restricted stock awards which have not vested, effective as of the Participant’s retirement date: (a) the award will remain in effect with respect to fifty percent (50%) of the shares covered thereby and will vest upon the achievement of the related performance goals (unless an award expires according to its terms prior to the satisfaction of the performance goals, in which event the award will terminate and applicable shares of restricted stock will be forfeited); and (b) the award will terminate as to the remaining fifty percent (50%) of the shares covered thereby. However, if the Participant is the Chief Executive Officer or a member of his or her direct reporting group, and such person has given the Company written notice of his or her retirement at least one (1) full year prior to his or her qualifying retirement, no portion of his or her unvested performance-based restricted stock awards will terminate upon such retirement, and one hundred percent (100%) of the shares covered by such awards will remain in effect and will vest upon the achievement of the related performance goals (unless an award expires according to its terms prior to the satisfaction of the performance goals, in which event the award will terminate and applicable shares of restricted stock will be forfeited).

Notwithstanding the foregoing, pursuant to the First Amendment, for all awards made or granted in or after March 2008, a “qualified retirement” will be defined to occur when the employee is 55 years or older and has 15 years or more of service with the Company or more. Awards prior to March 2008 will continue to be subject to the “qualifying retirement” definition set forth above.

A Participant may, however, lose the benefits of a qualified retirement, if the Committee determines that the Participant is or has engaged in any disqualifying activity. The term “disqualifying activity” includes, among other activities:

•	directly or indirectly being an owner, officer, employee, advisor or consultant to a company that competes with the Company or its subsidiaries or affiliates to an extent deemed material by the Committee, or

•	disclosure to third parties or misuse of any confidential information or trade secrets of the Company, its subsidiaries or affiliates, or

•	any material violation of the Company’s Code of Business Conduct and Ethics or any other agreement between the Company and the Participant, or

•	failing in any material respect to perform his or her assigned responsibilities as an employee of the Company or any of its subsidiaries or affiliates, as determined by the Committee, in its sole judgment, after consulting with the Chief Executive Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with the Company or any of its subsidiaries or affiliates will not constitute a disqualifying activity.

Upon the determination by the Committee that a disqualifying activity has occurred, (1) to the extent that any restricted stock award held by such Participant has vested as of the “disqualification date” (as defined below), the Participant will have the right to receive all shares of restricted stock which are vested as of such date, and (2) to the extent that any restricted stock award held by such Participant has not vested as of the disqualification date, the award will terminate, and all related shares will be forfeited, as of such date. Any determination by the Committee, which may act upon the recommendation of the Chief Executive Officer or other senior officer of the Company, that the Participant is or has engaged in any disqualifying activity, and as to the disqualification date, will be final and conclusive.

The term “disqualifying date” is defined in the Plan as the earliest date as of which the Participant engaged in any disqualifying activity, as determined by the Committee.

Deferral Rights.  Any Participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan or any other deferral plan adopted or maintained by the Company may elect to defer all or any portion of any restricted stock awards granted to him or her under this Plan, subject to and in accordance with the terms of the applicable deferral plan.

Stock Options

Stock options may be granted under the 2003 Incentive Plan to Eligible Persons as determined by the Committee. The Company has not issued stock options under the Plan, and has announced its intent not to issue stock options under the Plan for the foreseeable future. If the Company were to change its plan and offer stock options under the Plan at some point in the future, the provisions described in this section would govern such awards.

The Committee will select the individuals to whom, and the time or times at which, grants of stock options will be made, the number of shares which may be purchased under each stock option, the time or times at which stock options will vest and become exercisable, and the other terms and conditions of the stock options in addition to those described below. The Committee will have the authority to grant either incentive stock options or non-qualified stock options, subject to the requirements of the Plan. Incentive stock options are stock options intended to satisfy the requirements of Section 422 of the Code or any successor thereto. Non-qualified stock options are stock options which do not qualify as incentive stock options.

Terms and Conditions Applicable to Stock Option Awards

General Provisions.  Options granted under the Plan will be evidenced by Option Award Agreements approved by the Committee, and will be subject to the following terms and conditions and such additional terms and conditions as the Committee deems advisable:

•	The option exercise price per share of stock that may be purchased under a non-qualified stock option will be determined by the Committee at the time of grant and will not be less than 100% of the fair market value of the stock on the date of grant. The option exercise price under an incentive stock option will be determined by the Committee at the time of grant and will be not less than 100% of the fair market value of the stock at the date of grant or 110% of the fair market value of the stock at the date of grant in the case of a Participant who at the date of grant owns shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations (as determined under Section 424(d), (e) and (f) of the Code) (a “10% Participant”).

•	The term of each stock option (“Option Term”) will be determined by the Committee at the time of grant and may not exceed ten years from the date the option is granted (or, with respect to incentive stock options, five years in the case of a 10% Participant).

•	Stock options will be exercisable at such time or times, and subject to such terms and conditions, which may include, without limitation, the satisfaction of one or more performance goals (as the definition of such term is amended by the First Amendment, if this proposal is approved by shareholders), as determined by the Committee at or after the grant. Except as provided below, and unless otherwise determined by the Committee at or after grant, no stock option may be exercised prior to six months and one day following the date of grant. If any stock option is exercisable only in installments, or only after a specified vesting date, the Committee may accelerate or waive, in whole or in part, such installment exercise provisions or vesting date, at any time at or after the grant based on such factors as the Committee may determine.

•	Subject to the installment exercise provisions that apply with respect to such stock option, the six month and one day holding period described above and any other conditions to vesting, stock options may be exercised, in whole or in part, at any time during the Option Term, by giving to the Company written notice of exercise specifying the number of shares of stock to be purchased.

•	The notice must be accompanied by payment in full of the option exercise price of the shares of stock for which the option is exercised. Subject to the following sentence, unless otherwise determined by the Committee, in its sole discretion, at or after grant, payment, in full or in part, of the option exercise price of (i) incentive stock options may be made in the form of unrestricted stock then owned by the Participant and (ii) non-qualified stock options may be made in the form of unrestricted stock then owned by the Participant or stock that is part of the non-qualified stock option being exercised. Notwithstanding the foregoing, any election by a Participant who is subject to Section 16 of the 1934 Act to satisfy such payment obligation, in whole or in part, with unrestricted stock then owned by such Participant or stock that is part of the non-qualified stock option being exercised shall be subject to prior approval by the Committee, in its sole discretion. The value of each such share surrendered or withheld will equal the fair market value of the stock on the date the option is exercised, as defined in the 2003 Incentive Plan. See “Tax Withholding, Etc.” below for a discussion of obligations to pay certain withholding taxes.

•	Except as provided in the next sentence, no stock option may be transferred other than by will or by the laws of descent and distribution, and all stock options will be exercisable, during the Participant’s lifetime, only by the Participant or by the Participant’s authorized legal representative if the Participant is disabled. If determined by the Committee at the time of grant and so provided in the applicable award agreement, a Participant may transfer a stock option during his or her lifetime to certain family members or related entities, provided that no consideration is paid for the transfer and that the transfer would not result in the loss of any exemption under Rule 16b-3 under the 1934 Act with respect to any stock option. The transferee of a stock option will be subject to all restrictions, terms and conditions applicable to the stock option prior to its transfer, except that no further transfers will be permitted other than by the laws of descent and distribution.

Termination of Employment-Death.  If any Participant’s employment is terminated by reason of death, any stock option then held by the Participant may thereafter be exercised, to the extent such option was exercisable at the time of death or would have become exercisable within one year from the time of death had the Participant continued to fulfill all conditions of the option during such period (or on such accelerated basis as the Committee may determine at or after grant), by the estate of the Participant for a period of one year (or such other period as the Committee may specify at or after grant) from the date of death; provided that, if the vesting of such option is conditioned on or subject to the achievement of specified performance goals, such performance goals must be achieved prior to the earlier of the expiration of such one year period or the expiration date of such option. The balance of the stock option will be forfeited.

Termination of Employment-Disability.  If a Participant’s employment is terminated by reason of a disability (as defined in the Plan), any stock option then held by such Participant may thereafter be exercised, to the extent such option is exercisable at the time of such termination or would have become exercisable within one year from the time of such termination had the Participant continued to fulfill all conditions of the option during such period (or on such accelerated basis as the Committee may determine at or after grant), by the Participant or by his or her duly authorized legal representative if the Participant is unable to exercise the option as a result of the disability, for a period of one year (or such other period as the Committee may specify at or after grant) from the date of such termination; provided that, if the vesting of such option is conditioned on or subject to the achievement of specified performance goals, such performance goals must be achieved prior to the earlier of the expiration of such one-year period or the expiration date of such option; and provided further, that if the Participant dies within such one-year period (or such other period as the Committee may specify at or after grant), any unexercised stock option held by such Participant will thereafter be exercisable by his or her estate (acting through its fiduciary) to the same extent to which it was exercisable at the time of death for a period of one year from the date of death. The balance of the stock option will be forfeited.

Termination of Employment-Other Causes.  Unless otherwise determined by the Committee at or after the time of granting any stock option, if a Participant’s employment by the Company or any subsidiary or affiliate terminates for any reason other than death or disability, all stock options held by such Participant shall thereupon immediately terminate, except that if the Participant is involuntarily terminated by the Company or any subsidiary or affiliate without cause (as defined in the Plan), any such stock option may be exercised, to the extent otherwise exercisable at the time of such termination, at any time during the lesser of two months from the date of such termination or the balance of such stock option’s term.

Terms and Conditions Applicable to Incentive Stock Option Awards

The following provisions will be applicable to incentive stock options notwithstanding the general provisions set forth above:

•	Only employees of the Company or its subsidiaries will be eligible to receive incentive stock options.

•	In the event of the death or disability of a Participant who holds an incentive stock option, the incentive stock option will be exercisable by (i) the Participant’s authorized legal representative (if the Participant is unable to exercise the incentive stock option as a result of the Participant’s disability) only if, and to the extent, permitted by Section 422 of the Code and Section 16 of the 1934 Act and the rules and regulations promulgated there under and (ii) by the Participant’s estate, in the case of death, or authorized legal representative, in the case of disability, no later than 10 years from the date the incentive stock option was granted (or 5 years in the case of a 10% Participant), in addition to any other restrictions or limitations which may apply.

•	Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to incentive stock options will be interpreted, amended or altered, nor will any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participant(s) affected, to disqualify any incentive stock option under such Section 422 or any successor Section thereto.

Buyout Provisions

The Committee may at any time buy out, for a payment in cash, stock or restricted stock, any option previously granted, based on such terms and conditions as the Committee may establish and agree upon with the Participant, subject to any applicable laws.

Change In Control Provision

Upon a “Change in Control” or a “Potential Change in Control,” as defined below:

•	stock options, if any, awarded under the 2003 Incentive Plan not previously exercisable and vested will become fully exercisable and vested;

•	all restrictions and limitations, if any, applicable to any restricted stock or stock options granted under the Plan will terminate and such restricted stock or stock options will become fully vested; and

•	unless otherwise determined by the Committee prior to any Change in Control or Potential Change in Control, the value of all outstanding awards, in each case to the extent vested, will be cashed out on the basis of the “Change in Control Price,” on the date of the Change in Control or Potential Change in Control.

A Change in Control will occur when any “person” or “group,” as such terms are defined in the 1934 Act, directly or indirectly, becomes the “beneficial owner” (as defined in the 1934 Act or the rules adopted there under) of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities. However, the terms “person” and “group” will not include the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or any subsidiary

(including any trustee of such plan acting as trustee), or any director who, on the effective date of the 2003 Incentive Plan, is the beneficial owner of, or has the right to acquire, an amount of stock that is equal to or greater than five percent of the total number of shares of the Company’s stock then outstanding. Further, unless otherwise determined by the Board or any committee of the Board, the terms “person” and “group” will not include any entity or group of entities which has acquired stock of the Company in the ordinary course of business for investment purposes only and not with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect, as demonstrated by the filing by such entity or group of a statement on Schedule 13G (including amendments thereto) pursuant to Regulation 13D under the 1934 Act, as long as such entity or group continues to hold such stock for investment purposes only.

A Change in Control will also occur when, during any period of 24 consecutive months during the existence of the 2003 Incentive Plan, the individuals who, at the beginning of that period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board. However, a director who was not a director at the beginning of such 24-month period will be considered to be an Incumbent Director if the director was elected by, or on the recommendation or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors.

Finally, a Change in Control will include the occurrence of a transaction requiring shareholder approval for the acquisition of the Company, or any portion of the outstanding equity securities or voting power of the Company, by an entity other than the Company or a subsidiary through purchase of stock or assets, by merger or otherwise.

A transaction or event will not be deemed to be a Change in Control for purposes of the 2003 Incentive Plan if the Board approves such transaction or event prior to either: (i) the commencement of any of the events described above; or (ii) the commencement by any person, other than the Company, of a tender offer for the Company’s outstanding shares.

A Potential Change in Control will occur when:

•	the shareholders approve an agreement by the Company, the completion of which would result in a Change in Control of the Company as described above; or

•	any entity, person or group (other than the Company, a subsidiary of the Company or any Company employee benefit plan (including any trustee of such plan acting as such trustee)) acquires beneficial ownership, directly or indirectly, of securities of the Company representing five percent or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of the 2003 Incentive Plan.

The definition of Potential Change in Control has been modified by the First Amendment, however, for all awards made in or after March 2007 to delete the first bullet point above, which would have permitted automatic vesting of restricted stock awards, and cash payouts of equal value, in the event that shareholders approved an agreement for a transaction that, if consummated, would trigger a Change in Control, as defined in the Plan, but without regard to whether the transaction, in fact, was consummated.

As used above, Change in Control Price means the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Index, or paid or offered in any bona fide transaction related to a Change in Control or Potential Change in Control of the Company, at any time during the 60-day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee.

Amendments and Termination

The Board may amend, alter or discontinue the 2003 Incentive Plan at any time, but no such action will impair the rights under any award previously granted under the Plan without the Participant’s consent. The Company will submit to the shareholders of the Company, for their approval, any amendments to the Plan that are required to be approved by shareholders, either by law or the rules and regulations of any governmental authority or any stock exchange upon which the stock is then traded. The Company’s Common Shares are currently traded on the New York Stock Exchange.

Subject to changes in law or other legal requirements that would permit otherwise, the 2003 Incentive Plan may not be amended without the approval of the shareholders to (a) increase the total number of shares of stock that may be issued under the Plan or to any individual during any calendar year (except for adjustments described above), (b) permit the granting of stock options with option exercise prices lower than 100% of the fair market value of the stock on the date of the grant, (c) modify the Plan’s eligibility requirements or (d) change the performance goals which are specified in the Plan and discussed under “Restricted Stock” above.

The Committee, at any time, may amend the terms of any outstanding award, but no such amendment will be made which would impair the rights under an award previously granted without the Participant’s consent; nor, in the case of any award of a stock option, will any such amendment reduce the option exercise price relating to such stock option or, in any other case, reduce the purchase price (if any) of the stock which is subject to an outstanding award; nor will any such amendment be made which would make the applicable exemptions provided by Rule 16b-3 under the 1934 Act unavailable to any person holding an award without that person’s consent. In addition, no performance-based award may be amended if such amendment would adversely affect the award’s qualification as performance-based compensation under Section 162(m) of the Code.

Subject to the above provisions, the Board will have all necessary authority to amend the 2003 Incentive Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

Recoupment

Under the First Amendment, a “recoupment” section has been added to the plan, pursuant to which performance-based restricted stock awards made in or after March 2007 will be subject to recovery by the Company in the event of a financial restatement of the operating or financial results which caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at the Company’s election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, the Company would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but without interest and only if the restatement occurs within three years after the vesting date. Equity awards made prior to March 2007 are not subject to this plan amendment, and our ability to recoup any such awards that vest under similar circumstances would depend on the availability of general legal and equitable remedies under state or federal law.

Tax Withholding, Etc.

No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any award under the Plan, the Participant will be required to pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes or other items of any kind required by law to be withheld with respect to such amount. Subject to the following sentence, unless otherwise determined by the Committee, withholding obligations may be settled with stock, including unrestricted stock previously owned by the Participant or stock that is part of the award that gives rise to the withholding requirement. Notwithstanding the foregoing, any election by a Participant who is subject to Section 16 of the 1934 Act to settle such tax withholding obligation with stock that is previously owned by the Participant or part of such award shall be subject to prior approval by the Committee, in its sole discretion. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its subsidiaries and affiliates, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

Federal Income Tax Consequences of the 2003 Incentive Plan

The following is a brief summary of the general federal income tax consequences of transactions under the 2003 Incentive Plan based on federal income tax laws in effect as of February 21, 2007. This summary is not intended to be exhaustive and does not describe any foreign, state or local tax consequences.

Restricted Stock

Unless a Participant makes an election under Section 83(b) of the Internal Revenue Code, restricted stock awards are not included in his or her income until the award vests. At vesting, the Participant is taxed, at ordinary income rates, on the fair market value of the stock on the vesting date. Any subsequent appreciation in the stock price would be taxed at long-term capital gains rates (assuming the stock has been held for a period of more than one (1) year from the date of vesting).

Within 30 days of receipt of a restricted stock award, a Participant may elect, under Section 83(b) of the Internal Revenue Code, to include in ordinary income on the date of receipt of the restricted stock the fair market value of the stock (without taking into account any restrictions other than those which by their terms never lapse) reduced by the amount, if any, that he or she pays for the stock. Any subsequent appreciation would then be eligible for long-term capital gain treatment (assuming the stock has been held for a period of more than one (1) year from the date of grant).

In general, the Company is entitled to a deduction equal to the amount included in the Participant’s ordinary income in the year in which such amount is reported for tax purposes by the Participant, provided the Company satisfies applicable withholding and reporting requirements. The amount of the deduction may be limited under Section 162(m) of the Code if a covered employee’s non-performance-based compensation exceeds $1 million in any year, which is discussed in more detail on page 66 of this Proxy Statement.

Stock Options

Non-Qualified Stock Options.  For stock options that are non-qualified stock options with an exercise price equal to or greater than the fair market value of the Common Shares on the date of grant, generally: (i) no income is realized by the Participant at the time the option is granted; (ii) upon exercise of the option, the Participant realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price paid for the shares; and (iii) upon disposition of the shares received upon exercise of the option, the Participant recognizes, as either short-term or long-term capital gain or loss, depending upon the length of time that the Participant has held the shares, a gain or loss equal to the difference between the amount realized and the fair market value of the shares on the date of exercise. The Participant’s tax basis is equal to the sum of the purchase price of the shares and the amount of income, if any, recognized upon the exercise of such option.

With respect to the exercise of a non-qualified stock option and the payment of the option price by the delivery of Common Shares previously owned by the Participant, the Participant will still realize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of the exercise over the option exercise price paid for the shares, but with respect to the shares that are surrendered to pay the option exercise price, the following will apply. If the number of Common Shares received by the Participant does not exceed the number of Common Shares surrendered, no taxable income will be realized by the Participant at that time, the tax basis of the Common Shares received will be the same as the tax basis of the Common Shares surrendered, and the holding period of the Participant in the Common Shares received will include his holding period in the Common Shares surrendered. If the number of Common Shares received exceeds the number of Common Shares surrendered, ordinary income will be realized by the Participant at the time in the amount of the fair market value of such excess Common Shares, the tax basis of such excess Common Shares will be such fair market value, and the holding period of the Participant in such Common Shares will begin on the date such Common Shares are transferred to the Participant.

In general, the Company is entitled to a deduction equal to the amount included in the Participant’s ordinary income in the year in which such amount is reported for tax purposes by the Participant, provided the Company satisfies applicable withholding and reporting requirements. Generally, stock options with an option exercise price equal to or greater than the fair market value on the date of grant are generally treated as performance-based compensation; consequently, such stock options are normally not subject to the deduction limits relating to non-performance-based compensation under Section 162(m) of the Code.

Incentive Stock Options.  No taxable income is realized by the Participant upon the grant or exercise of an incentive stock option. If Common Shares are issued to an Participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such Common Shares is made by such Participant within two years after the date of grant or within one year after the transfer of such shares to the Participant, then (a) upon the sale of such Common Shares, a long-term capital gain or loss will be realized in an amount equal to the difference between the option price and the amount realized by the Participant and (b) no deduction will be allowed to the Participant’s employer (i.e., the Company) for federal income tax purposes.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (i) the Participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares and (ii) the Participant’s employer will be entitled to deduct any such amount if the Company satisfies certain federal withholding or reporting requirements. Any further gain (or loss) realized (i.e., the difference between the amount realized and the fair market value of the shares on the date of exercise, in the case of a gain, or the option price, in the case of a loss) by the Participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction for the employer.

For the purposes of computing an Participant’s alternative minimum tax, the excess of the fair market value of the Common Shares at the time of exercise over the option price is an item of tax preference (unless there is a disposition of the shares acquired upon exercise of an incentive stock option in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the Participant.

With respect to the exercise of an incentive stock option and the payment of the option price by the delivery of Common Shares, if the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the Participant at that time; the tax basis of the Common Shares received will be the same as the tax basis of the Common Shares surrendered and the holding period (except for purposes of the one-year period referred to above) of the Participant in the Common Shares received will include his holding period in the shares surrendered. If the number of Common Shares received exceeds the number of Common Shares surrendered, no taxable income will be realized by the Participant at that time, such excess Common Shares will be considered incentive stock option stock with a zero basis, and the holding period of the Participant in such shares will begin on the date such shares are transferred to the Participant. If the Common Shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years after the date of grant of the option or one year after the transfer of Common Shares to the Participant, the surrender will result in the realization of ordinary income by the Participant at that time in the amount of the excess, if any, of the fair market value on the date of exercise of the option for the Common Shares surrendered over the option price of such shares. If any of the Common Shares received are disposed of by the Participant, the Participant will be treated as having first disposed of the Common Shares with a zero basis.

Term of Plan

No award will be granted pursuant to the 2003 Incentive Plan on or after January 31, 2013, but awards granted prior to such date may extend beyond that date.

Other Benefit Plans for Employees

The Company maintains other benefits and plans to compensate and reward executives and other key employees in addition to their regular salary. Each such employee has the potential to earn an annual cash bonus, is eligible to participate in the Company’s Retirements Security Program and may participate in the health and other employee benefit plans that are generally available to regular employees of the Company who satisfy minimum requirements. Certain executives and other key employees may also be eligible to participate in the Company’s Executive Deferred Compensation Plan, which permits the employee to defer a portion of income to later years. Further information concerning the compensation and benefits for the Company’s executive officers can be found in the “Compensation Discussion and Analysis,” beginning on page 21 of this Proxy Statement.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding Common Shares, is required for approval. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 4: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

At the meeting held on February 19, 2007, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (PWC) as the independent registered public accounting firm to examine the financial statements of the Company and its subsidiaries for the year ending December 31, 2007. Pursuant to this proposal, we are asking shareholders to ratify the Audit Committee’s selection of PWC. If shareholders do not ratify the appointment of PWC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PWC for 2007, due to difficulties in making such a transition after the year has begun.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding Common Shares, is required for approval. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that shareholders vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors requires that each engagement of the Company’s independent registered public accounting firm to perform any audit or non-audit services, including the fees and principal terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements not to exceed $25,000 in the aggregate between Committee meetings), before the registered independent public accounting firm is engaged by the Company for the particular service. The Committee has not adopted any other policies or procedures that would permit the Company to engage the independent registered public accounting firm for non-audit services without the specific prior approval of the Committee or the Chairman.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and 2005, by the Company’s independent registered public accounting firm, PWC:

Fees	2006	2005

Audit	$1,760,955	$1,655,248
Audit-related	27,261	63,075
Tax	50,093	182,384
All other	0	0

Total	$1,838,309	$1,900,707

Audit fees.  Includes professional services rendered for the audit of the consolidated financial statements of the Company, statutory audits and the audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes”). Prior year audit fees are often billed in the subsequent year.

Audit-related fees.  Includes assistance in the assessment of the Company’s internal control structure in accordance with Section 404 of Sarbanes.

Tax fees.  Includes fees for tax planning, consultation and advice.

All of these fees were pre-approved by the Audit Committee pursuant to the procedures described above.

Representatives of PWC are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2008 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at the Company’s principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 13, 2007. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the proxies designated by the Board may exercise their discretionary voting authority, without any discussion of the proposal in the Company’s proxy materials, with respect to any proposal that is received by the Company after January 27, 2008.

SHAREHOLDER VOTE TABULATION

Votes will be tabulated by or under the direction of Inspectors of Election, who may be regular employees of the Company. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

The director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes thus will not affect the results of the election.

The proposal to approve The Progressive Corporation 2007 Executive Bonus Plan will be adopted if approved by the affirmative vote of a majority of the votes cast on this proposal, provided that the total number of votes cast represents a majority of the outstanding Common Shares. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The proposal to approve the amendment to The Progressive Corporation 2003 Incentive Plan to modify the definition of the term “performance goals” set forth therein will be adopted if approved by the affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding Common Shares. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007 will be adopted if approved by the affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding Common Shares. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

HOUSEHOLDING

Securities and Exchange Commission regulations permit a single set of the annual report and proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the attached annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by calling toll-free 1-800-542-1061, or by writing to The Progressive Corporation, Investor Relations, at 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports may request to receive a single copy of such materials in the future by contacting us at the phone number or address provided above.

CHARITABLE CONTRIBUTIONS

Within the preceding three years, the Company has not made a contribution to any charitable organization in which any of the Company’s directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from the Company, contributes to qualified tax-exempt organizations that are financially supported by the Company’s employees. These contributions are made on a matching basis, not to exceed $5,000 annually for each employee in the aggregate. Thus, in matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of the Company’s directors may be affiliated as an executive officer, director or trustee.

PROXY SOLICITATION

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners, will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means or in person. The Company has engaged the firm of Morrow & Co., New York, New York, to assist it in the solicitation of proxies at an estimated cost of $10,000. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, the proxies will be voted:

(1)	TO ELECT the five nominees named under “Item 1: Election of Directors” above;

(2)	FOR the proposal to approve The Progressive Corporation 2007 Executive Bonus Plan;

(3)	FOR the proposal to approve an amendment to The Progressive Corporation 2003 Incentive Plan to modify the definition of the term “performance goals” as set forth therein; and

(4)	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.

The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting.

If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

The Company’s Corporate Governance Guidelines, Board of Director Committee Charters and Code of Business Conduct and Ethics for directors, officers and employees is available at: progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

The Company will furnish, without charge, to each person to whom a proxy statement is delivered, upon oral or written request, a copy of the Company’s Annual Report on Form 10-K for 2006 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2258 or e-mail at investor relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 9, 2007

EXHIBIT A

EXCERPTS FROM FIRST AMENDMENT TO
THE PROGRESSIVE CORPORATION 2003 INCENTIVE PLAN

A. Amendment Subject to Shareholder Approval

1. Subject to subparagraph A.2. below, the definition of the term “Performance Goals”, as set forth in Section 1(c) of the Plan, is hereby amended and restated in its entirety to provide as follows:

“ “Performance Goals” means the performance goals established by the Committee with respect to any Award, which shall be based on one or more of the following measures:

•	Profitability, which will be measured by one of the following, as designated by the Committee:

•	combined ratio

•	weighted combined ratio

•	variation in combined ratio from a targeted combined ratio

•	cohort combined ratio (the expected lifetime combined ratio for a group of policies commencing during a specified time period)

•	return on equity, or

•	return on revenue; and

•	Growth, which will be measured by changes from year to year or during a Plan year in one of the following, as designated by the Committee:

•	policies in force

•	vehicles insured

•	net earned premiums

•	earned premium per policy or per vehicle

•	earned car years, or

•	net written premiums.

Performance goals may be measured on a company-wide, subsidiary or business unit basis, or any combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.”

2. The amendment included in Paragraph A.1. above is subject to approval by the holders of The Progressive Corporation’s Common Shares, $1.00 par value (“shareholders”) in accordance with the requirements of Section 162(m) of the Code. If shareholders do not approve such amendment at the Annual Meeting of Shareholders in April 2007, Paragraph A.1. only of this First Amendment shall automatically terminate and be of no further force or effect.

A-1

Appendix A
2006 Annual Report to Shareholders

APP.-A-1	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

		(millions–except per share amounts)
For the years ended December 31,	2006	2005	2004

Revenues
Net premiums earned	$14,117.9	$13,764.4	$13,169.9
Investment income	647.8	536.7	484.4
Net realized gains (losses) on securities	(9.7)	(37.9)	79.3
Service revenues	30.4	40.2	48.5

Total revenues	14,786.4	14,303.4	13,782.1

Expenses
Losses and loss adjustment expenses	9,394.9	9,364.8	8,555.0
Policy acquisition costs	1,441.9	1,448.2	1,418.0
Other underwriting expenses	1,402.8	1,312.2	1,238.6
Investment expenses	11.9	12.1	13.9
Service expenses	24.4	24.6	25.0
Interest expense	77.3	82.6	80.8

Total expenses	12,353.2	12,244.5	11,331.3

Net Income
Income before income taxes	2,433.2	2,058.9	2,450.8
Provision for income taxes	785.7	665.0	802.1

Net income	$1,647.5	$1,393.9	$1,648.7

Computation of Earnings Per Share
Basic:
Average shares outstanding	774.3	787.7	851.5

Per share	$2.13	$1.77	$1.94

Diluted:
Average shares outstanding	774.3	787.7	851.5
Net effect of dilutive stock-based compensation	9.5	11.6	13.3

Total equivalent shares	783.8	799.3	864.8

Per share	$2.10	$1.74	$1.91

All share and per share amounts were adjusted for the May 18, 2006, 4-for-1 stock split.
See notes to consolidated financial statements.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-2

Consolidated Balance Sheets

		(millions)
December 31,	2006	2005

Assets
Investments–Available-for-sale, at fair value:
Fixed maturities (amortized cost: $9,959.6 and $10,260.7)	$9,958.9	$10,221.9
Equity securities:
Preferred stocks (cost: $1,761.4 and $1,217.0)	1,781.0	1,220.3
Common equities (cost: $1,469.0 and $1,423.4)	2,368.1	2,058.9
Short-term investments (amortized cost: $581.0 and $773.5)	581.2	773.6

Total investments	14,689.2	14,274.7
Cash	5.6	5.6
Accrued investment income	134.4	133.1
Premiums receivable, net of allowance for doubtful accounts of $122.0 and $116.3	2,498.2	2,500.7
Reinsurance recoverables, including $72.4 and $58.5 on paid losses	433.8	405.7
Prepaid reinsurance premiums	89.5	103.7
Deferred acquisition costs	441.0	444.8
Income taxes	16.8	138.3
Property and equipment, net of accumulated depreciation of $557.0 and $562.0	973.4	758.7
Other assets	200.2	133.3

Total assets	$19,482.1	$18,898.6

Liabilities and Shareholders’ Equity
Unearned premiums	$4,335.0	$4,335.1
Loss and loss adjustment expense reserves	5,725.0	5,660.3
Accounts payable, accrued expenses and other liabilities	1,390.0	1,510.8
Debt[1]	1,185.5	1,284.9

Total liabilities	12,635.5	12,791.1

Shareholders’ equity:
Common Shares, $1.00 par value (authorized 900.0 and 600.0; issued 798.7 and 213.1, including treasury shares of 50.7 and 15.8)	748.0	197.3
Paid-in capital	847.4	848.2
Unamortized restricted stock [2]	—	(62.7)
Accumulated other comprehensive income:
Net unrealized gains on securities	596.8	390.1
Net unrealized gains on forecasted transactions	7.5	8.6
Retained earnings	4,646.9	4,726.0

Total shareholders’ equity	6,846.6	6,107.5

Total liabilities and shareholders’ equity	$19,482.1	$18,898.6

[1]	Includes current and non-current debt. See Note 4 – Debt for further discussion.

[2]	Reclassified pursuant to the adoption of SFAS 123(R); See Note 1 – Reporting and Accounting Policies, “Stock-Based Compensation,” for further discussion.

See notes to consolidated financial statements.

APP.-A-3	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

				(millions–except per share amounts)
For the years ended December 31,	2006		2005		2004

Retained Earnings
Balance, Beginning of year	$4,726.0		$3,812.9		$3,729.8
Net income	1,647.5	$1,647.5	1,393.9	$1,393.9	1,648.7	$1,648.7

Cash dividends on Common Shares ($.0325, $.0300 and $.0275 per share)	(25.0)		(23.7)		(23.3)
Treasury shares purchased[1,2]	(1,111.6)		(457.0)		(1,542.4)
Capitalization of stock split	(585.9)		—		—
Other, net[3]	(4.1)		(.1)		.1

Balance, End of year	$4,646.9		$4,726.0		$3,812.9

Accumulated Other Comprehensive Income (Loss), Net of Tax
Balance, Beginning of year	$398.7		$444.8		$425.0
Changes in:
Net unrealized gains on securities		206.7		(45.0)		16.9
Net unrealized gains on forecasted transactions		(1.1)		(1.1)		(1.0)
Foreign currency translation adjustment		—		—		3.9

Other comprehensive income	205.6	205.6	(46.1)	(46.1)	19.8	19.8

Balance, End of year	$604.3		$398.7		$444.8

Comprehensive Income		$1,853.1		$1,347.8		$1,668.5

Common Shares, $1.00 Par Value Balance, Beginning of year	$197.3		$200.4		$216.4
Stock options exercised	3.7		1.6		2.1
Treasury shares purchased[1,2]	(39.1)		(5.2)		(18.6)
Restricted stock issued, net of forfeitures	.2		.5		.5
Capitalization of stock split	585.9		—		—

Balance, End of year	$748.0		$197.3		$200.4

Paid-In Capital
Balance, Beginning of year	$848.2		$743.3		$688.3
Stock options exercised	39.6		42.6		49.6
Tax benefits from exercise/vesting of stock-based compensation	38.8		41.2		44.3
Treasury shares purchased[1,2]	(63.8)		(20.6)		(67.5)
Restricted stock issued, net of forfeitures	(.2)		41.7		27.3
Amortization of stock-based compensation	27.8		—		—
SFAS 123(R) reclass [4]	(51.5)		—		—
Other[3]	8.5		—		1.3

Balance, End of year	$847.4		$848.2		$743.3

Unamortized Restricted Stock
Balance, Beginning of year	$(62.7)		$(46.0)		$(28.9)
Restricted stock issued, net of forfeitures	—		(42.2)		(40.6)
Restricted stock market value adjustment	—		(8.2)		(.3)
Amortization of restricted stock	—		33.7		23.8
SFAS 123(R) reclass [4]	62.7		—		—

Balance, End of year	$—		$(62.7)		$(46.0)

Total Shareholders’ Equity	$6,846.6		$6,107.5		$5,155.4

[1]	Progressive did not split its treasury shares in conjunction with the May 18, 2006, 4-for-1 stock split. In 2006, we repurchased 3,182,497 Common Shares prior to the stock split and 35,887,246 Common Shares subsequent to the stock split.

[2]	Includes 16.9 million Common Shares purchased pursuant to a “Dutch auction” tender offer in 2004; these shares were purchased at a price of $88 per share, on a pre-split basis, for a total cost of $1.5 billion.

[3]	Primarily reflects activity associated with our deferred compensation plans.

[4]	Upon adoption of SFAS 123(R), companies were required to eliminate any unearned compensation (i.e., contra-equity) accounts against the appropriate equity accounts. As a result, as of January 1, 2006, we were required to reclassify $62.7 million of “Unamortized restricted stock,” of which $51.5 million related to equity awards and $11.2 million related to liability awards.

There are 20.0 million Serial Preferred Shares authorized; no such shares are issued or outstanding.

There are 5.0 million Voting Preference Shares authorized; no such shares have been issued.

See notes to consolidated financial statements.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-4

Consolidated Statements of Cash Flows

			(millions)
For the years ended December 31,	2006	2005	2004

Cash Flows From Operating Activities
Net income	$1,647.5	$1,393.9	$1,648.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	103.4	92.4	99.4
Amortization of fixed maturities	225.6	189.6	168.9
Amortization of stock-based compensation	27.6	33.7	23.8
Net realized (gains) losses on securities	9.7	37.9	(79.3)
Net loss on disposition of property and equipment	.9	—	—
Changes in:
Unearned premiums	(.1)	227.1	213.3
Loss and loss adjustment expense reserves	64.7	374.7	709.3
Accounts payable, accrued expenses and other liabilities	7.1	49.5	70.2
Prepaid reinsurance premiums	14.2	16.1	(5.1)
Reinsurance recoverables	(28.1)	(24.1)	(110.3)
Premiums receivable	2.5	(213.5)	(207.6)
Deferred acquisition costs	3.8	(12.6)	(19.9)
Income taxes	10.1	(140.0)	98.5
Tax benefits from exercise/vesting of stock-based compensation[1]	—	41.2	44.3
Other, net	(64.3)	(71.9)	8.3

Net cash provided by operating activities	2,024.6	1,994.0	2,662.5

Cash Flows From Investing Activities
Purchases:
Fixed maturities	(6,294.9)	(9,154.4)	(6,686.3)
Equity securities	(1,131.6)	(852.9)	(678.3)
Short-term investments – auction rate securities	(2,999.3)	(7,935.3)	(6,890.1)
Sales:
Fixed maturities	5,668.2	7,068.6	5,885.7
Equity securities	323.1	152.3	876.3
Short-term investments – auction rate securities	3,215.5	8,053.4	6,552.4
Maturities, paydowns, calls and other:
Fixed maturities	686.1	572.6	639.7
Equity securities	223.5	114.4	78.2
Net sales (purchases) of short-term investments – other	(22.3)	491.8	(390.9)
Net unsettled security transactions	(116.6)	126.6	(43.2)
Purchases of property and equipment	(334.3)	(219.3)	(192.0)
Sale of property and equipment	15.4	36.1	—

Net cash used in investing activities	(767.2)	(1,546.1)	(848.5)

Cash Flows From Financing Activities
Proceeds from exercise of stock options	43.3	44.2	51.7
Tax benefits from exercise/vesting of stock-based compensation[1]	38.8	—	—
Payments of debt	(100.0)	—	(206.0)
Dividends paid to shareholders	(25.0)	(23.7)	(23.3)
Acquisition of treasury shares	(1,214.5)	(482.8)	(1,628.5)

Net cash used in financing activities	(1,257.4)	(462.3)	(1,806.1)

Increase (decrease) in cash	—	(14.4)	7.9
Cash, Beginning of year	5.6	20.0	12.1

Cash, End of year	$5.6	$5.6	$20.0

[1]	Reclassified pursuant to the adoption of SFAS 123(R).

See notes to consolidated financial statements.

APP.-A-5	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
1) Reporting and Accounting Policies
Nature of Operations The Progressive Corporation, an insurance holding company formed in 1965, owned 67 subsidiaries and had 1 mutual insurance company affiliate as of December 31, 2006. Our insurance subsidiaries provide personal and commercial automobile insurance and other specialty property-casualty insurance and related services throughout the United States. Our Personal Lines segment writes insurance for private passenger automobiles and recreational vehicles through both an independent insurance agency channel and a direct channel. Our Commercial Auto segment writes primary liability and physical damage insurance for automobiles and trucks owned by small businesses through both the independent agency and direct channels.
Basis of Consolidation and Reporting The accompanying consolidated financial statements include the accounts of The Progressive Corporation, its subsidiaries and affiliate. All of the subsidiaries and the affiliate are wholly owned or controlled. All intercompany accounts and transactions are eliminated in consolidation.
Estimates We are required to make estimates and assumptions when preparing our financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (GAAP). As estimates develop into fact (e.g., losses are paid), results may, and will likely, differ from those estimates.
Investments Progressive’s fixed-maturity, equity securities and short-term investments are accounted for on an available-for-sale basis.
     Fixed-maturity securities include debt securities and mandatory redeemable preferred stocks, which may have fixed or variable principal payment schedules, may be held for indefinite periods of time, and may be used as a part of our asset/liability strategy or sold in response to changes in interest rates, anticipated prepayments, risk/reward characteristics, liquidity needs or other economic factors. These securities are carried at fair value with the corresponding unrealized gains (losses), net of deferred income taxes, reported in accumulated other comprehensive income. Fair values are obtained from a recognized pricing service or other quoted sources. The asset-backed portfolio is accounted for under the retrospective method; prepayment assumptions are based on market expectations. The prospective method is used for interest-only and non-investment-grade asset-backed securities as required by current accounting regulations.
     Equity securities include common stocks, nonredeemable preferred stocks and other risk investments and are reported at quoted fair values. Changes in the fair values of these securities, net of deferred income taxes, are reflected as unrealized gains (losses) in accumulated other comprehensive income. Changes in value of foreign equities due to foreign currency exchange rates are limited by foreign currency hedges and would be recognized in income in the current period. We held no foreign equities or foreign currency hedges during 2006 or 2005.
     Short-term investments include auction rate securities (i.e., municipal bonds and preferred stocks). Due to the nature of auction rate securities, these securities are classified as short-term based upon their expected auction date (generally 7-49 days) rather than on their contractual obligation (which are greater than one year at original issuance). In addition to auction rate securities, short-term investments include Eurodollar deposits, commercial paper and other securities expected to mature within one year. Changes in fair values of these securities, net of deferred income taxes, are reflected as unrealized gains (losses) in accumulated other comprehensive income.
     We did not hold any trading securities at December 31, 2006 or 2005. Trading securities are securities bought principally for the purpose of sale in the near term. To the extent we have trading securities, changes in fair value would be recognized in income in the current period. Derivative instruments which may be used for trading purposes or classified as trading derivatives due to the characteristics of the transaction are discussed below.
     Derivative instruments may include futures, options, forward positions, foreign currency forwards, interest rate swap agreements and credit default swaps and may be used in the portfolio for risk management or trading purposes or to hedge the exposure to:
•	Changes in fair value of an asset or liability (fair value hedge);

•	Foreign currency of an investment in a foreign operation (foreign currency hedge); or

•	Variable cash flows of a forecasted transaction (cash flow hedge).
We had no derivative instruments held or issued for risk management purposes at December 31, 2006 or 2005. To the extent we had derivatives held or issued for risk management purposes, these derivative instruments would be recognized as either assets or liabilities and measured at fair value with changes in fair value recognized in income in the period of change.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-6

     At December 31, 2006, we held one credit default swap, classified as a trading derivative, compared to three at December 31, 2005. Changes in the fair value of the trading derivatives are reported as a component of net realized gains (losses) on securities during the current period.
     At December 31, 2006 and 2005, we had no fair value, foreign currency or cash flow hedges. To the extent we hold fair value hedges, changes in the hedge, along with the hedged items, would be recognized in income in the period of change while the hedge was in effect. Gains and losses on foreign currency hedges would offset the foreign exchange gains and losses on the foreign investments. Changes in fair value of cash flow hedges would be reported as a component of accumulated other comprehensive income and subsequently amortized into earnings over the life of the hedged transaction. Gains and losses on hedges on forecasted transactions are amortized over the life of the hedged item (see Note 4 – Debt). Hedges on forecasted transactions that no longer qualify for hedge accounting due to lack of correlation would be considered by us as derivatives used for risk management purposes.
     Derivatives designated as hedges would also be evaluated on established criteria to determine the effectiveness of their correlation to, and ability to reduce risk of, specific securities or transactions; effectiveness would be reassessed regularly. If a fair value hedge becomes ineffective, the derivative instrument would continue to be adjusted through income while the adjustment in the change in value of the hedged item would no longer be recognized in income during the current period, but rather would be reflected as a change in unrealized gains (losses) as part of accumulated other comprehensive income within shareholders’ equity.
     For all derivative positions, net cash requirements are limited to changes in fair values, which may vary based upon changes in interest rates, currency exchange rates and other factors. Exposure to credit risk is limited to the carrying value; collateral may be required to limit credit risk.
     Investment securities are exposed to various risks such as interest rate, market and credit risk. Fair values of securities fluctuate based on the magnitude of changing market conditions; significant changes in market conditions could materially affect portfolio value in the near term. We continually monitor our portfolio for price changes, which might indicate potential impairments, and perform detailed reviews of securities with unrealized losses based on predetermined criteria. In such cases, changes in fair value are evaluated to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors, or (ii) market-related factors, such as interest rates or equity market declines. When a security in our investment portfolio has an unrealized loss in fair value that is deemed to be other than temporary, we reduce the book value of such security to its current fair value, recognizing the decline as a realized loss in the income statement. Any future changes in fair value, either increases or decreases, are reflected as changes in unrealized gains (losses) as part of accumulated other comprehensive income within shareholders’ equity.
     Realized gains (losses) on securities are computed based on the first-in first-out method and include write-downs on available-for-sale securities considered to have other-than-temporary declines in fair value.
Property and Equipment Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using accelerated methods for computer equipment and the straight-line method for all other fixed assets. The useful lives range from 3 to 4 years for computer equipment, 10 to 40 years for buildings and improvements, and 3 to 10 years for all other property and equipment. Property and equipment include capitalized software developed or acquired for internal use. Land and buildings comprised 80% and 77% of total property and equipment at December 31, 2006 and 2005, respectively.
     Total interest capitalized was $2.4 million, $1.3 million and $3.9 million in 2006, 2005 and 2004, respectively, relating to construction projects and capitalized computer software costs.
Insurance Premiums and Receivables Insurance premiums written are earned into income on a pro rata basis over the period of risk, based on a daily earnings convention. Accordingly, unearned premiums represent the portion of premiums written that is applicable to the unexpired risk. We provide insurance and related services to individuals and small commercial accounts throughout the United States, and offer a variety of payment plans. Generally, premiums are collected prior to providing risk coverage, minimizing our exposure to credit risk. We perform a policy level evaluation to determine the extent the premiums receivable balance exceeds the unearned premiums balance. We then age this exposure to establish an allowance for doubtful accounts based on prior experience.
Income Taxes The income tax provision is calculated under the balance sheet approach. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are net unrealized gains (losses) on securities, loss reserves, unearned premiums reserves, deferred acquisition costs and non-deductible accruals. We review our deferred tax assets for recoverability. At December 31, 2006, we were able to demonstrate that the benefit of our deferred tax assets was fully realizable and, therefore, no valuation allowance was recorded.

APP.-A-7	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Loss and Loss Adjustment Expense Reserves Loss reserves represent the estimated liability on claims reported to us, plus reserves for losses incurred but not recorded (IBNR). These estimates are reported net of amounts recoverable from salvage and subrogation. Loss adjustment expense reserves represent the estimated expenses required to settle these claims and losses. The methods of making estimates and establishing these reserves are reviewed regularly, and resulting adjustments are reflected in income currently. Such loss and loss adjustment expense reserves are susceptible to change in the near term.
Reinsurance Our reinsurance transactions primarily include premiums written under state-mandated involuntary plans for commercial vehicles (Commercial Auto Insurance Procedures/Plans–“CAIP”), for which we retain no loss indemnity risk (see Note 6 – Reinsurance for further discussion). In addition, we cede auto premiums to state-provided reinsurance facilities. We also cede a portion of the premiums in our non-auto programs to limit our exposure in those particular markets. Prepaid reinsurance premiums are earned on a pro rata basis over the period of risk, based on a daily earnings convention, which is consistent with premiums written. Our primary line of business, auto insurance, is written at relatively low limits of liability; as such, we do not believe that we need to mitigate this risk through voluntary reinsurance.
Deferred Acquisition Costs Deferred acquisition costs include commissions, premium taxes and other variable underwriting and direct sales costs incurred in connection with writing business. These costs are deferred and amortized over the policy period in which the related premiums are earned. We consider anticipated investment income in determining the recoverability of these costs. Management believes that these costs will be fully recoverable in the near term. We do not defer any direct-response advertising costs.
Guaranty Fund Assessments We are subject to state guaranty fund assessments, which provide for the payment of covered claims or other insurance obligations of insurance companies deemed insolvent. These assessments are accrued after a formal determination of insolvency has occurred, and we have written the premiums on which the assessments will be based.
Service Revenues and Expenses Our service businesses provide insurance-related services. Service revenues consist primarily of fees generated from processing business for involuntary CAIP plans and are earned on a pro rata basis over the term of the related policies. Service expenses include acquisition expenses for the involuntary plans, which are deferred and amortized over the period in which the related revenues are earned, and costs associated with our other service products.
Stock-Based Compensation As of January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors.
     We adopted SFAS 123(R) using the modified prospective method as of January 1, 2006. As a result, our consolidated financial statements for the year ended December 31, 2006, reflect the effect of SFAS 123(R), including the reclassification of any unamortized restricted stock (i.e., unearned compensation) against paid-in capital for restricted stock awards accounted for as “equity awards” and against other liabilities for the restricted stock awards accounted for as “liability awards” (i.e., 2003 and 2004 restricted stock awards deferred pursuant to our deferred compensation plans). In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the effect of SFAS 123(R).
     Pursuant to the modified prospective application, we are required to expense the fair value at the grant date of our unvested outstanding stock options. No stock options have been granted after December 31, 2002. We will not incur any additional expense relating to currently outstanding stock options in years subsequent to 2006, since the final vesting date of stock options previously granted was January 1, 2007. Beginning in 2003, we began issuing restricted stock awards as our form of equity compensation to key members of management and non-employee directors in lieu of stock options; our current equity compensation program does not contemplate the issuance of stock options. Compensation expense for restricted stock awards is recognized over the respective vesting periods. The expense for restricted stock is not representative of the effect on net income for future periods due to the phase in of additional awards with three, four and five year vesting periods. In 2007, the expense will be representative of the expense in future years.
     For the year ended December 31, 2006, the pretax expense of our stock-based compensation was $27.6 million (tax benefit of $9.7 million), of which $1.3 million related to our unvested outstanding stock options. The following table shows the effects on net income and earnings per share for prior periods had the fair value based method been applied to all outstanding and unvested stock option awards for the periods presented. We used the modified Black-Scholes pricing model to calculate the fair value of the options awarded as of the date of grant.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-8

(millions, except per share amounts)	2005	2004

Net income, as reported	$1,393.9	$1,648.7
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all stock option awards, net of related tax effects	(2.6)	(6.3)

Net income, pro forma	$1,391.3	$1,642.4

Earnings per share
Basic – as reported	$1.77	$1.94
Basic – pro forma	1.77	1.93

Diluted – as reported	$1.74	$1.91
Diluted – pro forma	1.74	1.91
In addition, in conjunction with the Financial Accounting Standards Board (FASB) Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards,” we elected to adopt the alternative transition method for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee stock-based compensation, and to determine the subsequent effect on the paid-in capital pool and the consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that were outstanding upon the adoption of SFAS 123(R).
     As highlighted above, the adoption of SFAS 123(R) had minimal effect on our financial results. In 2006, under SFAS 123(R), we began to record an estimate for expected forfeitures of restricted stock based on our historical forfeiture rates. Prior to adoption, we accounted for forfeitures as they occurred, as permitted under accounting standards then in effect. In addition, we shortened the vesting periods of certain stock-based awards based on the “qualified retirement” provisions in our incentive compensation plans, under which (among other provisions) the vesting of 50% of outstanding time-based restricted stock awards will accelerate upon retirement if the participant is 55 years of age or older and satisfies certain years-of-service requirements. The cumulative effect of adopting these changes was not material to our financial condition, cash flows or results of operations for the year ended December 31, 2006.
Earnings Per Share Basic earnings per share are computed using the weighted average number of Common Shares outstanding, excluding both time-based and performance-based unvested restricted stock awards. Diluted earnings per share include common stock equivalents assumed outstanding during the period. Our common stock equivalents include stock options and time-based restricted stock awards accounted for as equity awards. In determining the denominator for our diluted earnings per share, we include the impact of pro forma deferred tax assets pursuant to the alternative transition method under SFAS 123(R) for purposes of calculating assumed proceeds under the treasury stock method.
Supplemental Cash Flow Information Cash includes only bank demand deposits. We paid income taxes of $739.0 million, $767.0 million and $709.0 million in 2006, 2005 and 2004, respectively. Total interest paid was $81.3 million during 2006, $85.0 million during 2005 and $91.7 million during 2004. Non-cash activity includes the liability for deferred restricted stock compensation (prior to the adoption of SFAS 123(R)) and the changes in net unrealized gains (losses) on investment securities.
     Progressive effected a 4-for-1 stock split in the form of a stock dividend to shareholders on May 18, 2006. We reflected the issuance of the additional Common Shares by transferring $585.9 million from retained earnings to the common stock account. All share, per share and equivalent share amounts and stock prices were adjusted to give effect to the split. Treasury shares were not split.
New Accounting Standards In July 2006, FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” was issued, which provides guidance for recognizing and measuring the financial statement impact of tax positions taken or expected to be taken in a tax return. This interpretation was effective beginning January 1, 2007. Progressive analyzed its tax positions in accordance with this interpretation and determined that it did not result in any changes to our reserve for uncertain tax positions. As a result, no adjustment to January 1, 2007 retained earnings was required.
     In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments,” which amends portions of SFAS 133, “Accounting for Derivative Instruments and Hedging Activity,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 provides guidance for accounting for certain securities with embedded derivative instruments and was effective for financial instruments issued or acquired after an entity’s first fiscal year that begins after September 15, 2006 (January 1, 2007 for calendar-year companies). Since this statement is applied on a prospective basis, it did not impact our historical financial statements. To the extent we acquire hybrid financial instruments with embedded derivatives after January 1, 2007, the change in fair value of such securities will be reflected in our income statement.

APP.-A-9	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

     In September 2006, the FASB issued SFAS 157, “Fair Value Measurements,” and SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS 157 does not require any new fair value measurements, but provides consistency and comparability in fair value measurements and expands disclosure about fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for calendar-year companies) and will not have an effect on our financial condition, cash flows or results of operations. We also believe that SFAS 157 will not require any significant changes in our disclosure of fair value for our investment portfolio.
     The recognition and disclosure provisions of SFAS 158, which require companies to recognize the over- or under-funded status of defined benefit postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income, were effective at December 31, 2006 for calendar-year companies. Progressive does not have a defined benefit pension plan, but provides postretirement health and life benefits to all employees who met age and service requirements at December 31, 1988. Since there are only approximately 100 members in this group and the entire under-funded obligation is currently recognized in our consolidated balance sheet, this standard does not have a material impact on our financial condition, cash flows or results of operations.
     In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 108, “Quantifying Financial Misstatements.” SAB 108 provides guidance for companies to quantify financial statement misstatements based on the effect of the misstatement on each of the company’s financial statements, including the consideration of the effects of the carryover and reversal of prior-year misstatements. The cumulative effect of applying SAB 108 may be recognized as an adjustment to retained earnings as of the beginning of the first fiscal year after November 15, 2006 (January 1, 2007 for calendar-year companies). Progressive has determined that SAB 108 did not have a material impact on our financial condition, cash flows or results of operations.
     Excluding the new standards discussed above, the other accounting standards recently issued by the FASB, Statements of Position and Practice Bulletins issued by the American Institute of Certified Public Accountants and consensus positions of the Emerging Issues Task Force are currently not applicable to us and, therefore, would have no effect on our financial condition, cash flows or results of operations.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-10

2) Investments
The composition of the investment portfolio at December 31 was:

		Gross	Gross		% of
		Unrealized	Unrealized	Fair	Total
(millions)	Cost	Gains	Losses	Value	Portfolio

2006
Fixed maturities:
U.S. government obligations	$3,195.1	$23.3	$(15.0)	$3,203.4	21.8%
State and local government obligations	3,124.2	18.4	(22.9)	3,119.7	21.2
Foreign government obligations	29.8	.1	(.1)	29.8	.2
Corporate and U.S. agency debt securities	1,125.0	5.6	(13.8)	1,116.8	7.6
Asset-backed securities	2,387.4	24.0	(21.3)	2,390.1	16.3
Redeemable preferred stock	98.1	3.4	(2.4)	99.1	.7

Total fixed maturities	9,959.6	74.8	(75.5)	9,958.9	67.8

Short-term investments:
Auction rate municipal obligations	99.4	—	—	99.4	.7
Auction rate preferred stocks	69.2	.2	—	69.4	.5
Other short-term investments	412.4	—	—	412.4	2.8

Total short-term investments	581.0	.2	—	581.2	4.0

Preferred stocks	1,761.4	31.5	(11.9)	1,781.0	12.1
Common equities	1,469.0	904.0	(4.9)	2,368.1	16.1

	$13,771.0	$1,010.5	$(92.3)	$14,689.2	100.0%

2005
Fixed maturities:
U.S. government obligations	$2,249.0	$7.3	$(11.0)	$2,245.3	15.7%
State and local government obligations	3,637.7	29.6	(31.4)	3,635.9	25.5
Foreign government obligations	30.3	.2	(.2)	30.3	.2
Corporate and U.S. agency debt securities	1,837.6	6.7	(31.7)	1,812.6	12.7
Asset-backed securities	2,386.6	17.9	(28.5)	2,376.0	16.6
Redeemable preferred stock	119.5	3.1	(.8)	121.8	.9

Total fixed maturities	10,260.7	64.8	(103.6)	10,221.9	71.6

Short-term investments:
Auction rate municipal obligations	280.2	—	—	280.2	2.0
Auction rate preferred stocks	105.0	.2	(.1)	105.1	.7
Other short-term investments	388.3	—	—	388.3	2.7

Total short-term investments	773.5	.2	(.1)	773.6	5.4

Preferred stocks	1,217.0	17.0	(13.7)	1,220.3	8.6
Common equities	1,423.4	650.3	(14.8)	2,058.9	14.4

	$13,674.6	$732.3	$(132.2)	$14,274.7	100.0%

See Note 10 – Other Comprehensive Income for changes in the net unrealized gains (losses) during the period.
At December 31, 2006, bonds in the principal amount of $130.5 million were on deposit to meet state insurance regulatory and/or rating agency requirements. We did not have any securities of any one issuer with an aggregate cost or fair value exceeding ten percent of total shareholders’ equity at December 31, 2006 or 2005. At December 31, 2006, we had fixed-maturity securities with a fair value of $1.1 million that were non-income producing during the preceding 12 months.

APP.-A-11	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

The components of net investment income for the years ended December 31 were:

(millions)	2006	2005	2004

Fixed maturities	$481.7	$399.0	$374.6
Preferred stocks	84.4	61.5	49.3
Common equities	43.1	37.2	41.2
Short-term investments:
Auction rate municipal obligations	1.8	5.4	1.8
Auction rate preferred stocks	5.8	6.8	4.2
Other short-term investments	31.0	26.8	13.3

Investment income	647.8	536.7	484.4
Investment expenses	(11.9)	(12.1)	(13.9)

Net investment income	$635.9	$524.6	$470.5

The components of net realized gains (losses) for the years ended December 31 were:

(millions)	2006	2005	2004

Gross realized gains:
Fixed maturities	$47.9	$47.4	$105.5
Preferred stocks	.6	—	7.9
Common equities	24.7	15.6	56.1
Short-term investments:
Auction rate municipal obligations	.1	.1	.1

	73.3	63.1	169.6

Gross realized losses:
Fixed maturities	(62.4)	(76.2)	(23.8)
Preferred stocks	(11.1)	(2.3)	(9.7)
Common equities	(9.2)	(22.5)	(56.6)
Short-term investments:
Auction rate municipal obligations	(.1)	—	—
Auction rate preferred stocks	(.2)	—	(.2)

	(83.0)	(101.0)	(90.3)

Net realized gains (losses) on securities:
Fixed maturities	(14.5)	(28.8)	81.7
Preferred stocks	(10.5)	(2.3)	(1.8)
Common equities	15.5	(6.9)	(.5)
Short-term investments:
Auction rate municipal obligations	—	.1	.1
Auction rate preferred stocks	(.2)	—	(.2)

	$(9.7)	$(37.9)	$79.3

Per share (diluted basis)	$(.01)	$(.03)	$.06

For 2006, 2005 and 2004, net realized gains (losses) on securities include $1.9 million, $16.4 million and $7.8 million, respectively, of write-downs in securities determined to have had an other-than-temporary decline in fair value for securities held at December 31.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-12

The components of gross unrealized losses at December 31, 2006 and 2005 were:

		Unrealized Losses
	Total
	Fair		Less than	12 months
(millions)	Value	Total	12 Months	or greater[1]

2006
Fixed maturities	$6,128.4	$(75.5)	$(6.7)	$(68.8)
Preferred stocks	494.3	(11.9)	(.4)	(11.5)
Common equities	97.2	(4.9)	(4.3)	(.6)
Short-term investments	—	—	—	—

	$6,719.9	$(92.3)	$(11.4)	$(80.9)

2005
Fixed maturities	$6,395.1	$(103.6)	$(44.2)	$(59.4)
Preferred stocks	579.8	(13.7)	(6.1)	(7.6)
Common equities	198.3	(14.8)	(14.6)	(.2)
Short-term investments	50.0	(.1)	(.1)	—

	$7,223.2	$(132.2)	$(65.0)	$(67.2)

[1]	The fair value for securities in an unrealized loss position for 12 months or greater was $4,832.2 million at December 31, 2006 and $2,610.0 million at December 31, 2005.
None of the securities presented in the table above was deemed to have any fundamental issues, and approximately 96% of these securities had a decline in fair value that is less than 15% from its original value, which would lead us to believe that none of these securities was other-than-temporarily impaired. We have the intent and ability to hold the fixed-maturity securities and preferred stocks, and will do so, as long as the securities continue to remain consistent with our investment strategy. We may retain the common stocks to maintain correlation to the Russell 1000 Index as long as the portfolio and index correlation remain similar. If our strategy were to change and these securities were determined to be other-than-temporarily impaired, we would recognize a write-down in accordance with our stated policy.
     At December 31, 2006 and 2005, we did not hold any trading securities. We did not have any net realized gains (losses) on trading securities for the years ended December 31, 2006, 2005 and 2004.
     Derivative instruments may also be used for trading purposes or classified as trading derivatives due to characteristics of the transaction. During 2006, we closed our credit default protection derivatives, which were held on several issuers and matched with Treasury securities that had equivalent principal and maturities to replicate cash bond positions. The combined positions generated a net gain (loss) of $9.9 million for 2006, compared to $(7.6) million and $(1.4) million for 2005 and 2004, respectively. The amount and results of the derivative and Treasury positions are immaterial to our financial condition, cash flows and results of operations and are reported as part of the available-for-sale portfolio, with the net gain reported as a component of net realized gains (losses) on securities.
     In 2006, we purchased default protection, in the form of a credit default swap, on a standard tranche of a commonly traded index of 125 investment-grade credits, with a notional amount of $40 million. This derivative will benefit from an increase in the market price of default risk. The amount and results of the derivative position are immaterial to our financial condition, cash flows and results of operations and are reported as part of the available-for-sale portfolio, with the net gain ($.1 million in 2006) reported as a component of net realized gains (losses) on securities and the expense ($.1 million in 2006) reported as a component of net investment income.

APP.-A-13	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

The composition of fixed maturities by maturity at December 31, 2006, was:

		Fair
(millions)	Cost	Value

Less than one year	$480.4	$479.6
One to five years	6,722.6	6,703.6
Five to ten years	2,678.6	2,696.9
Ten years or greater	78.0	78.8

	9,959.6	9,958.9
Auction rate municipal obligations	99.4	99.4

	$10,059.0	$10,058.3

Asset-backed securities are classified in the maturity distribution table based upon their projected cash flows. All other securities which do not have a single maturity date are reported at expected average maturity. Contractual maturities may differ from expected maturities because the issuers of the securities may have the right to call or prepay obligations.
     Auction rate municipal obligations generally have contractual maturities of 10 years or more at original issuance. The securities have interest reset periods of up to 7 days, which allow for early liquidation.
3) Income Taxes
The components of our income tax provision were as follows:

(millions)	2006	2005	2004

Current tax provision	$798.6	$696.7	$794.0
Deferred tax expense (benefit)	(12.9)	(31.7)	8.1

Total income tax provision	$785.7	$665.0	$802.1

The provision for income taxes in the accompanying consolidated statements of income differed from the statutory rate as follows:

(millions)	2006		2005		2004

Income before income taxes	$2,433.2		$2,058.9		$2,450.8

Tax at statutory rate	$851.6	35%	$720.6	35%	$857.8	35%
Tax effect of:
Exempt interest income	(35.9)	(2)	(34.8)	(2)	(29.8)	(1)
Dividends received deduction	(27.2)	(1)	(22.2)	(1)	(19.1)	(1)
Other items, net	(2.8)	—	1.4	—	(6.8)	—

Total income tax provision	$785.7	32%	$665.0	32%	$802.1	33%

At December 31, 2006, we have a capital loss carryforward of $10.4 million, which will expire on December 31, 2011.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-14

Deferred income taxes reflect the effect for financial statement reporting purposes of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. At December 31, 2006 and 2005, the components of the net deferred tax assets were as follows:

(millions)	2006	2005

Deferred tax assets:
Unearned premiums reserve	$300.7	$299.5
Non-deductible accruals	145.8	129.0
Loss reserves	120.6	128.8
Write-downs on securities	13.9	16.4
Other	5.2	4.6
Deferred tax liabilities:
Deferred acquisition costs	(154.4)	(155.7)
Net unrealized gains on securities	(321.4)	(210.0)
Hedges on forecasted transactions	(4.0)	(4.6)
Depreciable assets	(52.4)	(52.0)
Other	(15.0)	(19.1)

Net deferred tax assets	39.0	136.9
Net income taxes (payable) recoverable	(22.2)	1.4

Income taxes	$16.8	$138.3

4) Debt
Debt at December 31 consisted of:

	2006		2005
	Carrying	Fair	Carrying	Fair
(millions)	Value	Value	Value	Value

7.30% Notes due 2006 (issued: $100.0, May 1996)	$—	$—	$100.0	$101.0
6.375% Senior Notes due 2012 (issued: $350.0, December 2001)	348.3	365.4	348.0	372.7
7% Notes due 2013 (issued: $150.0, October 1993)	149.1	163.2	149.0	166.6
6 5/8% Senior Notes due 2029 (issued: $300.0, March 1999)	294.3	325.2	294.2	331.5
6.25% Senior Notes due 2032 (issued: $400.0, November 2002)	393.8	414.0	393.7	424.1

	$1,185.5	$1,267.8	$1,284.9	$1,395.9

Debt includes amounts we have borrowed and contributed to the capital of our insurance subsidiaries or borrowed for other business purposes. Fair values are obtained from publicly quoted sources. Interest on all debt is payable semiannually and all principal is due at maturity. There are no restrictive financial covenants or credit rating triggers.
     The 7.30% Notes were repaid during 2006, at their scheduled maturity. The 6.375% Senior Notes, the 6 5/8% Senior Notes and the 6.25% Senior Notes (collectively, “Senior Notes”) may be redeemed in whole or in part at any time, at the option of Progressive, subject to a “make whole” provision. The 7% Notes are noncallable.
     Prior to issuance of the Senior Notes, we entered into forecasted debt issuance hedges against possible rises in interest rates. Upon issuance of the applicable debt securities, the hedges were closed. We recognized, as part of accumulated other comprehensive income, unrealized gains (losses) of $18.4 million, $(4.2) million and $5.1 million associated with the 6.375% Senior Notes, the 6 5/8% Senior Notes and the 6.25% Senior Notes, respectively. The gains (losses) on these hedges are recognized as adjustments to interest expense and are amortized over the life of the related debt issuances.
     In December 2005, we entered into an uncommitted line of credit with National City Bank in the principal amount of $125 million, replacing a prior credit facility with National City Bank for $100 million, which had the same material terms. No commitment fees are required to be paid. There are no rating triggers under this line of credit. We had no borrowings under these arrangements at December 31, 2006 or 2005. Interest on amounts borrowed would generally accrue at the one month London interbank offered rate (LIBOR) plus .375%.
     Aggregate principal payments on debt outstanding at December 31, 2006, are $0 for each of the next 5 years and $1.2 billion thereafter.

APP.-A-15	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

5) Loss and Loss Adjustment Expense Reserves
Activity in the loss and loss adjustment expense reserves is summarized as follows:

(millions)	2006	2005	2004

Balance at January 1	$5,660.3	$5,285.6	$4,576.3
Less reinsurance recoverables on unpaid losses	347.2	337.1	229.9

Net balance at January 1	5,313.1	4,948.5	4,346.4

Incurred related to:
Current year	9,641.8	9,720.7	8,664.1
Prior years	(246.9)	(355.9)	(109.1)

Total incurred	9,394.9	9,364.8	8,555.0

Paid related to:
Current year	6,682.3	6,644.7	5,719.2
Prior years	2,662.1	2,355.5	2,233.7

Total paid	9,344.4	9,000.2	7,952.9

Net balance at December 31	5,363.6	5,313.1	4,948.5
Plus reinsurance recoverables on unpaid losses	361.4	347.2	337.1

Balance at December 31	$5,725.0	$5,660.3	$5,285.6

Our objective is to establish case and IBNR reserves that are adequate to cover all loss costs, while sustaining minimal variation from the date that the reserves are initially established until losses are fully developed. Our reserves developed favorably in 2006, 2005 and 2004. Total development consists of net changes made by our actuarial department on prior accident year reserves, based on regularly scheduled reviews, claims settling for more or less than reserved, emergence of unrecorded claims at rates different than reserved and changes in reserve estimates by claim representatives. The continued recognition of more modest increases in loss severity for prior accident years than had been previously estimated, contributed to our favorable prior year reserve development.
     Because we are primarily an insurer of motor vehicles, we have limited exposure to environmental, asbestos and general liability claims. We have established reserves for such exposures, in amounts that we believe to be adequate based on information currently known. These claims will not have a material effect on our liquidity, financial condition, cash flows or results of operations.
     We write personal and commercial auto insurance in the coastal states, which could be exposed to hurricanes or other natural catastrophes. Although the occurrence of a major catastrophe could have a significant effect on our monthly or quarterly results, we believe that, based on historical performance, such an event would not be so material as to disrupt the overall normal operations of Progressive. We are unable to predict the frequency or severity of any such events that may occur in the near term or thereafter.
6) Reinsurance
Reinsurance contracts do not relieve us from our obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to Progressive. We evaluate the financial condition of our reinsurers and monitor concentrations of credit risk to minimize our exposure to significant losses from reinsurer insolvencies.
The effect of reinsurance on premiums written and earned for the years ended December 31 was as follows:

	2006		2005		2004
(millions)	Written	Earned	Written	Earned	Written	Earned

Direct premiums	$14,386.2	$14,386.3	$14,293.4	$14,066.2	$13,694.1	$13,480.8
Ceded	(254.2)	(268.4)	(285.8)	(301.8)	(316.0)	(310.9)

Net premiums	$14,132.0	$14,117.9	$14,007.6	$13,764.4	$13,378.1	$13,169.9

Our ceded premiums are primarily attributable to premiums written under state-mandated involuntary Commercial Auto Insurance Procedures/Plans (CAIP) and premiums ceded to state-provided reinsurance facilities, for which we retain no loss indemnity risk.
     At December 31, 2006, 47% of the “prepaid reinsurance premiums” were comprised of CAIP, compared to 53% at December 31, 2005. As of December 31, 2006, approximately 40% of the “reinsurance recoverables” were comprised of CAIP, compared to 45% as of December 31,
THE PROGRESSIVE CORPORATION AND SUBSIDIARIES                     APP.-A-16

2005. The remainder of the “prepaid reinsurance premiums” and “reinsurance recoverables” was primarily related to state-mandated and non-auto programs.
     Losses and loss adjustment expenses were net of reinsurance ceded of $196.3 million in 2006, $197.9 million in 2005 and $271.9 million in 2004.
7) Statutory Financial Information
At December 31, 2006, $475.5 million of consolidated statutory policyholders’ surplus represents net admitted assets of our insurance subsidiaries and affiliate that are required to meet minimum statutory surplus requirements in such entities’ states of domicile. The companies may be licensed in states other than their states of domicile, which may have higher minimum statutory surplus requirements. Generally, the net admitted assets of insurance companies that, subject to other applicable insurance laws and regulations, are available for transfer to the parent company cannot include the net admitted assets required to meet the minimum statutory surplus requirements of the states where the companies are licensed.
     During 2006, the insurance subsidiaries paid aggregate cash dividends of $1,603.1 million to the parent company. Based on the dividend laws currently in effect, the insurance subsidiaries may pay aggregate dividends of $1,402.6 million in 2007 without prior approval from regulatory authorities, provided the dividend payments are not within 12 months of previous dividends paid by the applicable subsidiary.
     Consolidated statutory policyholders’ surplus was $4,963.7 million and $4,674.1 million at December 31, 2006 and 2005, respectively. Statutory net income was $1,603.2 million, $1,393.5 million and $1,659.4 million for the years ended December 31, 2006, 2005 and 2004, respectively.
8) Employee Benefit Plans
Retirement Plans Progressive has a two-tiered Retirement Security Program. The first tier is a defined contribution pension plan covering all employees who meet requirements as to age and length of service. Company contributions vary from 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service and may be invested by a participant in any of the investment funds available under the plan. Company contributions were $21.9 million in 2006, $19.5 million in 2005 and $17.2 million in 2004.
     The second tier is a long-term savings plan under which Progressive matches, up to a maximum of 3% of the employee’s eligible compensation, amounts contributed to the plan by an employee. Company matching contributions may be invested by a participant in any of the investment funds available under the plan. Company matching contributions were $29.6 million in 2006, $26.8 million in 2005 and $23.4 million in 2004.
Postemployment Benefits Progressive provides various postemployment benefits to former or inactive employees who meet eligibility requirements, their beneficiaries and covered dependents. Postemployment benefits include salary continuation and disability-related benefits, including workers’ compensation, and, if elected, continuation of health-care benefits for specified periods. The liability was $23.2 million at December 31, 2006, compared to $21.0 million in 2005.
Postretirement Benefits We provide postretirement health and life insurance benefits to all employees who met requirements as to age and length of service at December 31, 1988. There are approximately 100 members in this group of employees. Our funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide for benefits attributed to past service employees have rendered.
Incentive Compensation Plans — Employees Our incentive compensation includes both non-equity incentive plans (cash) and equity incentive plans (stock-based). The cash incentive compensation includes a cash bonus program for a limited number of senior executives and Gainsharing programs for other employees; the bases of these programs are similar in nature. The stock-based incentive compensation plans provide for the granting of restricted stock awards to key members of management. Prior to 2003, we granted non-qualified stock options as stock-based incentive compensation (see below). The amounts charged to income for the incentive compensation plans for the years ended December 31 were:

(millions)	2006	2005	2004

Cash	$197.7	$235.9	$260.7
Stock-based	27.6	33.7	23.8
APP.-A-17                     THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Our 2003 Incentive Plan, which provides for the granting of stock-based awards, including restricted stock awards, to key employees of Progressive, has 19.4 million shares currently authorized, after adjusting for the 4-for-1 stock split and net of restricted stock awards cancelled; 13.4 million shares remain available for future restricted stock grants. Our 1995 Incentive Plan and 1989 Incentive Plan have expired; however, awards made under those plans prior to their respective expirations are still in effect.
     In 2003, we began issuing restricted stock awards in lieu of stock options. The restricted stock awards are issued as either time-based or performance-based awards. The time-based awards vest in equal installments upon the lapse of specified periods of time, typically three, four and five year periods. The vesting period (i.e., requisite service period) must be a minimum of six months and one day. The performance-based awards vest upon the achievement of predetermined performance goals. The performance-based awards are granted to approximately 50 executives and senior managers, in addition to their time-based awards, to provide additional compensation for achieving pre-established profitability and growth targets. Generally, the restricted stock awards are expensed pro rata over their respective vesting periods based on the market value of the awards at the time of grant. However, for restricted stock awards granted in 2003 and 2004, that were deferred pursuant to our deferred compensation plan, we record expense on a pro rata basis based on the current market value of Common Shares at the end of the reporting period; these awards are accounted for as liability awards since distributions from the deferred compensation plan will be made in cash.
     Prior to 2003, we granted nonqualified stock options for periods up to ten years. These options became exercisable at various dates not earlier than six months after the date of grant, and remain exercisable for specified periods thereafter. All remaining options vested on January 1, 2007. All options granted had an exercise price equal to the market value of the Common Shares on the date of grant and, under the then applicable accounting guidance, no compensation expense was recorded. Pursuant to the adoption of SFAS 123(R), on January 1, 2006, we began expensing the remaining unvested stock option awards (see Note 1 – Reporting and Accounting Policies, “Stock-Based Compensation,” for further discussion). All option exercises are settled in Progressive Common Shares from either existing treasury shares or newly issued shares.
A summary of all employee restricted stock activity during the years ended December 31 follows:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Grant Date	Number of	Grant Date	Number of	Grant Date
Restricted Shares	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value

Beginning of year	5,442,988	$20.21	3,663,364	$18.89	2,198,592	$16.45

Add (deduct):
Granted	1,828,198	26.50	1,942,784	22.62	1,969,664	21.04
Vested	(567,824)	16.60	(2,728)	18.45	(399,472)	16.39
Forfeited	(470,840)	21.74	(160,432)	19.37	(105,420)	17.65

End of year	6,232,522	$22.27	5,442,988	$20.21	3,663,364	$18.89

Available, end of year[1]	13,448,514		15,276,712		45,775,468

[1]	Represents shares available under the 2003 Incentive Plan. The 1995 Incentive Plan expired in February 2005, and the remaining shares thereunder are no longer available for future issuance.
There were 447,608 shares of non-deferred restricted stock awards that vested during the year ended December 31, 2006. The aggregate pretax intrinsic value of these non-deferred awards, based on the average of the high and low stock price on the day prior to vesting, was $5.6 million. There was no intrinsic value attributed to the 120,216 shares under deferred restricted stock awards that vested during the year ended December 31, 2006, since, as previously discussed, these awards were granted in 2003 or 2004 and, therefore, were expensed based on the current market value at the end of each reporting period.
THE PROGRESSIVE CORPORATION AND SUBSIDIARIES                     APP.-A-18

A summary of all employee stock option activity during the year ended December 31, 2006 follows:

		Weighted
		Average
	Number of	Grant Date
Nonvested stock options outstanding	Shares	Fair Value

Beginning of period	4,232,220	$4.76

Deduct:
Vested	(3,053,352)	4.36
Forfeited	(91,002)	5.81

End of period	1,087,866	$5.82

	2006		2005		2004
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
Options Outstanding	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Beginning of year	19,621,476	$8.44	26,358,004	$8.01	34,900,148	$7.61
Deduct:
Exercised	(5,649,193)	7.55	(6,581,264)	6.67	(8,100,624)	6.23
Forfeited	(225,062)	12.09	(155,264)	10.82	(441,520)	8.86

End of year	13,747,221	$8.75	19,621,476	$8.44	26,358,004	$8.01

Exercisable, end of year	12,659,355	$8.38	15,389,256	$7.82	15,704,856	$7.50

The total pretax intrinsic value of options exercised during the year ended December 31, 2006, was $102.8 million, based on the actual stock price at time of exercise.
During the year ended December 31, 2006, we recognized $27.6 million, or $17.9 million after taxes, of compensation expense related to our outstanding unvested restricted stock and stock option awards. At December 31, 2006, the total compensation cost related to unvested restricted stock awards not yet recognized was $71.1 million. This compensation expense will be recognized into the income statement over the weighted average vesting period of 2.26 years.
The following employee stock options were outstanding or exercisable as of December 31, 2006:

				Weighted
				Average
		Weighted	Aggregate	Remaining
	Number of	Average	Intrinsic Value	Contractual
	Shares	Exercise Price	(in millions)	Life

Options outstanding	13,747,221	$8.75	$212.7	3.48 years
Options exercisable	12,659,355	$8.38	$200.5	3.35 years
The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on our closing stock price of $24.22 as of December 31, 2006, which would have been received by the option holders had all option holders exercised their options as of that date. All of the exercisable options at December 31, 2006, were “in-the-money.”
Directors Our 2003 Directors Equity Incentive Plan, which provides for the granting of stock-based awards, including restricted stock awards to non-employee directors of Progressive, has 1.4 million shares currently authorized, after adjusting for the 4-for-1 stock split and net of restricted stock awards cancelled; 1.2 million shares remain available for future restricted stock grants. Our 1998 Directors’ Stock Option Plan, under which additional awards are not expected to be made, will expire on April 24, 2008; however, awards made under this plan prior to its expiration are still in effect.
     In 2003, we began issuing restricted stock awards to non-employee directors as the equity component of their compensation. The restricted stock awards are issued as time-based awards. The vesting period (i.e., requisite service period) must be a minimum of six months and one day. The time-based awards granted to date vest eleven months from the date of grant. The restricted stock awards are expensed pro rata over their respective vesting periods based on the market value of the awards at the time of grant.
APP.-A-19                     THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

     Prior to 2003, we granted nonqualified stock options as the equity component of the directors compensation. These options were granted for periods up to ten years, became exercisable at various dates not earlier than six months after the date of grant, and remain exercisable for specified periods thereafter. All options granted had an exercise price equal to the market value of the Common Shares on the date of grant and, under the then applicable accounting guidance, no compensation expense was recorded. All option exercises are settled in Progressive Common Shares from either existing treasury shares or newly issued shares.
     In April 2006, we began granting restricted stock awards to non-employee directors as their sole compensation as a member of the Board of Directors. From April 2003 through April 2006, we issued restricted stock awards in addition to other fees.
A summary of all directors restricted stock activity during the years ended December 31 follows:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Grant Date	Number of	Grant Date	Number of	Grant Date
Restricted Shares	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value

Beginning of year	50,244	$21.91	48,968	$22.47	64,408	$16.39

Add (deduct):
Granted	66,031	26.64	50,244	21.91	48,968	22.47
Vested	(50,244)	21.91	(48,968)	22.47	(64,408)	16.39

End of year	66,031	$26.64	50,244	$21.91	48,968	$22.47

Available, end of year[1]	1,170,349		1,236,380		1,286,624

[1]	Represents shares available under the 2003 Directors Equity Incentive Plan.
A summary of all directors stock option activity during the years ended December 31 follows:

	2006		2005		2004
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
Options Outstanding	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Beginning of year	873,108	$8.20	969,108	$7.79	1,244,244	$7.24
Deduct:
Exercised	(100,444)	5.18	(96,000)	4.06	(275,136)	5.31

End of year	772,664	$8.59	873,108	$8.20	969,108	$7.79

Exercisable, end of year[1]	772,664	$8.59	873,108	$8.20	969,108	$7.79

[1]	There are still 1,627,824 shares available under the 1998 Directors’ Stock Option Plan; our current policy is to issue restricted stock in lieu of stock options.
Deferred Compensation We maintain The Progressive Corporation Executive Deferred Compensation Plan (Deferral Plan), that permits eligible executives to defer receipt of some or all of their annual bonuses or all of their annual restricted stock awards. Deferred cash compensation is deemed invested in one or more investment funds, including Common Shares of Progressive, offered under the Deferral Plan and recommended by the participant. All distributions from the Deferral Plan pursuant to deferred cash compensation will be paid in cash. Prior to February 2004, distributions representing cash amounts deemed invested in Common Shares were made in-kind.
     For all restricted stock awards granted on or after March 17, 2005, and deferred pursuant to the Deferral Plan, the deferred amounts will be deemed invested in Common Shares and ineligible for transfer to other investment funds in the Deferral Plan; all distributions will be made in-kind. For all awards granted prior to March 17, 2005, the deferred amounts are eligible to be transferred to any of the funds in the Deferral Plan; distributions of these deferred awards will be made in cash.
     We reserved 3,600,000 Common Shares for issuance under the Deferral Plan, after adjusting for the 4-for-1 stock split. An irrevocable grantor trust has been established to provide a source of funds to assist us in meeting our liabilities under the Deferral Plan. At December 31, 2006 and 2005, the trust held assets of $85.9 million and $75.4 million, respectively, of which $13.1 million and $17.2 million were held in Progressive’s Common Shares.
THE PROGRESSIVE CORPORATION AND SUBSIDIARIES                      APP.-A-20

9) Segment Information
We write personal automobile and other specialty property-casualty insurance and provide related services throughout the United States. Our Personal Lines segment writes insurance for private passenger automobiles and recreational vehicles. The Personal Lines segment includes both the Agency and Direct Businesses. The Agency Business includes business written by our network of more than 30,000 independent insurance agencies and strategic alliance business relationships (other insurance companies, financial institutions and national brokerage agencies). The Direct Business includes business written online and by phone.
     Our Commercial Auto segment generates business in the specialty truck and light and local commercial auto markets. This segment writes primary liability and physical damage insurance for automobiles and trucks owned by small businesses and is primarily distributed through the independent agency channel.
     Our other indemnity businesses primarily include writing professional liability insurance for community banks and managing our run-off businesses.
     Our service businesses include providing insurance-related services, primarily processing CAIP business.
     All revenues are generated from external customers and we do not have a reliance on any major customer.
     We evaluate segment profitability based on pretax underwriting profit (loss) for the Personal Lines, Commercial Auto and other indemnity businesses and pretax profit (loss) for the service businesses. Pretax underwriting profit (loss) is calculated as follows:

Net premiums earned
Less: Losses and loss adjustment expenses
Policy acquisition costs
Other underwriting expenses
Pretax underwriting profit (loss)
Service businesses profit (loss) is the difference between service business revenues and service business expenses.
     Expense allocations are based on certain assumptions and estimates primarily related to revenue and volume; stated segment operating results would change if different methods were applied. We do not allocate assets or income taxes to operating segments. In addition, we do not separately identify depreciation and amortization expense by segment and such disclosure would be impractical. Companywide depreciation expense was $103.4 million in 2006, $92.4 million in 2005 and $99.4 million in 2004. The accounting policies of the operating segments are the same as those described in Note 1 – Reporting and Accounting Policies.
Following are the operating results for the years ended December 31:

	2006		2005		2004
		Pretax		Pretax		Pretax
(millions)	Revenues	Profit (Loss)	Revenues	Profit (Loss)	Revenues	Profit (Loss)

Personal Lines
Agency	$7,903.6	$936.7	$7,993.1	$857.6	$7,893.7	$1,108.2
Direct	4,337.4	568.6	4,076.2	475.7	3,718.2	525.6

Total Personal Lines[1]	12,241.0	1,505.3	12,069.3	1,333.3	11,611.9	1,633.8

Commercial Auto	1,851.9	366.5	1,667.8	298.0	1,524.1	321.4
Other indemnity	25.0	6.5	27.3	7.9	33.9	3.1

Total underwriting operations	14,117.9	1,878.3	13,764.4	1,639.2	13,169.9	1,958.3

Service businesses	30.4	6.0	40.2	15.6	48.5	23.5
Investments[2]	638.1	626.2	498.8	486.7	563.7	549.8
Interest expense	—	(77.3)	—	(82.6)	—	(80.8)

	$14,786.4	$2,433.2	$14,303.4	$2,058.9	$13,782.1	$2,450.8

[1]	Private passenger automobile insurance accounted for 91% of the total Personal Lines segment net premiums earned in 2006 and 92% in 2005 and 93% in 2004; recreational vehicles accounted for the balance of the Personal Lines net premiums earned.

[2]	Revenues represent recurring investment income and net realized gains (losses) on securities; pretax profit is net of investment expenses.
APP.-A-21                     THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Progressive’s management uses underwriting margin and combined ratio as primary measures of underwriting profitability. The underwriting margin is the pretax underwriting profit (loss) expressed as a percent of net premiums earned (i.e., revenues). Combined ratio is the complement of the underwriting margin. Following are the underwriting margins/combined ratios for our underwriting operations for the years ended December 31:

	2006		2005		2004
	Underwriting	Combined	Underwriting	Combined	Underwriting	Combined
	Margin	Ratio	Margin	Ratio	Margin	Ratio

Personal Lines
Agency	11.9%	88.1	10.7%	89.3	14.0%	86.0
Direct	13.1	86.9	11.7	88.3	14.1	85.9
Total Personal Lines	12.3	87.7	11.0	89.0	14.1	85.9
Commercial Auto	19.8	80.2	17.9	82.1	21.1	78.9
Other indemnity[1]	NM	NM	NM	NM	NM	NM
Total underwriting operations	13.3	86.7	11.9	88.1	14.9	85.1

[1]	Underwriting margins/combined ratios are not meaningful (NM) for our other indemnity businesses due to the insignificant amount of premiums earned by such businesses.
10) Other Comprehensive Income
The components of other comprehensive income for the years ended December 31 were as follows:

	2006			2005			2004
		Tax			Tax			Tax
		(Provision)	After		(Provision)	After		(Provision)	After
(millions)	Pretax	Benefit	Tax	Pretax	Benefit	Tax	Pretax	Benefit	Tax

Unrealized gains (losses) arising during period:
Fixed maturities	$10.7	$(3.7)	$7.0	$(138.7)	$48.6	$(90.1)	$(48.0)	$16.8	$(31.2)
Equity securities	292.3	(102.3)	190.0	135.8	(47.5)	88.3	241.4	(84.5)	156.9

Reclassification adjustment:[1]
Fixed maturities	27.5	(9.7)	17.8	(12.0)	4.2	(7.8)	(74.4)	26.0	(48.4)
Equity securities	(12.4)	4.3	(8.1)	(54.4)	19.0	(35.4)	(93.0)	32.6	(60.4)

Change in unrealized gains	318.1	(111.4)	206.7	(69.3)	24.3	(45.0)	26.0	(9.1)	16.9
Net unrealized gains on forecasted transactions[2]	(1.8)	.7	(1.1)	(1.7)	.6	(1.1)	(1.5)	.5	(1.0)
Foreign currency translation adjustment[3]	—	—	—	—	—	—	3.9	—	3.9

Other comprehensive income	$316.3	$(110.7)	$205.6	$(71.0)	$24.9	$(46.1)	$28.4	$(8.6)	$19.8

[1]	Represents adjustments for gains (losses) realized in net income for securities held in the portfolio at December 31 of the preceding year.

[2]	Entered into for the purpose of managing interest rate risk associated with our debt issuances. See Note 4 – Debt. We expect to reclassify $1.9 million into income within the next 12 months.

[3]	Foreign currency translation adjustments have no tax effect.
THE PROGRESSIVE CORPORATION AND SUBSIDIARIES                     APP.-A-22

11) Litigation
The Progressive Corporation and/or its insurance subsidiaries are named as a defendant in various lawsuits arising out of the insurance operations of the insurance subsidiaries. All legal actions relating to claims made under insurance policies are considered by us in establishing our loss and loss adjustment expense reserves.
     In addition, The Progressive Corporation and/or its insurance subsidiaries are named as a defendant in a number of class action or individual lawsuits arising out of the insurance operations of the insurance subsidiaries. Other insurance companies face many of these same issues. The lawsuits discussed below are in various stages of development. We plan to contest these suits vigorously, but may pursue settlement negotiations if appropriate in some cases. The outcomes of these cases are uncertain at this time. In accordance with GAAP, we are only permitted to establish loss reserves for lawsuits when it is probable that a loss has been incurred and we can reasonably estimate its potential exposure (referred to as a loss that is both “probable and estimable” in the discussion below). As to lawsuits that do not satisfy both parts of this GAAP standard, we have not established reserves at this time. However, in the event that any one or more of these cases results in a judgment against or settlement by Progressive, the resulting liability could have a material effect on our consolidated financial condition, cash flows and results of operations.
     As required by the GAAP standard, we have established loss reserves for lawsuits as to which we have determined that a loss is both probable and estimable. Certain of these cases are mentioned in the discussion below. Based on currently available information, we believe that the reserves for these lawsuits are reasonable and that the amounts reserved did not have a material effect on our consolidated financial condition or results of operations. However, if any one or more of these cases results in a judgment against or settlement by our insurance subsidiaries for an amount that is significantly greater than the amount so reserved, the resulting liability could have a material effect on our consolidated financial condition, cash flows and results of operations.
     Following is a discussion of potentially significant pending cases at December 31, 2006, that involve our insurance subsidiaries’ insurance operations.
     There are five putative class action lawsuits challenging our insurance subsidiaries use of certain automated database vendors or software to assist in the adjustment of bodily injury claims. Plaintiffs allege that these databases or software systematically undervalue the claims. We do not consider a loss from these cases to be probable and estimable, and are unable to estimate a range of loss, if any, at this time.
     There are two putative class action lawsuits challenging the installment fee program used by our insurance subsidiaries. We have successfully defended similar cases in the past, including one case that was dismissed in 2005. We do not consider a loss from the currently pending cases to be probable and estimable, and are unable to estimate a range of loss, if any, at this time.
     There is one putative class action lawsuit challenging our insurance subsidiaries practice of specifying aftermarket (non-original equipment manufacturer) replacement parts in the repair of insured or claimant vehicles. Plaintiffs in these cases generally allege that aftermarket parts are inferior to replacement parts manufactured by the vehicle’s original manufacturer and that the use of such parts fails to restore the damaged vehicle to its “pre-loss” condition, as required by their insurance policies. We do not consider a loss from this case to be probable and estimable, and are unable to estimate a range of loss, if any, at this time.
     There are two putative class action lawsuits alleging that the insurance subsidiaries’ rating practices at renewal are improper. We prevailed in a similar putative class action in December 2004. We do not consider a loss from these cases to be probable and estimable, and are unable to estimate a range of loss, if any, at this time.
     There are four certified class action lawsuits and six putative class action lawsuits pending against our insurance subsidiaries, alleging that we failed to adjust MRI bills to a consumer price index in violation of a statute. With respect to the four certified class action lawsuits and two of the six putative class action lawsuits, we have engaged in extensive settlement negotiations and reached two separate settlements, each on a statewide basis. The first of these settlements received trial court approval in October 2006, and was paid during 2006. The amount of the settlement was not material to our consolidated financial condition, cash flows and results of operations. The second of the settlements has not yet been presented to the court for approval; however, a loss reserve has been established in connection with the settlement. With respect to the remaining four putative class action lawsuits, we do not consider a loss from these cases to be probable and estimable, and we are unable to estimate a range of loss, if any, at this time.
     Progressive’s insurance subsidiaries are defending a putative class action claim alleging that we violate the “make-whole” and “common- fund” doctrines. Specifically, it is alleged that we may obtain reimbursement of medical payments made on behalf of an insured only when the insured has been made whole by a third-party tortfeasor and that we further must deduct from the reimbursement amount a proportionate share of the insured’s legal fees for pursuing the third-party tortfeasor. We understand that there are a number of similar class actions against others in the insurance industry. We do not consider a loss from this case to be probable and estimable, and are unable to estimate a range of loss, if any, at this time.
     There are two putative class action lawsuits pending against Progressive’s insurance subsidiaries in Florida, challenging the legality of our payment of preferred provider rates on personal injury protection (PIP) claims. The primary issue is whether we violated Florida law by paying PIP medical expense claims at preferred provider rates. We have engaged in extensive settlement negotiations and reached a settlement on a statewide basis. The settlement received trial court approval in August 2006, and was paid in 2006. The amount of the settlement was not material to our consolidated financial condition, cash flows and results of operations.
APP.-A-23                     THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

     There is one putative class action lawsuit challenging our insurance subsidiaries use of certain automated database vendors to assist in the evaluation of total loss claims. Plaintiffs allege that these databases systematically undervalue total loss claims to the detriment of insureds. We engaged in extensive settlement negotiations and reached a settlement of the putative class action lawsuit on a nationwide basis. The settlement has received trial court approval, and was paid during 2006. The amount of the settlement was not material to our consolidated financial condition, cash flows and results of operations.
     In July 2005, we settled a state class action lawsuit alleging that Progressive’s insurance subsidiaries used non-conforming uninsured/underinsured motorist rejection forms. The settlement received trial court approval in October 2005, and was paid during 2006. The amount of the settlement was not material to our consolidated financial condition, cash flows and results of operations.
     There are eight class action lawsuits challenging certain aspects of our insurance subsidiaries use of credit information and compliance with notice requirements under the federal Fair Credit Reporting Act. During 2004, we entered into a settlement agreement to resolve these cases, had received preliminary court approval of the settlement and had established a reserve accordingly. In February 2005, we were advised that the court denied final approval of the proposed settlement. In 2006, an amended settlement received trial court approval, and the loss reserve has been adjusted accordingly. The adjustment was not material to our financial condition, cash flows and results of operations in 2006. There also are six individual actions and an additional class action lawsuit against our insurance subsidiaries that challenge our use of credit. The six individual actions are stayed pending the outcome of the class actions. We do not consider a loss from these cases to be probable and estimable, and are unable to estimate a range of loss, if any, at this time.
     There is one putative nationwide class action lawsuit challenging our insurance subsidiaries’ practice of taking betterment on boat repairs. We do not consider a loss from this case to be probable and estimable, and are unable to estimate a range of loss, if any, at this time.
     There is one putative class action lawsuit, brought on behalf of insureds, challenging the labor rates our insurance subsidiaries pay to auto body repair shops. We do not consider a loss from this case to be probable and estimable, and are unable to estimate a range of loss, if any, at this time.
     There are two putative class action lawsuits challenging Progressive’s insurance subsidiaries’ practice in Florida of paying PIP and first-party medical payments at 200% of the amount allowed by Medicare. We do not consider a loss from this case to be probable and estimable, and are unable to estimate a range of loss, if any, at this time.
     We have prevailed in four putative class action lawsuits, in various Texas state courts, alleging that we are obligated to reimburse insureds, under their auto policies, for the inherent diminished value of their vehicles after they have been involved in an accident. Plaintiffs defined inherent diminished value as the difference between the market value of the insured automobile before an accident and the market value after proper repair. The Supreme Court of Texas has ruled that diminished value recovery is not available under the Texas automobile policy.
     During 2004, Progressive’s subsidiaries settled a federal collective action lawsuit involving worker classification issues under the federal Fair Labor Standards Act (FLSA) and five state class actions, which were consolidated with the federal case. All of such lawsuits challenged our insurance subsidiaries’ classification of its claims representatives as “exempt” under the FLSA and/or various state laws. In October 2004, we reached an agreement under which we funded an account for all potential claims of class member claims representatives and eligible claims representative trainees. This settlement has been paid and did not have a material effect on our consolidated financial condition, cash flows or results of operations.
     Progressive’s subsidiaries are also named as a defendant in individual lawsuits related to employment issues. The outcomes of these cases are uncertain, but we do not believe that they will have a material impact on our financial condition, cash flows and results of operations.
12) Commitments and Contingencies
We have certain noncancelable operating lease commitments and service contracts with terms greater than one year. The minimum commitments under these agreements at December 31, 2006, are as follows:

(millions)	Operating	Service
Year	Leases	Contracts	Total

2007	$105.5	$64.4	$169.9
2008	81.8	30.8	112.6
2009	54.2	14.3	68.5
2010	34.6	1.1	35.7
2011	18.3	.1	18.4
Thereafter	35.7	—	35.7
THE PROGRESSIVE CORPORATION AND SUBSIDIARIES                     APP.-A-24

Some of the agreements have options to renew at the end of the contract periods. The expense we incurred for the agreements disclosed above, as well as other operating leases that may be cancelable or have terms less than one year, was:

(millions)	Operating	Service
Year	Leases	Contracts	Total

2006	$138.8	$90.2	$229.0
2005	126.4	92.3	218.7
2004	116.0	89.4	205.4
     As of December 31, 2006, we had open investment funding commitments of $.9 million; we had no uncollateralized lines or letters of credit as of December 31, 2006 or 2005.
13) Fair Value of Financial Instruments
Information about specific valuation techniques and related fair value detail is provided in Note 1 – Reporting and Accounting Policies, Note 2 –Investments and Note 4 – Debt. The cost and fair value of the financial instruments as of December 31 are summarized as follows:

	2006		2005
		Fair		Fair
(millions)	Cost	Value	Cost	Value

Investments–Available-for-sale:
Fixed maturities	$9,959.6	$9,958.9	$10,260.7	$10,221.9
Preferred stocks	1,761.4	1,781.0	1,217.0	1,220.3
Common equities	1,469.0	2,368.1	1,423.4	2,058.9
Short-term investments	581.0	581.2	773.5	773.6
Debt	(1,185.5)	(1,267.8)	(1,284.9)	(1,395.9)
The value of our investment portfolio is obtained through market level sources for 99.2% of the securities; the remaining securities are valued using private market valuation sources.
14) Related Party Transactions
In October 2004, we purchased 1.1 million of our Common Shares, $1.00 par value, from Peter B. Lewis, Progressive’s Chairman of the Board, or through an entity owned and controlled, directly or indirectly, by Mr. Lewis, at a purchase price of $88.00 per share, on a pre-split basis. This transaction was part of our “Dutch auction” tender offer and the price per share was the same price paid to all shareholders who elected to participate in the tender offer. We did not make any repurchases from Mr. Lewis in 2005 or 2006.
APP.-A-25                     THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Management’s Report on Internal Control Over Financial Reporting
Progressive’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our internal control structure was designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.
     Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and our directors; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.
     Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our evaluation under the framework in Internal Control–Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2006. There were no material weaknesses identified during the internal control review process.
     During the fourth quarter of 2006, there were no changes in our internal control over financial reporting identified in the internal control review process that materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
     PricewaterhouseCoopers LLP, an independent registered public accounting firm that audited the financial statements in this Annual Report, has issued an attestation report on management’s assessment of our internal control over financial reporting as of December 31, 2006, which is included herein.
CEO and CFO Certifications
Glenn M. Renwick, President and Chief Executive Officer of The Progressive Corporation, and W. Thomas Forrester, Vice President and Chief Financial Officer of The Progressive Corporation, have issued the certifications required by Sections 302 and 906 of The Sarbanes-Oxley Act of 2002 and applicable SEC regulations with respect to Progressive’s 2006 Annual Report on Form 10-K, including the financial statements provided in this Report. Among other matters required to be included in those certifications, Mr. Renwick and Mr. Forrester have each certified that, to the best of his knowledge, the financial statements, and other financial information included in the Annual Report on Form 10-K, fairly present in all material respects the financial condition, results of operations and cash flows of Progressive as of, and for, the periods presented. See Exhibits 31 and 32 to Progressive’s Annual Report on Form 10-K for the complete Section 302 and 906 Certifications, respectively.
     In addition, Mr. Renwick submitted his annual certification to the New York Stock Exchange (NYSE) on May 19, 2006, stating that he was not aware of any violation by Progressive of the NYSE corporate governance listing standards, as required by Section 303A.12(a) of the NYSE Listed Company Manual.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-26

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of The Progressive Corporation:
We have completed integrated audits of The Progressive Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of The Progressive Corporation and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Internal control over financial reporting Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cleveland, Ohio
February 28, 2007

APP.-A-27	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations
The consolidated financial statements and the related notes, together with the supplemental information, should be read in conjunction with the following discussion of the consolidated financial condition and results of operations.

Overview The Progressive Corporation is a holding company that does not have any revenue producing operations, property or employees of its own. The Progressive Group of Insurance Companies, together with our non-insurance subsidiaries and one mutual company affiliate, comprise what we refer to as Progressive. Progressive has been in business since 1937 and is the country’s third largest auto insurance group based on premiums written. Through our insurance companies, we offer personal automobile insurance and other specialty property-casualty insurance and related services throughout the United States. Our Personal Lines segment writes insurance for private passenger automobiles and recreational vehicles through more than 30,000 independent insurance agencies and directly to consumers online and over the phone. Our Commercial Auto segment, which writes through both the independent agency and direct channels, offers insurance for cars and trucks (e.g., pick-up or panel trucks) owned by small businesses. These underwriting operations, combined with our service and investment operations, make up the consolidated group.
     The Progressive Corporation receives cash through subsidiary dividends, borrowings, equity sales and other transactions and uses these funds to contribute to its subsidiaries (e.g., to support growth), to make payments to shareholders and debt holders (e.g., dividends and interest, respectively), to repurchase its Common Shares and for other business purposes that might arise. In 2006, the holding company received $1.5 billion of dividends from its subsidiaries, net of capital contributions. We used $1.2 billion to repurchase 39.1 million Progressive Common Shares, at an average cost of $24.98 per share, on a post-split basis. We also paid $25.0 million in shareholder dividends and $81.3 million in interest on our outstanding debt. On June 1, 2006, we retired our 7.30% Notes in the aggregate principal amount of $100 million at maturity. We did not issue any debt or equity securities during 2006. The holding company also has access to funds held in a non-insurance subsidiary to satisfy its obligations; at year-end 2006, $2.5 billion of marketable securities were available in this company.
     On May 18, 2006, The Progressive Corporation split its Common Shares on a 4-for-1 basis in the form of a stock dividend. The purpose of the stock split was to increase the supply of our Common Shares and to improve the liquidity of the stock. We did not split our treasury shares. We ended the year with approximately 748.0 million shares outstanding, compared to approximately 789.3 million, split adjusted, at the beginning of 2006.
     On a consolidated basis, we generated positive operating cash flows of $2.0 billion, portions of which were used during the year to repurchase our Common Shares, construct a data center, printing center and related facilities, and for other capital expenditures. In addition, we opened 29 new concierge-level claims service centers during the year, bringing the total number of such centers to 53. These centers are located in 41 metropolitan areas across the United States and represent our primary approach to damage assessment and facilitation of vehicle repairs in urban markets. As such, we will incorporate this approach into our product offerings in these markets and increase customers’ awareness of this distinct offering as part of our ongoing marketing and brand communication. Over the next two years, we are planning to open approximately 18 service centers, some of which will replace existing service centers. Two of these centers will be in additional urban markets while the remainder will expand our coverage in the current metropolitan areas where we have facilities.
     In 2006, Progressive produced net income of $1.6 billion, or $2.10 per share, which was 18% and 21%, respectively, greater than what we earned in the prior year. Our insurance subsidiaries had a good, but not great, year during 2006. Our underwriting profitability remained exceptionally strong at 13.3%, 1.4 points better than 2005, but we experienced slow growth in premiums. In 2006, we experienced little catastrophic claims activity, compared to the significant hurricane losses incurred in 2005. Profitability for the year also benefited from 1.7 points of favorable loss reserve development from prior years, although the favorable development was .9 points less than in 2005. The expense ratio remained relatively flat, despite the environment of declining average premiums.
     As discussed in prior communications, we expected that we would slowly return to more normal operating margins by allowing anticipated increases in severity, and potentially frequency, to absorb the margin in excess of our 96 combined ratio target rather than immediately price it away. Since no significant change in frequency or notable acceleration in severity appeared to emerge during the year, we re-evaluated our approach to pursuing our profitability and growth objectives. During the latter half of 2006, we began to reduce rates where we deemed appropriate. Since we are aware that not all price reductions result in good trade-offs, we assessed our market pricing relative to our goal of a 96 combined ratio. We believe that if executed effectively, we can achieve a good economic trade-off between increased retention and lower margins. Recognizing the importance of retention, we are placing increased emphasis on competitive pricing for our existing, as well as new, customers. To ensure that we stay focused, as we move forward, we will use policies in force as our preferred measure of growth. For 2006, policies in force grew 3% to 9.7 million for our Personal Lines Business and 7% to .5 million for our Commercial Auto Business.
     Progressive was not alone in experiencing strong profitability on slow premium growth. It appears as if the private passenger insurance market will report its fourth consecutive year of underwriting profitability and that the industrywide earned premium for 2006 may well be

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-28

lower than in 2005, something that has not happened in at least 25 years. We believe that this profitability trend is likely to continue into 2007, based on our early assessment of the marketplace.
     Our Personal Lines net premiums written did not grow during 2006. With an approximate 7.6% share of the U.S. private passenger auto market, Progressive’s Personal Lines segment ranks third and competes with approximately 280 other insurance companies/groups with annual auto premiums greater than $5 million. The top 15 insurance groups account for about 75% of the estimated $161.1 billion total net premiums written in the U.S. personal auto insurance market. We are the number one writer of private passenger auto insurance through independent agencies and the third largest writer in the direct channel.
     Our Commercial Auto net premiums written grew 5% in 2006. Our growth, coupled with our estimate that growth in the market remained relatively flat, leads us to believe that we are virtually tied with two other insurance company groups as the co-leaders in the commercial auto insurance market for 2006. As with the personal auto market, the commercial auto market is reporting its fourth consecutive year of underwriting profitability.
     We realize that to remain competitive in the current marketplace, we not only need to continue to be good at allocating costs between consumers in ways that best match their expected costs, managing the claims and administrative costs that ultimately must be allocated, and providing superior consumer experiences, but we must become equally good at marketing our products and services. During 2006, our competitors’ stepped-up advertising increased the potential for our customers to search for lower prices in the marketplace. Toward the latter part of the year, we re-evaluated all our marketing and brand activities and made some necessary adjustments, including new advertising strategies and creative resources.
     In addition to strong underwriting profitability, our investment portfolio also had a good year, with recurring investment income up 21%. Our average investment portfolio increased about 5% during the year and produced a fully taxable equivalent (FTE) total return of 7.4% for 2006, compared to 4.0% in 2005. The total return includes recurring investment income and both net realized gains (losses) and changes in unrealized gains (losses) on investment securities. By reporting on an FTE basis, we are adjusting our tax preferential securities (e.g., municipal bonds) to an equivalent measure when comparing results to taxable securities.
     During the year, we maintained our asset allocation strategy of investing between 75% and 100% of our total portfolio in fixed-income securities with the balance in common equities. At December 31, 2006, 84% of the portfolio was invested in fixed-income securities and 16% was in common equities. Both asset classes performed well, with FTE total returns of 16.3% and 5.9% in the common stock and fixed-income portfolios, respectively, for 2006. Late in the second quarter, we increased the duration of our fixed-income portfolio modestly, but shortened the duration late in the year to end 2006 at a duration of 3.1 years, compared to 3.2 years at the end of 2005. The weighted average credit rating of the fixed-income portfolio increased from AA early in 2006 to AA+ at year end. We continue to maintain our fixed-income portfolio strategy of investing in high-quality, shorter-duration securities in the current investment environment. Our common equity investment strategy remains an index replication approach using the Russell 1000 Index as the benchmark.
     Financial Condition Holding Company In 2006, The Progressive Corporation, the holding company, received $1.5 billion of dividends from its subsidiaries, net of capital contributions. For the three-year period ended December 31, 2006, The Progressive Corporation received $4.6 billion of dividends from its subsidiaries, net of capital contributions made to subsidiaries. The regulatory restrictions on subsidiary dividends are described in Note 7 – Statutory Financial Information, to the financial statements.
     The Board of Directors approved a 4-for-1 stock split that was paid in the form of a stock dividend on May 18, 2006; we did not split treasury shares in conjunction with the stock split.
     During 2006, we repurchased 39,069,743 of our Common Shares, with 3,182,497 Common Shares repurchased prior to the 4-for-1 stock split, and 35,887,246 repurchased after the split. The total cost to repurchase these shares was $1.2 billion with an average cost, on a split-adjusted basis, of $24.98 per share. During the three-year period ended December 31, 2006, we repurchased 62,882,325 of our Common Shares at a total cost of $3.3 billion (average cost of $23.12 per share, on a split-adjusted basis), including shares acquired in the tender offer discussed below.
     During 2004, after evaluating our financial condition, business prospects and capital needs, the Board of Directors determined that we had a significant amount of capital on hand in excess of what was needed to support insurance operations, satisfy corporate obligations and prepare for various contingencies. In view of this situation and our policy to return capital to shareholders when appropriate, the Board determined that a tender offer for up to 17.1 million of our Common Shares would be a prudent use of excess capital. In connection with the tender offer, 16,919,674 Common Shares were repurchased at a total cost of $1.5 billion ($88.00 per share, on a pre-split basis).
     Over the last three years, we have paid modest cash dividends to our shareholders in the aggregate amount of $72.0 million. In light of our capital position, we have challenged ourselves to align our capital policy with our business model, which is designed to produce profitable growth over reasonable periods and to support that growth from operating earnings. As a result, our Board of Directors has approved a plan to replace our previous dividend policy with an annual variable dividend, payable shortly after the close of each year, beginning with the 2007 dividend. This annual dividend will be based on a target percentage of after-tax underwriting income, multiplied by a companywide performance factor (“Gainshare factor”). The target percentage will be determined by our Board of Directors on an annual basis and announced to shareholders and the public. For 2007, the Board established that the variable dividend will be based on 20% of after-tax underwriting profit. The Gainshare factor can range from zero to two and will be determined by comparing our operating performance for the year to certain predetermined

APP.-A-29	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

profitability and growth objectives approved by the Board. This dividend program will be consistent with the variable cash bonus program currently in place for our employees (referred to as our “Gainsharing Program”). Based on similar parameters and the 1.18 Gainshare factor for 2006, if the dividend policy had been in effect for the year, the dividend would have been about $.39 per share, or $291.7 million. Actual dividends paid in 2006 were $25.0 million, or $.0325 per share. We cannot predict what the 2007 dividend amount will be; however, we will continue to provide the Gainshare factor and full details of underwriting performance on a monthly basis in our earnings releases.
     During the last three years, The Progressive Corporation retired $306 million principal amount of debt securities, including $100 million of our 7.30% Notes which matured during the second quarter 2006. We did not issue any new debt or equity securities during the last three years. See Note 4–Debt for further discussion on our current outstanding debt. Progressive’s debt-to-total capital (debt plus equity) ratios at December 31, 2006 and 2005, were 14.8% and 17.4%, respectively.
Capital Resources and Liquidity Progressive has substantial capital resources and we are unaware of any trends, events or circumstances not disclosed herein that are reasonably likely to affect our capital resources in a material way. We have the ability to issue, through November 30, 2008, $250 million of additional debt securities under a shelf registration statement filed with the Securities and Exchange Commission (SEC) in October 2002. In addition, during 2005, Progressive entered into an uncommitted line of credit with National City Bank in the principal amount of $125 million, replacing a prior credit facility for $100 million. We entered into the line of credit as part of a contingency plan to help maintain liquidity in the unlikely event that we experience conditions or circumstances that affect our ability to transfer or receive funds. We have not borrowed under these arrangements to date. Progressive’s financial policy is to maintain a debt-to-total capital ratio below 30%. At December 31, 2006, the debt-to-total capital ratio was 14.8%, which provides us with substantial borrowing capacity. Our existing debt covenants do not include any rating or credit triggers.
     Progressive’s insurance operations create liquidity by collecting and investing premiums from new and renewal business in advance of paying claims. As an auto insurer, our claims liabilities, by their very nature, are generally short in duration. Approximately 50% of our outstanding reserves are paid within one year and less than 15% are still outstanding after three years. See Claims Payment Patterns, a supplemental disclosure provided in this Annual Report, for further discussion on the timing of claims payments. For the three years ended December 31, 2006, operations generated positive cash flows of $6.7 billion, and cash flows are expected to remain positive in both the short-term and reasonably foreseeable future. In addition, our investment portfolio is highly liquid and consists substantially of readily marketable, investment-grade securities. As of December 31, 2006, 84% of our portfolio was invested in fixed-income securities with a weighted average credit quality of AA+ and duration of 3.1 years. We believe that we have sufficient readily marketable securities to cover our claims payments without having a negative effect on our cash flows from operations.
     Progressive’s net premiums written-to-surplus ratio was 2.8 to 1 at December 31, 2006, compared to 3.0 at December 31, 2005 and 2.9 at December 31, 2004. We would like to increase operating leverage slowly, over time, through a higher rate of net premiums to surplus in our insurance subsidiaries where permitted by law. We believe that substituting operating leverage (higher premiums-to-surplus ratio) for financial leverage (lower debt-to-total capital ratio) reduces our risk profile. In the event of profitability problems, we could raise rates to slow growth, which would reduce the operating leverage, but would have little or no effect on our debt service obligations.
     Progressive seeks to deploy capital in a prudent manner and uses multiple data sources and modeling tools to estimate the frequency, severity and correlation of identified exposures, including, but not limited to, catastrophic losses and the business interruptions discussed below, to estimate our potential capital needs. Based on this analysis, as well as the information reported above, we believe that we have sufficient capital resources, cash flows from operations and borrowing capacity to support our current and anticipated growth, scheduled debt payments, expected dividends and other capital requirements.
Commitments and Contingencies During 2006, we constructed a data center, printing center and related facilities in Colorado Springs, Colorado, at a total cost of $64.2 million, and opened 29 new claims service centers (discussed below). During the year, we also acquired additional land for future development to support corporate operations in Colorado Springs, Colorado and Mayfield Village, Ohio, near our current corporate facilities, at a total cost of $16.2 million. In 2005, we completed the conversion of a building in Austin, Texas, into a call center at a total acquisition and development cost of $40.6 million. In 2007, we expect to begin a multi-year project to construct three buildings, three parking garages and associated facilities in Mayfield Village at a currently estimated construction cost of $200 million. All such projects, including the additional claims service centers discussed below, have been, and will continue to be, funded through operating cash flows.
     As of December 31, 2006, we have a total of 53 centers that are available to provide concierge-level claims service, compared to 26 in 2005 and 20 in 2004. Two centers opened during the year replaced existing service center sites. The service centers are located in 41 different metropolitan areas across the United States. The significant expansion supports our commitment to these service centers as our primary approach to damage assessment and facilitation of vehicle repairs in urban markets. Over the next two years, we are planning to open approximately 18 service centers, some of which will replace existing service centers. Two of these centers will be in additional urban markets while the remainder will expand our coverage in the current metropolitan areas where we have facilities. The cost of these facilities, including land and building development, is estimated to average $5 to $7 million per center, depending on a number of variables, including the size and location of the center.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-30

     In late 2004 and early 2005, Progressive and its various subsidiaries received formal inquiries and requests for information and documents from nine states relating to the states’ respective investigations into possible bid-rigging and other unlawful conduct by certain insurers, brokers or other industry participants. We understand that these investigations also focus, in part, on contingent commission arrangements between certain insurers and brokers. One state requested updated information in December 2005, which we provided in early 2006. Many companies in the insurance industry received such formal inquiries, and more inquiries may be received from other states in the future. We have not been notified by any governmental or regulatory authority that we are the target of any such investigation. While we believe that our previous contingent commission contracts complied with applicable laws, we made a business decision to offer contingent commission contracts only to independent agents, and not brokers, after January 1, 2005. We have been cooperating fully with these investigations, and we intend to continue to cooperate fully if further requests are received. Our contingent commission payments represent approximately 2% of the total commissions paid in 2006, and we do not expect this to change in 2007.
     We maintain insurance on our real property and other physical assets, including coverage for losses due to business interruptions caused by covered property damage. However, the insurance will not compensate us for losses that may occur due to disruptions in service as a result of a computer, data processing or telecommunications systems failure that is unrelated to covered property damage, nor will the insurance necessarily compensate us for all losses resulting from covered events. To help maintain functionality and reduce the risk of significant interruptions of our operations, we maintain back-up systems or facilities for certain of our principal systems and services. We still may be exposed, however, should these measures prove to be unsuccessful or inadequate against severe, multiple or prolonged service interruptions or against interruptions of systems where no back-up currently exists. In addition, we have established emergency management teams, which are responsible for responding to business disruptions and other risk events. The teams’ ability to respond successfully may be limited depending on the nature of the event, the completeness and effectiveness of our plans to maintain business continuity upon the occurrence of such an event, and other factors beyond our control.
Off-Balance-Sheet Arrangements Except for the items disclosed in Note 2 – Investments regarding our credit default swap, Note 12 –Commitments and Contingencies regarding open investment funding commitments of $.9 million at December 31, 2006, and operating leases and service contracts (also disclosed in the table below), we do not have any off-balance-sheet arrangements.
Contractual Obligations A summary of our noncancelable contractual obligations as of December 31, 2006, follows:

	Payments due by period
		Less than			More than
(millions)	Total	1 year	1-3 years	3-5 years	5 years

Debt	$1,200.0	$—	$—	$—	$1,200.0
Interest payments on debt	1,293.4	77.7	155.4	155.4	904.9
Operating leases	330.1	105.5	136.0	52.9	35.7
Service contracts	110.7	64.4	45.1	1.2	—
Loss and loss adjustment expense reserves	5,725.0	3,066.9	2,139.9	392.0	126.2

Total	$8,659.2	$3,314.5	$2,476.4	$601.5	$2,266.8

Unlike many other forms of contractual obligations, loss and loss adjustment expense (LAE) reserves do not have definitive due dates and the ultimate payment dates are subject to a number of variables and uncertainties. As a result, the total loss and LAE reserve payments to be made by period, as shown above, are estimates based on our recent payment patterns. To further understand our claims payments, see Claims Payment Patterns, a supplemental disclosure provided in this Annual Report. In addition, we annually publish a comprehensive Report on Loss Reserving Practices, which was filed with the SEC on a Form 8-K on June 28, 2006, that further discusses our claims payment development patterns.
     As discussed in the Capital Resources and Liquidity section above, we believe that we have sufficient borrowing capacity, cash flows and other capital resources to satisfy these contractual obligations.

APP.-A-31	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Results Of Operations
Underwriting Operations
Growth

	Growth over prior year
	2006	2005	2004

Direct premiums written	1%	4%	12%
Net premiums written	1%	5%	12%
Net premiums earned	3%	5%	16%

	At December 31,
(thousands)	2006	2005	2004

Policies in Force
Personal Lines
Agency – Auto	4,433.1	4,491.4	4,244.9
Direct – Auto	2,428.5	2,327.7	2,084.1
Special Lines[1]	2,879.5	2,674.9	2,351.3

Total Personal Lines	9,741.1	9,494.0	8,680.3

Growth over prior year	3%	9%	11%
Commercial Auto	503.2	468.2	420.2

Growth over prior year	7%	11%	15%

[1]	Includes insurance for motorcycles, recreational vehicles, mobile homes, watercraft, snowmobiles, a personal umbrella product and similar items.
Progressive continued to experience slowing growth in both premiums and policies in force during 2006, as compared to the growth rates achieved in 2005 and 2004, reflecting continued “soft market” conditions where rates are stable or decreasing and customers are shopping less. 2006 is expected to be the fourth straight year of underwriting profitability in both the personal auto and commercial auto insurance markets and the first year, at least in the last 25 years, where earned premium may be lower than the prior year. We continue to see increased competition as evidenced by rate cutting by competitors and other non-price actions, such as increased advertising, higher commission payments to agents and brokers and a relaxation of underwriting standards. During the latter part of 2006, we began to reduce rates where we believe we are able to achieve a good economic trade-off.
     To analyze growth, we review new policies, rate levels, and the retention characteristics of our books of business. During 2006, year-over-prior year new applications decreased 7% in our Personal Lines Businesses, after remaining relatively flat during 2005 and 2004. However, we generated solid increases in renewal business in each of the last three years. In our Commercial Auto Business, new applications remained relatively flat in 2006 and increased modestly in 2005 and 2004. Commercial Auto renewal business increased modestly in 2006 and 2005 and increased significantly in 2004.
     During 2006, 2005 and 2004, we filed 336, 187 and 124 auto rate revisions, respectively, in various states. The overall effect of these revisions was that our rates decreased slightly in all three years. These rate changes, coupled with shifts in the mix of business, contributed to a 2.8% decrease in average earned premium per application in 2006, compared to declines of 4.3% in 2005 and 1.7% in 2004. Conscious that not all price reductions result in good trade-offs, we will continue to challenge ourselves to assess our market pricing relative to our goal of a 96 combined ratio and to determine which trade-offs would benefit our business.
     Another important element affecting growth is customer retention. Compared to prior years, our private passenger auto products retention decreased in both the Agency and Direct channels in 2006 and 2004; in 2005, we experienced a slight lengthening in the Agency channel. On the other hand, retention in our Commercial Auto Business improved slightly in almost every tier in each of the last three years. Realizing the importance that retention has on our ability to continue to grow profitably, we are placing increased emphasis on competitive pricing for our current customers to ensure their likelihood of staying with us. To ensure that we stay focused, as we move forward, we will use policies in force as our preferred measure of growth. For 2006, our Personal Lines policies in force grew 3%, compared to 9% in 2005 and 11% in 2004. In our Commercial Auto Business, policies in force for 2006, 2005 and 2004 grew 7%, 11% and 15%, respectively.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-32

Profitability Profitability of our underwriting operations is defined by pretax underwriting profit, which is calculated as net premiums earned less losses and loss adjustment expenses, policy acquisition costs and other underwriting expenses. We also use underwriting profit margin, which is underwriting profit expressed as a percent of net premiums earned, to analyze our results. For the three years ended December 31, our underwriting profitability measures were as follows:

	2006		2005		2004
	Underwriting Profit		Underwriting Profit		Underwriting Profit
(millions)	$	Margin	$	Margin	$	Margin

Personal Lines
Agency	$936.7	11.9%	$857.6	10.7%	$1,108.2	14.0%
Direct	568.6	13.1	475.7	11.7	525.6	14.1

Total Personal Lines	1,505.3	12.3	1,333.3	11.0	1,633.8	14.1
Commercial Auto	366.5	19.8	298.0	17.9	321.4	21.1
Other indemnity[1]	6.5	NM	7.9	NM	3.1	NM

Total underwriting operations	$1,878.3	13.3%	$1,639.2	11.9%	$1,958.3	14.9%

[1]	Underwriting margins are not meaningful (NM) for our other indemnity businesses due to the insignificant amount of premiums earned by such businesses.
The lower underwriting margins for 2005 reflect the higher losses incurred as a result of the major hurricanes experienced during the latter part of 2005.

APP.-A-33	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Further underwriting results for Progressive’s Personal Lines Businesses, including its channel components, the Commercial Auto Business and other indemnity businesses, as defined in Note 9-Segment Information, were as follows (detailed discussions below):

(millions)	2006	2005	2004

Net Premiums Written
Personal Lines
Agency	$7,854.3	$8,005.6	$7,933.6
Direct	4,354.5	4,177.3	3,802.2

Total Personal Lines	12,208.8	12,182.9	11,735.8
Commercial Auto	1,898.0	1,801.2	1,616.6
Other indemnity	25.2	23.5	25.7

Total underwriting operations	$14,132.0	$14,007.6	$13,378.1

Net Premiums Earned
Personal Lines
Agency	$7,903.6	$7,993.1	$7,893.7
Direct	4,337.4	4,076.2	3,718.2

Total Personal Lines	12,241.0	12,069.3	11,611.9
Commercial Auto	1,851.9	1,667.8	1,524.1
Other indemnity	25.0	27.3	33.9

Total underwriting operations	$14,117.9	$13,764.4	$13,169.9

Underwriting Performance
Personal Lines–Agency
Loss & loss adjustment expense ratio	67.8	69.1	65.8
Underwriting expense ratio	20.3	20.2	20.2

Combined ratio	88.1	89.3	86.0

Personal Lines–Direct
Loss & loss adjustment expense ratio	66.8	68.4	65.5
Underwriting expense ratio	20.1	19.9	20.4

Combined ratio	86.9	88.3	85.9

Total Personal Lines
Loss & loss adjustment expense ratio	67.4	68.9	65.7
Underwriting expense ratio	20.3	20.1	20.2

Combined ratio	87.7	89.0	85.9

Commercial Auto
Loss & loss adjustment expense ratio	61.0	62.4	59.7
Underwriting expense ratio	19.2	19.7	19.2

Combined ratio	80.2	82.1	78.9

Total Underwriting Operations[1]
Loss & loss adjustment expense ratio	66.5	68.0	64.9
Underwriting expense ratio	20.2	20.1	20.2

Combined ratio	86.7	88.1	85.1

Accident year-Loss & loss adjustment expense ratio	68.2	70.6	65.7

[1]	Combined ratios for the other indemnity businesses are not presented separately due to the insignificant amount of premiums earned by such businesses. For the years ended December 31, 2006, 2005 and 2004, these businesses generated an underwriting profit of $6.5 million, $7.9 million and $3.1 million, respectively.
LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE)

(millions)	2006	2005	2004

Change in net loss and LAE reserves	$50.5	$364.6	$602.1
Paid losses and LAE	9,344.4	9,000.2	7,952.9

Total incurred losses and LAE	$9,394.9	$9,364.8	$8,555.0

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-34

Claims costs, our most significant expense, represent payments made, and estimated future payments to be made, to or on behalf of our policyholders, including expenses needed to adjust or settle claims. These costs include an estimate for costs related to assignments, based on current business, under state-mandated automobile insurance programs. Claims costs are defined by loss severity and frequency and are influenced by inflation, driving patterns, among other factors. Accordingly, anticipated changes in these factors are taken into account when we establish premium rates and loss reserves. Results would differ if different assumptions were made. See the Critical Accounting Policies for a discussion of the effect of changing estimates.
     During 2006, we continued to report favorable loss ratios and experienced few large catastrophe losses. The 2006 storms contributed .5 points to our loss ratio, compared to 2.4 points and .8 points from catastrophes in 2005 and 2004, respectively. The large amount of catastrophe losses in 2005 primarily related to Hurricanes Katrina and Wilma.
     We continued to see a reduction in frequency rates in 2006 as we have over the last two years. Our frequency patterns appear to be similar to what the rest of the industry experienced. We cannot predict the degree or direction of frequency change that we will experience in the future. We continue to analyze trends to distinguish changes in our experience from external factors, such as more vehicles per household and greater vehicle safety, versus those resulting from shifts in the mix of business.
     Progressive’s severity increased modestly during 2006, compared to 2005, and was fairly consistent with that reported for the industry as a whole according to the Property Casualty Insurers Association of America. Bodily injury severity increased on a year-over-year basis, with the fourth quarter seeing a larger increase over last year than the prior three quarters of 2006. Compared to the prior year, personal injury protection severity increased throughout 2006, primarily reflecting a change with regard to the payments related to litigated claims in a few states. The severity of property losses was up, as compared with the prior year, after adjusting for the numerous catastrophes in 2005. We plan to continue to be diligent about recognizing trend when setting rates and establishing loss reserves and continue to evaluate our claims handling performance in these areas.
The table below presents the actuarial adjustments implemented and the loss reserve development experienced in the years ended December 31:

(millions)	2006	2005	2004

Actuarial Adjustments
Favorable/(Unfavorable)
Prior accident years	$158.3	$127.2	$40.5
Current accident year	57.8	78.4	47.8

Calendar year actuarial adjustment	$216.1	$205.6	$88.3

Prior Accident Years Development
Favorable/(Unfavorable)
Actuarial adjustment	$158.3	$127.2	$40.5
All other development	88.6	228.7	68.6

Total development	$246.9	$355.9	$109.1

Combined ratio effect	1.7 pts.	2.6 pts.	.8 pts.

Total development consists both of actuarial adjustments and “all other development.” The actuarial adjustments represent the net changes made by our actuarial department to both current and prior accident year reserves based on regularly scheduled reviews. “All other development” represents claims settling for more or less than reserved, emergence of unrecorded claims at rates different than reserved and changes in reserve estimates on specific claims. Although we believe that the favorable development from both the actuarial adjustments and “all other development” generally results from the same factors, as discussed below, we are unable to quantify the portion of the reserve adjustments that might be applicable to any one or more of those underlying factors.
     Pursuant to the table above, the total development for 2006 is 31% less than that experienced in 2005, while 2005 was significantly higher than 2004. The development in 2006, 2005 and 2004, favorably contributed to our combined ratio by 1.7 points, 2.6 points and .8 points, respectively. The total prior year loss reserve development experienced in all three years was generally consistent across our business (e.g., product, distribution channel and state). Approximately 55-60% of the total development related to the immediately preceding accident year, with the remainder primarily affecting the preceding two accident years at a declining rate. These changes in estimates were made based on our actual loss experience involving the payment of claims, along with our evaluation of the needed reserves during these periods, as compared with the prior reserve levels for those claims.
     Changes in the severity estimates are the principal cause of prior period adjustments. While the modest changes in claims severity are very observable in the data as they develop, it is difficult to determine accurately why the changes are more modest than expected when the reserves were originally established. We believe that the changes in severity estimates are related to factors as diverse as improved vehicle safety, more conservative jury awards, better fraud control, tenure of our claims personnel and other process improvements in our claims

APP.-A-35	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

organization. However, in our claims review process, we are unable to quantify the contribution of each such factor to the overall favorable reserve development for the year.
     Over the last few years, including 2006, we have experienced favorable reserve development. We believe the favorable development in 2006 and 2005 occurred as a result of a combination of industrywide factors and internal claims handling improvements, resulting in more consistency in evaluating and settling bodily injury claims, while 2004 was primarily driven by our internal process improvements. Our analysis of the current situation and historical trends lead us to believe that it is likely that the benefits from these improvements will level off and cost increases (e.g., medical costs, litigation settlements) will drive our estimates of severity in the future. Under this scenario, we believe that our severity trend is approaching historically more normal levels in the 4% to 6% range for personal auto liability, primarily driven by an increase in personal injury protection severity in 2006.
     We continue to focus on our loss reserve analysis, attempting to enhance accuracy and to further our understanding of our loss costs. A detailed discussion of our loss reserving practices can be found in our Report on Loss Reserving Practices, which was filed in a Form 8-K on June 28, 2006.
     Because we are primarily an insurer of motor vehicles, our exposure as an insurer of environmental, asbestos and general liability claims is limited. We have established reserves for these exposures in amounts that we believe to be adequate based on information currently known. These exposures are not expected to have a material effect on our liquidity, financial condition, cash flows or results of operations.
UNDERWRITING EXPENSES Other underwriting expenses and policy acquisition costs as a percentage of premiums earned were fairly stable over the last three years, despite operating in an environment where average premiums are declining. The increase in “other underwriting expenses,” as shown in the income statement, primarily reflects increases in salaries and advertising expenditures. In 2004, our results included the cost of settling certain class action lawsuits (see Note 11 — Litigation). In accordance with GAAP, policy acquisition costs are amortized over the policy period in which the related premiums are earned (see Note 1 — Reporting and Accounting Policies).
Personal Lines

	Growth over prior year
	2006	2005	2004

Net premiums written	—%	4%	12%
Net premiums earned	1%	4%	16%
Policies in force	3%	9%	11%
Progressive’s Personal Lines Businesses write insurance for private passenger automobiles and recreational vehicles, and represented 86% of our total 2006 net premiums written, compared to 87% in 2005 and 88% in 2004. Private passenger auto represented slightly more than 90% of our total Personal Lines net premiums written in each of the past three years. In 2006, policies in force grew 1% in our private passenger auto business, while the special lines products (e.g., motorcycles, watercraft, and RVs) grew 8%. Net premiums written remained flat in 2006 for private passenger auto and grew 7% in special lines, compared to 2005. In 2005 and 2004, policies in force grew 8% and 9%, respectively, for private passenger auto and 14% and 18%, respectively, for special lines; net premiums written grew 3% and 11%, respectively, for private passenger auto and 14% and 20%, respectively, for special lines.
     Total Personal Lines generated an 87.7 combined ratio in 2006, compared to 89.0 and 85.9 in 2005 and 2004, respectively. The special lines products had a favorable effect on the total Personal Lines combined ratio of about 1 point in 2006 and had little effect in both 2005 and 2004. The Personal Lines Businesses are comprised of the Agency Business and the Direct Business.
THE AGENCY BUSINESS

	Growth over prior year
	2006	2005	2004

Net premiums written	(2)%	1%	10%
Net premiums earned	(1)%	1%	14%
Auto policies in force	(1)%	6%	7%
The Agency Business includes business written by the more than 30,000 independent insurance agencies that represent Progressive, as well as brokerages in New York and California. Compared to the prior year, new business applications (i.e., an issued policy) for private passenger auto decreased 10% in 2006, reflecting “soft market” conditions. Written premium per application remained flat on new business and was down modestly for renewal business as compared to 2005. The rate of conversions (i.e., converting a quote to a sale) was down in 2006, on a solid increase in the number of auto quotes. Within the Agency Business, we are seeing a shift from traditional agent quoting, where the conversion rate is remaining stable, to quotes generated through third-party comparative rating systems or those initiated by consumers on the Internet, where the conversion rate is declining. In each of the Agency Business auto risk tiers, retention declined as compared to 2005.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-36

For 2005, new applications decreased 5% and written premium per application for both new and renewal business was down when compared to the prior year. In addition, for 2005 the rate of conversions was relatively flat, quotes increased slightly, and retention lengthened compared to 2004. For 2004, new applications and conversions were relatively flat; both premium per application and retention were down slightly during the year. Our Agency Business expense ratio was relatively flat over the last three years.
     In 2004, we launched the Drive® Insurance from Progressive brand to enhance our positioning with independent insurance agencies by providing them a more effective marketing voice to promote their service proposition through advertising. In 2005, we continued to build on the introduction of this brand. During 2006, we re-examined all of our marketing and brand activities and discovered that the Drive Insurance from Progressive brand, for some, de-emphasized the association of the Agency Business unit with Progressive and created unintended separation from our claims service and other companywide benefits. As a result, in early 2007, we repositioned the Progressive name in the names of all products we sell through agents, including naming the private passenger auto product written through agents Progressive Drive Insurance. A change of this nature was not something we expected so soon after market introduction, but one we hope can ensure maximum leverage of the Progressive name as a business generator for our independent agents. We will use Drive Insurance as our brand name for agent and broker private passenger auto products in California.
THE DIRECT BUSINESS

	Growth over prior year
	2006	2005	2004

Net premiums written	4%	10%	17%
Net premiums earned	6%	10%	20%
Auto policies in force	4%	12%	13%
The Direct Business includes business written directly by Progressive online and over the phone. New auto applications decreased 4% in 2006, compared to increases of 8% and 6% in 2005 and 2004, respectively; renewal applications increased in each of the last three years. Internet sales continue to be the most significant source of new business initiation in the Direct Business.
     For the Direct Business, total overall quotes decreased in 2006, as compared to 2005, with a slight decrease in those generated via the Internet, either for complete or partial quoting, and a significant decrease in the number of phone quotes. Conversion rates for both Internet-and phone-initiated business increased slightly during 2006. However, the overall Direct Business conversion rate was relatively flat for the year, reflecting the increasing mix of Internet business, which has a lower conversion rate than phone. In 2005, the total Direct conversion rate was down slightly on a significant increase in the number of quotes, while in 2004, we experienced a slight increase in the conversion rate and a modest increase in quotes.
     Written premium per application for both new and renewal Direct auto business was down slightly in each of the last three years, as compared to the prior year. Retention was down in most of the Direct auto tiers in 2006, 2005 and 2004, as compared to the prior year.
     The Direct expense ratio did not fluctuate significantly over the last three years. A higher percentage of renewal business, which incurs lower expenses, favorably affected the expense ratio. However, advertising expenditures increased in each of the last three years. During 2006, we signed an agreement with a new primary advertising agency to help us continue to find compelling ways to help consumers understand what sets us apart and to communicate our brand promise.
Commercial Auto

	Growth over prior year
	2006	2005	2004

Net premiums written	5%	11%	19%
Net premiums earned	11%	9%	24%
Policies in force	7%	11%	15%
Progressive’s Commercial Auto Business writes primary liability and physical damage insurance for automobiles and trucks owned by small businesses, with the majority of our customers insuring three or fewer vehicles. In 2006, the Commercial Auto Business represented 14% of our total net premiums written, compared to 13% in 2005 and 12% in 2004. The Commercial Auto Business, which is distributed through both the independent agency and direct channels, operates in the specialty truck and light and local commercial auto markets. The specialty truck commercial auto market, which accounts for slightly more than half of the total Commercial Auto premiums and approximately 40% of the vehicles we insure in this business, includes dump trucks, logging trucks, tow trucks, local cartage and other short-haul commercial vehicles. The remainder is in the light and local commercial auto market, which includes autos, vans and pick-up trucks used by artisans, such as contractors, landscapers and plumbers, and a variety of other small businesses. Because of our growth and the estimate that the commercial auto market will remain relatively flat in 2006, we believe our Commercial Auto Business is in a virtual tie with two other insurance companies as the co-leaders in the commercial auto insurance market, based on estimated 2006 direct premiums written.

APP.-A-37	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

     Policies in force in our Commercial Auto Business grew 7% in 2006, compared to 11% and 15% in 2005 and 2004, respectively. New business applications increased 1% in 2006, 3% in 2005 and 5% in 2004. Our Commercial Auto Business entered New Jersey and West Virginia in late 2005 and early 2006, respectively. In early 2007, we entered Massachusetts, bringing the total number of states in which we write Commercial Auto insurance to 49, compared to 47 states in 2005 and 45 states in 2004. We do not currently write Commercial Auto in Hawaii. Written premium per application increased in both 2006 and 2005, partially reflecting Commercial Auto’s shift from 6-month to 12-month policies, which has a favorable effect on premium per application. This shift started at the end of the first quarter 2004 and was substantially completed in the second quarter 2005. In 2004, written premium per application was flat on new business and decreased slightly for renewal business, as compared to the prior year. Over the last three years, Commercial Auto experienced a slight increase in retention in most tiers.
     Commercial Auto’s expense ratio was slightly higher in 2005 primarily due to the significant expenditures made that year related to the branding of Commercial Auto under the Drive brand. With the repositioning of the Progressive name for the agent-specific product, Commercial Auto will use a product-specific brand, Progressive Commercial, when we want to focus specifically on this product. Nevertheless, the primary brand will be Progressive and all consumer advertising will be supported by the Progressive brand.
     Although Commercial Auto differs from Personal Lines auto in its customer base and products written, both businesses require the same fundamental skills, including disciplined underwriting and pricing, as well as excellent claims service. Since the Commercial Auto policies have higher limits (up to $1 million) than Personal Lines auto, we analyze the large loss trends and reserving in more detail to allow us to react quickly to changes in this exposure.
Other Indemnity Progressive’s other indemnity businesses, which represent less than 1% of our net premiums earned, primarily include writing professional liability insurance for community banks and our run-off businesses. The underwriting profit (loss) in these businesses may fluctuate widely due to the insignificant premium volume and the run-off nature of some of these products.
Service Businesses Our service businesses provide insurance-related services and represented less than 1% of 2006, 2005 and 2004 revenues. Our principal service business is providing policy issuance and claims adjusting services for the Commercial Auto Insurance Procedures/Plans (CAIP), which are state-supervised plans serving the involuntary markets in 25 states. We processed approximately 50% of the premiums in the CAIP market during the last three years. We compete with two other providers nationwide for this CAIP business. As a service provider, we collect fee revenue that is earned on a pro rata basis over the term of the related policies. We cede 100% of the premiums and losses to the plans. Reimbursements to us from the CAIP plans are required by state laws and regulations. Material violations of contractual service standards can result in ceding restrictions for the affected business. We have maintained, and plan to continue to maintain, compliance with these standards. Any changes in our participation as a CAIP service provider would not materially affect our financial condition, results of operations or cash flows.
     The significant decrease in service revenues reflects a cyclical downturn in the involuntary commercial auto market. At the same time, however, expenses are not decreasing at the same rate primarily due to the costs associated with our total loss concierge program, which is classified as a service business. This program is primarily a customer-service initiative, through which we help policyholders and claimants find and purchase a replacement vehicle when their automobile is declared to be a total loss.
Litigation The Progressive Corporation and/or its subsidiaries are named as a defendant in a number of putative class action or other lawsuits, such as those alleging damages as a result of our use of after-market parts; total loss evaluation methodology; use of credit in underwriting and related requirements under the federal Fair Credit Reporting Act; installment fee programs; practices in evaluating or paying medical or injury claims or benefits, including, but not limited to, personal injury protection, medical payments, uninsured motorist/underinsured motorist (UM/UIM), and bodily injury benefits; rating practices at renewal; the utilization, content, or appearance of UM/UIM rejection forms; the practice of taking betterment on boat repairs; labor rates paid to auto body repair shops; and cases challenging other aspects of our claims or marketing practices or other business operations. Other insurance companies face many of these same issues. During 2006, we settled nationwide claims challenging our use of credit information and notice requirements under the federal Fair Credit Reporting Act; statewide class action lawsuits that challenged our payment of preferred provider rates on personal injury protection claims; and certain statewide class action lawsuits challenging our payments of MRI bills under personal injury protection coverage. In 2005, we settled nationwide claims challenging our use of certain automated database vendors to assist in the evaluation of total loss claims and a state class action challenging our UM/UIM rejection form. In 2004, we settled a number of individual actions concerning alternative agent commission programs; a consolidated federal wage and hour class action lawsuit, which includes several state cases; and a claim brought by Florida medical providers challenging preferred provider payment reductions. See Note 11 — Litigation for a more detailed discussion.
Income Taxes Income taxes are comprised of net deferred tax assets, offset by net income taxes payable. A deferred tax asset is a tax benefit which will be realized in a future tax return. At December 31, 2006 and 2005, our income taxes were in a net asset position. The decrease in income taxes during 2006 primarily reflected a greater deferred tax liability generated during the year associated with the increase we experienced in our net unrealized gains on securities during 2006. See Note 3 — Income Taxes for further information.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-38

Investments Portfolio Allocation Progressive’s investment strategy targets a range of between 75% and 100% in fixed-income securities with the balance in common equities. This strategy is based on our need to maintain capital adequate to support our insurance operations, which includes the short-tail nature of our reserves. Investments in our portfolio have varying degrees of risk. We evaluate the risk/reward trade-offs of investment opportunities, measuring their effects on stability, diversity, overall quality and liquidity, and the potential return of the investment portfolio. The composition of the investment portfolio at year-end was:

		Gross	Gross		% of
		Unrealized	Unrealized	Fair	Total	Duration
(millions)	Cost	Gains	Losses	Value	Portfolio	(years)	Rating[1]

2006
Fixed maturities	$9,959.6	$74.8	$(75.5)	$9,958.9	67.8%	3.6	AAA	-
Preferred stocks	1,761.4	31.5	(11.9)	1,781.0	12.1	1.5	A	-
Short-term investments:
Auction rate municipal obligations	99.4	—	—	99.4	.7	<1	AAA	-
Auction rate preferred stocks	69.2	.2	—	69.4	.5	<1	A	-
Other short-term investments[2]	412.4	—	—	412.4	2.8	<1	A	+

Total short-term investments	581.0	.2	—	581.2	4.0	<1	A	+

Total fixed income	12,302.0	106.5	(87.4)	12,321.1	83.9	3.1	AA	+
Common equities	1,469.0	904.0	(4.9)	2,368.1	16.1	na	na

Total portfolio[3,4]	$13,771.0	$1,010.5	$(92.3)	$14,689.2	100.0%	3.1	AA	+

2005
Fixed maturities	$10,260.7	$64.8	$ (103.6)	$10,221.9	71.6%	3.5	AA	+
Preferred stocks	1,217.0	17.0	(13.7)	1,220.3	8.6	2.0	A	-
Short-term investments:
Auction rate municipal obligations	280.2	—	—	280.2	2.0	<1	AAA	-
Auction rate preferred stocks	105.0	.2	(.1)	105.1	.7	<1	A	-
Other short-term investments[2]	388.3	—	—	388.3	2.7	<1	AA	+

Total short-term investments	773.5	.2	(.1)	773.6	5.4	<1	AA	+

Total fixed income	12,251.2	82.0	(117.4)	12,215.8	85.6	3.2	AA
Common equities	1,423.4	650.3	(14.8)	2,058.9	14.4	na	na

Total portfolio[3,4]	$13,674.6	$732.3	$(132.2)	$14,274.7	100.0%	3.2	AA

na = not applicable

[1]	Credit quality ratings are assigned by nationally recognized securities rating organizations. To calculate the weighted average credit quality ratings, we weight individual securities based on fair value and assign a numeric score to each credit rating based on a scale from 0-5.

[2]	Other short-term investments include Eurodollar deposits, commercial paper and other investments, which are expected to mature within one year.

[3]	Includes net unsettled security acquisitions of $41.9 million and $158.5 million at December 31, 2006 and 2005, respectively.

[4]	December 31, 2006 and 2005 totals include $2.5 billion and $2.2 billion, respectively, of securities in the portfolio of a consolidated, non-insurance subsidiary of the holding company.
As of December 31, 2006, our portfolio had $918.2 million in net unrealized gains, compared to $600.1 million at year-end 2005. The increase in net unrealized gains was primarily the result of solid returns in the equity-indexed common stock portfolio. The increase in the net unrealized gains in our fixed-income portfolio was primarily the result of our short-duration strategy, limiting the negative mark-to-market impact of higher yields.

APP.-A-39	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

FIXED-INCOME SECURITIES The fixed-income portfolio is managed internally and includes fixed-maturity securities, short-term investments and preferred stocks. The fixed-maturity securities and short-term securities, as reported on the balance sheets, were comprised of the following:

(millions)	December 31, 2006		December 31, 2005

Investment-grade fixed maturities:[1]
Short/intermediate term	$10,381.9	98.5%	$10,709.7	97.4%
Long term	70.9	.7	17.6	.2
Non-investment-grade fixed maturities[2]	87.3	.8	268.2	2.4

Total	$10,540.1	100.0%	$10,995.5	100.0%

[1]	Long term includes securities with expected liquidation dates of 10 years or greater. Asset-backed securities are reported at their weighted average maturity based upon their projected cash flows. All other securities that do not have a single expected maturity date are reported at average maturity. See Note 2 — Investments.

[2]	Non-investment-grade fixed-maturity securities are non-rated or have a quality rating of an equivalent BB+ or lower, classified by the lowest rating from a nationally recognized rating agency. The decline in non-investment grade securities in 2006 was primarily related to sales activity.
Included in the fixed-income portfolio are asset-backed securities, which were comprised of the following at December 31:

	Fair	% of Asset-	Duration
(millions)	Value	Backed Securities	(years)	Rating

2006
Collateralized mortgage obligations	$575.9	24.1%	1.8	AAA

Commercial mortgage-backed obligations	770.4	32.2	3.1	AAA	-
Commercial mortgage-backed obligations: interest-only	893.7	37.4	2.2	AAA	-

Subtotal commercial mortgage-backed obligations	1,664.1	69.6	2.6	AAA	-

Other asset-backed securities:
Automobile	—	—	—	—
Home equity	23.0	1.0	.5	AAA
Other	127.1	5.3	1.2	AA	-

Subtotal other asset-backed securities	150.1	6.3	1.1	AA	-

Total asset-backed securities	$2,390.1	100.0%	2.3	AAA	-

2005
Collateralized mortgage obligations	$392.5	16.5%	2.1	AAA

Commercial mortgage-backed obligations	462.4	19.5	3.1	AA	+
Commercial mortgage-backed obligations: interest-only	698.2	29.4	2.3	AAA

Subtotal commercial mortgage-backed obligations	1,160.6	48.9	2.6	AAA	-

Other asset-backed securities:
Automobile	511.6	21.5	.6	AAA
Home equity	182.7	7.7	.5	AAA
Other	128.6	5.4	1.3	AA

Subtotal other asset-backed securities	822.9	34.6	.7	AAA	-

Total asset-backed securities	$2,376.0	100.0%	1.9	AAA	-

Substantially all of the asset-backed securities are liquid with available market quotes and contain no residual interests (the most subordinated class in a pool of securitized assets).
     A primary exposure for the fixed-income portfolio is interest rate risk, which is managed by maintaining the portfolio’s duration between 1.8 to 5 years. Interest rate risk includes the change in value resulting from movements in the underlying market rates of debt securities held. The fixed-income portfolio had a duration of 3.1 years at December 31, 2006, compared to 3.2 years at December 31, 2005. The distribution of duration and convexity (i.e., a measure of the speed at which the duration of a security will change based on a rise or fall in interest rates) are monitored on a regular basis.
     Excluding the unsettled securities transactions, the allocation to fixed-income securities at December 31, 2006, was 83.8% of the portfolio, within our normal range of variation; at December 31, 2005, the allocation was 85.4%.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-40

     Another exposure related to the fixed-income portfolio is credit risk, which is managed by maintaining a minimum average portfolio credit quality rating of A+, as defined by nationally recognized rating agencies, and limiting non-investment-grade securities to a maximum of 5% of the fixed-income portfolio. Pursuant to guidelines established by our Board of Directors, concentration in a single issuer’s bonds and preferred stocks is limited to no more than 6% of our shareholders’ equity, except for U.S. Treasury and agency bonds; any state’s general obligation bonds are limited to 12% of shareholders’ equity.
The quality distribution of the fixed-income portfolio was as follows:

Rating	December 31, 2006	December 31, 2005

AAA	61.1%	61.8%
AA	15.0	13.2
A	14.4	12.9
BBB	8.3	9.9
Non Rated/Other	1.2	2.2

	100.0%	100.0%

COMMON EQUITIES Common equities, as reported in the balance sheets, were comprised of the following:

(millions)	December 31, 2006		December 31, 2005

Common Stocks	$2,352.0	99.3%	$2,034.8	98.8%
Other Risk Investments	16.1	.7	24.1	1.2

Total Common Equities	$2,368.1	100.0%	$2,058.9	100.0%

Common equities, which generally have greater risk and volatility of fair value than fixed-income securities, may range from 0% to 25% of the investment portfolio. At December 31, 2006 and 2005, excluding the net unsettled security transactions, these securities comprised 16.2% and 14.6%, respectively, of the total portfolio. Common stocks are managed externally to track the Russell 1000 Index with an anticipated annual tracking error of +/- 50 basis points. During 2006, the GAAP basis total return (not fully taxable equivalent adjusted) was 15.6%, within the tracking error.
     Our common equity allocation is intended to enhance the return of and provide diversification for the total portfolio. To maintain high correlation with the Russell 1000, we held 713 out of 987, or approximately 72%, of the common stocks comprising the index at December 31, 2006. Our individual holdings are selected based on their contribution to the correlation with the index.
     Other risk investments include private equity investments and limited partnership interests in private equity and mezzanine investment funds which have no off-balance-sheet exposure or contingent obligations, except for the $.9 million of open funding commitments discussed in Note 12 — Commitments and Contingencies.
     We monitor the value at risk of the fixed-income and equity portfolios, as well as the total portfolio, to evaluate the maximum potential loss. For further information, see Quantitative Market Risk Disclosures, a supplemental schedule provided in this Annual Report.
TRADING SECURITIES Trading securities may be entered into from time to time for the purpose of near-term profit generation. We have not entered into any trading securities in the last three years.
DERIVATIVE INSTRUMENTS Derivative instruments may also be used for trading purposes or classified as trading derivatives due to characteristics of the transaction. During 2006, we closed our credit default protection derivatives, which were held on several issuers and matched with Treasury securities that had equivalent principal and maturities to replicate cash bond positions. The combined positions generated a net gain (loss) of $9.9 million in 2006, compared to $(7.6) million and $(1.4) million for 2005 and 2004, respectively. The amount and results of the derivative and Treasury positions were immaterial to our financial condition, cash flows and results of operations and are reported as part of the available-for-sale portfolio, with the net gain (loss) reported as a component of net realized gains (losses) on securities.
     In 2006, we purchased default protection, in the form of a credit default swap, on a standard tranche of a commonly traded index of 125 investment-grade credits, with a notional amount of $40 million. This derivative will benefit from an increase in the market price of default risk. The amount and results of the derivative position are immaterial to our financial condition, cash flows and results of operations and are reported as part of the available-for-sale portfolio, with the net gain ($.1 million in 2006) reported as a component of net realized gains (losses) on securities and the expense ($.1 million in 2006) reported as a component of net investment income.

APP.-A-41	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Investment Results Recurring investment income (interest and dividends, before investment and interest expenses) increased 21% in 2006, 11% in 2005 and 4% in 2004. The increase in investment income during 2006 was primarily the result of an increase in investment yields, with a small growth in average assets providing the balance of the increase. In 2005, the increase in investment income was a more balanced combination of yield and portfolio growth in average assets, while in 2004, the increase in investment income was primarily the result of increased average assets from the prior period, somewhat offset by declining yields during the period.
     Investment expenses were $11.9 million in 2006, compared to $12.1 million in 2005 and $13.9 million in 2004. Investment expenses were higher in 2004 due to the non-recurring costs associated with our “Dutch auction” tender offer that was completed during the fall of 2004.
     The decrease in interest expense for 2006 reflects that on June 1, 2006, we retired our $100 million 7.30% Notes at maturity.
     We report total return to reflect more accurately the management philosophy governing the portfolio and our evaluation of investment results. The fully taxable equivalent (FTE) total return includes recurring investment income, net realized gains (losses) on securities and changes in unrealized gains (losses) on investment securities. By reporting on an FTE basis, we are adjusting our tax preferential securities to an equivalent measure when comparing results to taxable securities. We reported the following investment results for the years ended December 31:

	2006	2005	2004

Pretax recurring investment book yield	4.6%	4.1%	3.8%
Weighted average FTE book yield	5.3%	4.7%	4.4%
FTE total return:
Fixed-income securities	5.9%	3.4%	4.2%
Common stocks	16.3%	7.1%	11.6%
Total portfolio	7.4%	4.0%	5.2%
REALIZED GAINS/LOSSES Gross realized gains and losses were the result of customary investment sales transactions affected by movements in credit spreads and interest rates. From time to time, gross realized losses also include write-downs for securities determined to be other-than-temporarily impaired in our fixed-income and/or equity portfolios; disclosure related to these write-downs is provided below. Periodically, the rebalancing of our equity-indexed portfolio will also generate realized gains and/or losses.
OTHER-THAN-TEMPORARY IMPAIRMENT Included in the net realized gains (losses) on securities for the years ended 2006, 2005 and 2004, are write-downs on securities determined to have had an other-than-temporary decline in fair value. We routinely monitor our portfolio for price changes, which might indicate potential impairments, and perform detailed reviews of securities with unrealized losses based on predetermined criteria. In such cases, changes in fair value are evaluated to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors or (ii) market-related factors, such as interest rates or equity market declines (i.e., negative returns at either a sector index level or the broader market level).
     Fixed-income and equity securities with declines attributable to issuer-specific fundamentals are reviewed to identify all available evidence, circumstances and influences to estimate the potential for, and timing of, recovery of the investment’s impairment. An other-than-temporary impairment loss is deemed to have occurred when the potential for, and timing of, recovery does not satisfy the criteria set forth in the current accounting guidance (see Critical Accounting Policies, Other-than-Temporary Impairment for further discussion).
     For fixed-income investments with unrealized losses due to market or industry-related declines where we have the intent and ability to hold the investment for the period of time necessary to recover a significant portion of the investment’s impairment and collect the interest obligation, declines are not deemed to qualify as other than temporary. Our policy for common stocks with market-related declines is to recognize impairment losses on individual securities with losses that are not reasonably expected to be recovered under historical market conditions when the security has been in such a loss position for three consecutive quarters.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-42

     When a security in our investment portfolio has an unrealized loss in fair value that is deemed to be other than temporary, we reduce the book value of such security to its current fair value, recognizing the decline as a realized loss in the income statement. All other unrealized gains or losses are reflected in shareholders’ equity. The write-down activity for the years ended December 31 was as follows:

		Write-downs	Write-downs
	Total	On Securities	On Securities
(millions)	Write-downs	Subsequently Sold	Held at Period End

2006
Fixed income	$1.8	$.3	$1.5
Common equities	2.4	2.0	.4

Total portfolio	$4.2	$2.3	$1.9

2005
Fixed income	$14.6	$5.3	$9.3
Common equities	7.1	—	7.1

Total portfolio	$21.7	$5.3	$16.4

2004
Fixed income	$.3	$—	$.3
Common equities	11.3	3.8	7.5

Total portfolio	$11.6	$3.8	$7.8

The following is a summary of the 2006 equity security write-downs by sector (both market-related and issuer specific):

					Remaining
					Gross
		Equity Portfolio	Russell 1000		Unrealized
	Amount of	Allocation at	Allocation at	Russell 1000	Loss at
(millions)	Write-down	December 31,	December 31,	Sector Return	December 31,
Sector	in 2006	2006	2006	in 2006	2006

Auto and Transportation	$.3	2.3%	2.3%	12.4%	$.1
Consumer Discretionary	1.1	13.0	14.0	9.0	1.4
Consumer Staples	—	7.2	7.2	16.0	—
Financial Services	.2	23.4	23.9	18.7	.4
Health Care	.4	11.8	12.0	6.0	1.4
Integrated Oil	—	6.3	5.6	34.7	—
Materials and Processing	—	4.0	4.2	18.3	.1
Other Energy	—	2.6	3.0	2.6	.1
Producer Durables	—	5.0	4.4	15.8	—
Technology	—	12.4	12.4	10.5	1.4
Utilities	—	7.5	7.4	29.5	—
Other Equities	—	4.5	3.6	9.7	—

Total Common Stocks	$2.0	100.0%	100.0%	15.6%	$4.9

Other Risk Assets	.4				—

Total Common Equities	$2.4				$4.9

See Critical Accounting Policies, Other-than-Temporary Impairment for further discussion.

APP.-A-43	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Repurchase Transactions During each of the last three years, we entered into repurchase commitment transactions, whereby we loaned U.S. Treasury or U.S. Government agency securities to accredited brokerage firms in exchange for cash equal to the fair value of the securities. These internally managed transactions were typically overnight arrangements. The cash proceeds were invested in AA or higher financial institution obligations with yields that exceeded our interest obligation on the borrowed cash. We are able to borrow the cash at low rates since the securities loaned are in short supply. Our interest rate exposure does not increase or decrease since the borrowing and investing periods match. During the year ended December 31, 2006, our largest single outstanding balance of repurchase commitments was $2,604.8 million, which was open for five consecutive days, with an average daily balance of $1,171.9 million for the year. During 2005, the largest single outstanding balance of repurchase commitments was $2,028.9 million, which was open for two days, with an average daily balance of $920.5 million for the year. We had no open repurchase commitments at December 31, 2006 and 2005. We earned income of $3.7 million, $4.5 million and $1.8 million on repurchase commitments during 2006, 2005 and 2004, respectively.
Critical Accounting Policies Progressive is required to make certain estimates and assumptions when preparing its financial statements and accompanying notes in conformity with GAAP. Actual results could differ from those estimates in a variety of areas. The two areas that we view as most critical with respect to the application of estimates and assumptions are the establishment of our loss reserves and the method of determining impairments in our investment portfolio.
Loss and LAE Reserves Loss and loss adjustment expense (LAE) reserves represent our best estimate of our ultimate liability for losses and LAE relating to events that occurred prior to the end of any given accounting period but have not yet been paid. At December 31, 2006, we had $5.4 billion of net loss and LAE reserves, which included $4.2 billion of case reserves and $1.2 billion of incurred but not recorded (IBNR) reserves.
     Progressive’s actuarial staff reviews many subsets of the business, which are at a combined state, product and line coverage level (the “products”), to calculate the needed loss and LAE reserves. We begin our review of a set of data by producing six different estimates of needed reserves, three using paid data and three using incurred data, to determine if a reserve change is required. In the event of a wide variation among results generated by the different projections, our actuarial group will further analyze the data using additional techniques. Each review develops a point estimate for a relatively small subset of the business, which allows us to establish meaningful reserve levels.
     We review a large majority of our reserves by product/state combination on a quarterly time frame, with almost all the remaining reserves reviewed on a semiannual basis. A change in our scheduled reviews of a particular subset of the business depends on the size of the subset or emerging issues relating to the product or state. By reviewing the reserves at such a detailed level, we have the ability to identify and measure variances in trend by state, product and line coverage that would not otherwise be seen on a consolidated basis. Our intricate process of reviewing over 350 subsets makes compiling a companywide roll up to generate a range of needed loss reserves not meaningful. We do not review loss reserves on a macro level and, therefore, do not derive a companywide range of reserves to compare to a standard deviation.
     In analyzing the ultimate accident year loss experience, our actuarial staff reviews in detail, at the subset level, frequency (number of losses per earned car year), severity (dollars of loss per each claim) and average premium (dollars of premium per earned car year). The loss ratio, a primary measure of loss experience, is equal to the product of frequency times severity divided by the average premium. The average premium for personal and commercial auto businesses is known and, therefore, is not estimated. The projection of frequency for these lines of business is usually very stable because a large majority of the injured parties report their claims within a short time period after the accident. The actual frequency experienced will vary depending on the change in mix of class of drivers written by Progressive, but the accuracy of the projected level is considered to be reliable. The severity experienced by Progressive, which is much more difficult to estimate, is affected by changes in underlying costs, such as medical costs, jury verdicts and regulatory changes. In addition, severity will vary relative to the change in our mix of business by limit.
     Assumptions regarding needed reserve levels made by the actuarial staff take into consideration influences on the historical data that reduce the predictiveness of our projected future loss cost. Internal considerations that are process-related, which generally result from changes in the claims organization’s activities, include claim closure rates, the number of claims that are closed without payment and the level of the claims representatives’ estimates of the needed case reserves for each claim. We study these changes and their effect on the historical data at the state level versus on a larger, less indicative, countrywide basis.
     External items considered include the litigation atmosphere, state-by-state changes in medical costs and the availability of services to resolve claims. These also are better understood at the state level versus at a more macro countrywide level.
     The manner in which we consider and analyze the multitude of influences on the historical data, as well as how loss reserves affect our financial results, is discussed in more detail in our Report on Loss Reserving Practices, which was filed on June 28, 2006 via Form 8-K.
     Progressive’s carried net reserve balance of $5.4 billion implicitly assumes that the loss and LAE severity will increase for accident year 2006 over accident year 2005 by 3.8% and 2.0% for personal auto liability and commercial auto liability, respectively. Personal auto liability and commercial auto liability reserves represent over 98% of our total carried reserves. As discussed above, the severity estimates are influenced by many variables that are difficult to quantify and which influence the final amount of claims settlement. That, coupled with changes in internal claims practices, the legal environment and state regulatory requirements, requires significant judgment in the estimate of the needed reserves to be carried.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-44

     The following table highlights what the impact would be to our carried loss and LAE reserves, on a net basis, as of December 31, 2006, if during 2007 we were to experience the indicated change in our estimate of severity for the 2006 accident year:

	Estimated Changes in Severity for Accident Year 2006
			As
(millions)	-2%	-1%	Reported	+1%	+2%

Personal Auto Liability	$3,988.2	$4,038.9	$4,089.6	$4,140.3	$4,191.0
Commercial Auto Liability	1,157.6	1,166.0	1,174.4	1,182.8	1,191.2
Other[1]	99.6	99.6	99.6	99.6	99.6

Total	$5,245.4	$5,304.5	$5,363.6	$5,422.7	$5,481.8

[1]	Includes reserves for personal and commercial auto physical damage claims and our non-auto lines of business; no change in estimates is presented due to the immaterial level of these reserves.

Note: every percentage point change in our estimate of severity for the 2006 accident year would impact our personal auto liability reserves by $50.7 million and our commercial auto liability reserves by $8.4 million.
On the other hand, if during 2007 we were to experience the indicated change in our estimate of severity for each of the prior three accident years (i.e., 2006, 2005 and 2004), the impact to our year-end 2006 reserve balances would be as follows:

	Estimated Changes in Severity for Accident Years 2006, 2005 and 2004
			As
(millions)	-2%	-1%	Reported	+1%	+2%

Personal Auto Liability	$3,799.0	$3,944.3	$4,089.6	$4,234.9	$4,380.2
Commercial Auto Liability	1,127.0	1,150.7	1,174.4	1,198.1	1,221.8
Other[1]	99.6	99.6	99.6	99.6	99.6

Total	$5,025.6	$5,194.6	$5,363.6	$5,532.6	$5,701.6

[1]	Includes reserves for personal and commercial auto physical damage claims and our non-auto lines of business; no change in estimates is presented due to the immaterial level of these reserves.

Note: every percentage point change in our estimate of severity for each of the accident years 2006, 2005 and 2004 would impact our personal auto liability reserves by $145.3 million and our commercial auto liability reserves by $23.7 million.
Our best estimate of the appropriate amount for our reserves as of year-end 2006 is included in our financial statements for the year. At the point in time when reserves are set, we have no way of knowing whether our reserve estimates will prove to be high or low (and, thus, whether future reserve development will be favorable or unfavorable), or whether one of the alternative scenarios discussed above is “reasonably likely” to occur.
     Our goal is to ensure that total reserves are adequate to cover all loss costs, while sustaining minimal variation from the time reserves are initially established until losses are fully developed. During 2006, our estimate of the needed reserves at the end of 2005 decreased 4.6%. The following table shows how we have performed against this goal over the last ten years.

APP.-A-45	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

(millions)
For the years ended
December 31,	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006

Loss and LAE reserves[1]	$1,532.9	$1,867.5	$1,945.8	$2,200.2	$2,785.3	$3,069.7	$3,632.1	$4,346.4	$4,948.5	$5,313.1	$5,363.6

Re-estimated reserves as of:
One year later	1,429.6	1,683.3	1,916.0	2,276.0	2,686.3	3,073.2	3,576.0	4,237.3	4,592.6	5,066.2
Two years later	1,364.5	1,668.5	1,910.6	2,285.4	2,708.3	3,024.2	3,520.7	4,103.3	4,485.2	—
Three years later	1,432.3	1,673.1	1,917.3	2,277.7	2,671.2	2,988.7	3,459.2	4,048.0	—	—
Four years later	1,451.0	1,669.2	1,908.2	2,272.3	2,666.9	2,982.7	3,457.8	—	—	—
Five years later	1,445.1	1,664.7	1,919.0	2,277.5	2,678.5	2,993.7	—	—	—	—
Six years later	1,442.0	1,674.5	1,917.6	2,284.9	2,683.7	—	—	—	—	—
Seven years later	1,445.6	1,668.4	1,921.9	2,287.4	—	—	—	—	—	—
Eight years later	1,442.5	1,673.9	1,923.4	—	—	—	—	—	—	—
Nine years later	1,443.2	1,675.5	—	—	—	—	—	—	—	—
Ten years later	1,443.6	—	—	—	—	—	—	—	—	—

Cumulative development:
Favorable/(unfavorable)	$89.3	$192.0	$22.4	$(87.2)	$101.6	$76.0	$174.3	$298.4	$463.3	$246.9

Percentage[2]	5.8	10.3	1.2	(4.0)	3.6	2.5	4.8	6.9	9.4	4.6

[1]	Represents loss and LAE reserves net of reinsurance recoverables on net unpaid losses at the balance sheet date.

[2]	Cumulative development ÷ loss and LAE reserves.
Note: The chart above represents the development of the property-casualty loss and LAE reserves for 1996 through 2005. The reserves are re-estimated based on experience as of the end of each succeeding year and are increased or decreased as more information becomes known about the frequency and severity of claims for individual years. The cumulative development represents the aggregate change in the estimates over all prior years. Since the characteristics of the loss reserves for both personal auto and commercial auto are similar, we report development in the aggregate rather than by segment.
We experienced consistently favorable reserve development from 1996 through 1998, primarily due to the decreasing bodily injury severity. The reserves established as of the end of each year assumed the current accident year’s severity would increase over the prior accident year’s estimate. During this period, our bodily injury severity decreased each quarter when compared to the same quarter the prior year. This period of decreasing severity that we experienced was not only longer than that generally experienced by the industry, but also longer than any time in our history. As the experience continued to be evaluated at later dates, the realization of the decreased severity resulted in favorable reserve development. Late in 1998, we started experiencing an increase in bodily injury severity. As a result, the reserve development from 1998 through 2001 has been much closer to our original estimate. In total, the recent development reflects changes in severity from year to year at rates less than originally estimated.
     Because Progressive is primarily an insurer of motor vehicles, we have minimal exposure as an insurer of environmental, asbestos and general liability claims.
     To allow interested parties to understand our loss reserving process and the effect it has on our financial results, in addition to the discussion above, we annually publish a comprehensive Report on Loss Reserving Practices, which is filed via Form 8-K, and is available on our Web site at investors.progressive.com.
Other-than-Temporary Impairment Under current accounting guidance, companies are required to perform periodic reviews of individual securities in their investment portfolios to determine whether a decline in the value of a security is other than temporary. A review for other-than-temporary impairment (OTI) requires companies to make certain judgments regarding the materiality of the decline; its effect on the financial statements; the probability, extent and timing of a valuation recovery; and the company’s ability and intent to hold the security. The scope of this review is broad and requires a forward-looking assessment of the fundamental characteristics of a security, as well as market-related prospects of the issuer and its industry.
     Pursuant to these requirements, we assess valuation declines to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors, or (ii) market-related factors, such as interest rates or equity market declines (i.e., negative returns at either a sector index level or the broader market level). This evaluation reflects our assessment of current conditions, as well as predictions of uncertain future events, that may have a material effect on the financial statements related to security valuation.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-46

     For fixed-income investments with unrealized losses due to market- or industry-related declines where we have the intent and ability to hold the investment for the period of time necessary to recover a significant portion of the investment’s impairment and collect the interest obligation, declines are not deemed to qualify as other than temporary. Our policy for common stocks with market-related declines is to recognize impairment losses on individual securities with losses that are not reasonably expected to be recovered under historical market conditions when the security has been in such a loss position for three consecutive quarters.
     When persuasive evidence exists that causes us to evaluate a decline in fair value to be other than temporary, we reduce the book value of such security to its current fair value, recognizing the decline as a realized loss in the income statement. All other unrealized gains (losses) are reflected in shareholders’ equity.
     As of December 31, 2006, Progressive’s total portfolio had $92.3 million in gross unrealized losses, compared to $132.2 million in gross unrealized losses at year-end 2005. The decrease in the gross unrealized loss position from 2005 primarily relates to sales within our fixed-income portfolio.
     The following table stratifies the gross unrealized losses in our portfolio at December 31, 2006, by duration in a loss position and magnitude of the loss as a percentage of the cost of the security. The individual amounts represent the additional OTI loss we would have recognized in the income statement if our policy for market-related declines was different from what is stated above.

		Total Gross
(millions)	Fair	Unrealized	Decline of Investment Value
Total Portfolio	Value	Losses	> 15%	> 25%	> 35%	> 45%

Unrealized loss for 1 quarter	$1,675.7	$5.6	$.2	$.1	$—	$—
Unrealized loss for 2 quarters	115.9	1.9	.9	.2	—	—
Unrealized loss for 3 quarters	96.1	3.9	1.0	.5	.2	—
Unrealized loss for 1 year or longer	4,832.2	80.9	1.5	.6	.4	—

Total	$6,719.9	$92.3	$3.6	$1.4	$.6	$—

We determined that none of the securities represented by the table above met the criteria for other-than-temporary impairment write-downs. However, if we had decided to write down all securities in an unrealized loss position for one year or longer where the securities decline in value exceeded 25%, we would have recognized an additional $.6 million of OTI losses in the income statement.
     The $80.9 million of gross unrealized losses that have been impaired for one year or longer are primarily within the fixed-income portfolio. None of these securities was deemed to have any fundamental issues that would lead us to believe that they were other-than-temporarily impaired. We have the intent and ability to hold the investment for the period of time necessary to recover a significant portion of the investment’s impairment and collect the interest obligation, and will do so, as long as the securities continue to be consistent with our investment strategy.
     We will retain the common stocks to maintain correlation to the Russell 1000 Index as long as the portfolio and index correlation remain similar. If our strategy was to change and these securities were impaired, we would recognize a write-down in accordance with our stated policy.
     Since total unrealized losses are already a component of our shareholders’ equity, any recognition of additional OTI losses would have no effect on our comprehensive income or book value.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this Annual Report that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the accuracy and adequacy of our pricing and loss reserving methodologies; the competitiveness of our pricing and the effectiveness of our initiatives to retain more customers; initiatives by competitors and the effectiveness of our response; our ability to obtain regulatory approval for requested rate changes and the timing thereof; the effectiveness of our brand strategy and advertising campaigns relative to those of competitors; legislative and regulatory developments; disputes relating to intellectual property rights; the outcome of litigation pending or that may be filed against us; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions); changes in driving patterns and loss trends; acts of war and terrorist activities; our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems) and business functions; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Reported results, therefore, may appear to be volatile in certain accounting periods.

APP.-A-47	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Ten Year Summary—Financial Highlights
(unaudited)

(millions–except ratios, per share amounts
and number of people employed)	2006	2005	2004	2003	2002

Insurance Companies Selected Financial Information and Operating Statistics—Statutory Basis
Net premiums written	$14,132.0	$14,007.6	$13,378.1	$11,913.4	$9,452.0
Growth	1%	5%	12%	26%	30%
Policyholders’ surplus	$4,963.7	$4,674.1	$4,671.0	$4,538.3	$3,370.2

Net premiums written to policyholders’ surplus ratio	2.8	3.0	2.9	2.6	2.8

Loss and loss adjustment expense ratio	66.6	68.1	65.0	67.4	70.9
Underwriting expense ratio	19.9	19.3	19.6	18.8	20.4

Statutory combined ratio	86.5	87.4	84.6	86.2	91.3

Selected Consolidated Financial Information—GAAP Basis
Total assets	$19,482.1	$18,898.6	$17,184.3	$16,281.5	$13,564.4
Total shareholders’ equity	6,846.6	6,107.5	5,155.4	5,030.6	3,768.0
Common Shares outstanding	748.0	789.3	801.6	865.8	871.8
Common Share price:
High	$30.09	$31.23	$24.32	$21.17	$15.12
Low	22.18	20.35	18.28	11.56	11.19
Close (at December 31)	24.22	29.20	21.21	20.90	12.41
Market capitalization	$18,116.6	$23,040.7	$17,001.9	$18,088.9	$10,819.3
Book value per Common Share	9.15	7.74	6.43	5.81	4.32
Return on average common shareholders’ equity	25.3%	25.0%	30.0%	29.1%	19.3%
Debt outstanding	$1,185.5	$1,284.9	$1,284.3	$1,489.8	$1,489.0
Ratios:
Debt to total capital	14.8%	17.4%	19.9%	22.8%	28.3%
Price to earnings	11.5	16.7	11.1	14.7	16.6
Price to book	2.6	3.8	3.3	3.6	2.9
Earnings to fixed charges	24.7x	21.3x	27.1x	18.8x	13.2x

Net premiums earned	$14,117.9	$13,764.4	$13,169.9	$11,341.0	$8,883.5
Total revenues	14,786.4	14,303.4	13,782.1	11,892.0	9,294.4
Underwriting margins:[1]
Personal Lines	12.3%	11.0%	14.1%	12.1%	7.5%
Commercial Auto	19.8%	17.9%	21.1%	17.5%	9.1%
Other indemnity[2]	NM	NM	NM	NM	7.2%
Total underwriting operations	13.3%	11.9%	14.9%	12.7%	7.6%
Net income	$1,647.5	$1,393.9	$1,648.7	$1,255.4	$667.3
Per share (diluted basis)	2.10	1.74	1.91	1.42	.75
Dividends per share	.0325	.0300	.0275	.0250	.0240
Number of people employed	27,778	28,336	27,085	25,834	22,974
All share and per share amounts were adjusted for the May 18, 2006, 4-for-1 stock split and the April 22, 2002, 3-for-1 stock split.

[1]	Underwriting margins are calculated as pretax underwriting profit (loss), as defined in Note 9 – Segment Information, as a percent of net premiums earned.

[2]	In 2003, we ceased writing business for our lender’s collateral protection program. As a result, underwriting margin is not meaningful (NM) for our other indemnity businesses due to the insignificant amount of premiums earned by such businesses after that date.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-48

(millions–except ratios, per share amounts
and number of people employed)	2001	2000	1999	1998	1997

Insurance Companies Selected Financial Information and Operating Statistics—Statutory Basis
Net premiums written	$7,260.1	$6,196.1	$6,124.7	$5,299.7	$4,665.1
Growth	17%	1%	16%	14%	36%
Policyholders’ surplus	$2,647.7	$2,177.0	$2,258.9	$2,029.9	$1,722.9

Net premiums written to policyholders’ surplus ratio	2.7	2.8	2.7	2.6	2.7

Loss and loss adjustment expense ratio	73.6	83.2	75.0	68.5	71.1
Underwriting expense ratio	21.1	21.0	22.1	22.4	20.7

Statutory combined ratio	94.7	104.2	97.1	90.9	91.8

Selected Consolidated Financial Information—GAAP Basis
Total assets	$11,122.4	$10,051.6	$9,704.7	$8,463.1	$7,559.6
Total shareholders’ equity	3,250.7	2,869.8	2,752.8	2,557.1	2,135.9
Common Shares outstanding	881.2	882.2	877.1	870.5	867.2
Common Share price:
High	$12.65	$9.25	$14.52	$14.33	$10.07
Low	6.84	3.75	5.71	7.83	5.13
Close (at December 31)	12.44	8.64	6.09	14.11	9.99
Market capitalization	$10,958.6	$7,616.8	$5,345.4	$12,279.7	$8,667.0
Book value per Common Share	3.69	3.25	3.14	2.94	2.46
Return on average common shareholders’ equity	13.5%	1.7%	10.9%	19.3%	20.9%
Debt outstanding	$1,095.7	$748.8	$1,048.6	$776.6	$775.9
Ratios:
Debt to total capital	25.2%	20.7%	27.6%	23.3%	26.6%
Price to earnings	27.2	164.5	18.5	27.7	22.6
Price to book	3.4	2.7	1.9	4.8	4.1
Earnings to fixed charges	10.7x	1.3x	5.7x	10.2x	9.2x

Net premiums earned	$7,161.8	$6,348.4	$5,683.6	$4,948.0	$4,189.5
Total revenues	7,488.2	6,771.0	6,124.2	5,292.4	4,608.2
Underwriting margins:[1]
Personal Lines	4.5%	(5.2)%	1.2%	7.9%	6.3%
Commercial Auto	8.3%	3.3%	8.4%	17.6%	10.9%
Other indemnity[2]	7.0%	13.6%	10.8%	8.6%	7.9%
Total underwriting operations	4.8%	(4.4)%	1.7%	8.4%	6.6%
Net income	$411.4	$46.1	$295.2	$456.7	$400.0
Per share (diluted basis)	.46	.05	.33	.51	.44
Dividends per share	.0233	.0225	.0218	.0208	.0200
Number of people employed	20,442	19,490	18,753	15,735	14,126

APP.-A-49	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Quantitative Market Risk Disclosures
(unaudited)
Quantitative market risk disclosures are only presented for market risk categories when risk is considered material. Materiality is determined based on the fair value of the financial instruments at December 31, 2006, and the potential for near-term losses from reasonably possible near-term changes in market rates or prices.
Other Than Trading Financial Instruments
Financial instruments subject to interest rate risk were:

	Fair Value
	-200 bps	-100 bps		+100 bps	+200 bps
(millions)	Change	Change	Actual	Change	Change

U.S. government obligations	$3,523.1	$3,358.1	$3,203.4	$3,058.3	$2,921.8
State and local government obligations	3,332.1	3,223.0	3,119.7	3,021.7	2,928.8
Asset-backed securities	2,497.0	2,445.4	2,390.1	2,335.4	2,285.0
Corporate securities	1,199.0	1,155.1	1,113.8	1,074.8	1,037.8
Preferred stocks	1,839.1	1,809.3	1,781.0	1,754.1	1,728.3
Other debt securities[1]	139.0	135.4	131.9	128.7	125.5
Short-term investments	581.2	581.2	581.2	581.2	581.2

Balance as of December 31, 2006	$13,110.5	$12,707.5	$12,321.1	$11,954.2	$11,608.4

Balance as of December 31, 2005	$13,008.3	$12,604.0	$12,215.8	$11,850.3	$11,506.0

[1]	Includes $99.1 million in mandatory redeemable preferred stocks.
Exposure to risk is represented in terms of changes in fair value due to selected hypothetical movements in market rates. Bonds and preferred stocks are individually priced to yield to the worst case scenario, which includes any issuer-specific features, such as a call option. Asset-backed securities, including state and local government housing securities, are priced assuming deal-specific prepayment scenarios, considering the deal structure, prepayment penalties, yield maintenance agreements and the underlying collateral.
Financial instruments subject to equity market risk were:

	Fair	Hypothetical Market Changes
(millions)	Value	+10%	-10%

Common equities as of December 31, 2006	$2,368.1	$2,604.9	$2,131.3
Common equities as of December 31, 2005	$2,058.9	$2,264.8	$1,853.0
The model represents the estimated value of our common equity portfolio given a +/- 10% change in the market, based on the common stock portfolio’s weighted average beta of 1.0. The beta is derived from recent historical experience, using the S&P 500 as the market surrogate. The historical relationship of the common stock portfolio’s beta to the S&P 500 is not necessarily indicative of future correlation, as individual company or industry factors may affect price movement. Betas are not available for all securities. In such cases, the change in fair value reflects a direct +/- 10% change; the number of securities without betas is approximately 1%, and the remaining 99% of the equity portfolio is indexed to the Russell 1000.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-50

As an additional supplement to the sensitivity analysis, we present results from a value-at-risk (VaR) analysis used to estimate and quantify our market risks. VaR is the expected loss, for a given confidence level, of our portfolio due to adverse market movements in an ordinary market environment. The VaR estimates below are used as a risk measurement and reflect an estimate of potential reductions in fair value of our portfolio for the following 22 and 66 trading days (one- and three-month intervals) at the 95th percentile loss. We use the 22-day VaR to measure exposure to short-term volatility and the 66-day VaR for longer-term contingency capital planning.

	December 31,	September 30,	June 30,	March 31,	December 31,
(millions)	2006	2006	2006	2006	2005

22-day VaR
Fixed-income portfolio	$(102.1)	$(95.9)	$(119.3)	$(107.2)	$(106.0)
% of portfolio	(.8)%	(.8)%	(1.0)%	(.9)%	(.9)%
% of shareholders’ equity	(1.5)%	(1.4)%	(1.9)%	(1.7)%	(1.7)%
Common equity portfolio	$(83.4)	$(98.3)	$(129.1)	$(83.8)	$(84.6)
% of portfolio	(3.5)%	(4.4)%	(6.1)%	(3.9)%	(4.1)%
% of shareholders’ equity	(1.2)%	(1.5)%	(2.0)%	(1.3)%	(1.4)%
Total portfolio	$(128.1)	$(148.1)	$(189.5)	$(144.9)	$(137.4)
% of portfolio	(.9)%	(1.0)%	(1.3)%	(1.0)%	(1.0)%
% of shareholders’ equity	(1.9)%	(2.2)%	(3.0)%	(2.3)%	(2.2)%

66-day VaR
Fixed-income portfolio	$(174.7)	$(164.2)	$(204.5)	$(183.9)	$(181.9)
% of portfolio	(1.4)%	(1.3)%	(1.6)%	(1.5)%	(1.5)%
% of shareholders’ equity	(2.6)%	(2.4)%	(3.2)%	(2.9)%	(3.0)%
Common equity portfolio	$(138.5)	$(162.6)	$(213.7)	$(138.5)	$(140.7)
% of portfolio	(5.8)%	(7.3)%	(10.1)%	(6.5)%	(6.8)%
% of shareholders’ equity	(2.0)%	(2.4)%	(3.3)%	(2.2)%	(2.3)%
Total portfolio	$(218.8)	$(248.2)	$(318.4)	$(244.3)	$(230.9)
% of portfolio	(1.5)%	(1.7)%	(2.2)%	(1.7)%	(1.6)%
% of shareholders’ equity	(3.2)%	(3.7)%	(5.0)%	(3.9)%	(3.8)%
Our VaR results are based on a stochastic simulation where all securities are marked to market under 10,000 scenarios. Fixed-income securities are priced off simulated term structures and risk is calculated based on the volatilities and correlations of the points on those curves. Equities are priced off each security’s individual pricing history. The model uses an exponentially weighted moving average methodology to forecast variance and covariance over a two-year time horizon for each security. In estimating the parameters of the forecast model, the sample mean is set to zero and the weight applied in the exponential moving average forecasts are set at .97, making the model more sensitive to recent volatility and correlations. The VaR of the total investment portfolio is less than the sum of the two components (fixed income and common equity) due to the benefit of diversification.
     The slight decrease in the 22-day and 66-day VaR from December 31, 2005 to December 31, 2006, primarily results from lower volatility in the equity market in 2006. Volatility in the fixed-income market was relatively unchanged.

APP.-A-51	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Claims Payment Patterns
(unaudited)
The Progressive Group of Insurance Companies is primarily an insurer of automobiles and recreational vehicles owned by individuals, and trucks owned by small businesses. As such, our claims liabilities, by their very nature, are short in duration. Since our incurred losses consist of both payments and changes in the reserve estimates, it is important to understand our paid development patterns. The charts below show our auto claims payment patterns, reflecting both dollars and claims counts paid, for auto physical damage and bodily injury claims, as well as on a total auto basis. Since physical damage claims pay out so quickly, the chart is calibrated on a monthly basis, as compared to a quarterly basis for the bodily injury and total auto payments.
Physical Damage
Bodily Injury

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-52

Total Auto
Note: The above graphs are presented on an accident period basis and are based on three years of actual experience for physical damage and nine years for bodily injury and total auto.

APP.-A-53	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Quarterly Financial and Common Share Data
(unaudited)
(millions — except per share amounts)

		Net Income		Stock Price[1]
	Operating		Per				Rate of	Dividends
Quarter	Revenues[2]	Total	Share[3]	High	Low	Close	Return[4]	Per Share

2006
1	$3,508.9	$436.6	$.55	$30.09	$25.25	$26.07		$.00750
2	3,572.3	400.4	.51	27.86	25.25	25.71		.00750
3	3,551.6	409.6	.53	25.84	22.18	24.54		.00875
4	3,515.5	400.9	.53	25.54	22.19	24.22		.00875

	$14,148.3	$1,647.5	$2.10	$30.09	$22.18	$24.22	(17.0)%	$.03250

2005
1	$3,361.2	$412.7	$.51	$23.12	$20.35	$22.94		$.00750
2	3,464.1	394.3	.49	25.22	21.88	24.70		.00750
3	3,488.6	305.3	.38	26.83	23.43	26.19		.00750
4	3,490.7	281.6	.35	31.23	25.76	29.20		.00750

	$13,804.6	$1,393.9	$1.74	$31.23	$20.35	$29.20	37.9%	$.03000

2004
1	$3,106.1	$460.0	$.52	$22.27	$20.17	$21.90		$.00625
2	3,245.9	386.3	.44	22.99	20.33	21.33		.00625
3	3,289.8	388.9	.44	21.40	18.28	21.19		.00750
4	3,576.6	413.5	.50	24.32	20.75	21.21		.00750

	$13,218.4	$1,648.7	$1.91	$24.32	$18.28	$21.21	1.6%	$.02750

All per share amounts and stock prices were adjusted for the May 18, 2006, 4-for-1 stock split.

[1]	Prices as reported on the consolidated transaction reporting system. Progressive’s Common Shares are listed on the New York Stock Exchange under the symbol PGR.

[2]	Represents premiums earned plus service revenues.

[3]	Presented on a diluted basis. The sum may not equal the total because the average equivalent shares differ in the periods.

[4]	Represents annual rate of return, including quarterly dividend reinvestment.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-54

Net Premiums Written by State
(unaudited)

(millions)	2006		2005		2004		2003		2002

Florida	$1,811.5	12.8%	$1,774.2	12.7%	$1,522.6	11.4%	$1,338.2	11.2%	$1,040.7	11.0%
Texas	1,096.0	7.8	1,126.8	8.0	1,181.1	8.8	1,126.4	9.4	858.6	9.1
California	1,085.1	7.7	982.8	7.0	892.7	6.7	736.2	6.2	550.7	5.8
New York	930.6	6.6	968.8	6.9	935.7	7.0	808.3	6.8	662.0	7.0
Georgia	751.0	5.3	749.5	5.4	733.2	5.5	614.4	5.2	485.3	5.1
Ohio	693.7	4.9	736.0	5.3	754.2	5.6	712.1	6.0	619.7	6.6
Pennsylvania	642.1	4.5	659.1	4.7	634.4	4.7	589.3	4.9	491.0	5.2
All other	7,122.0	50.4	7,010.4	50.0	6,724.2	50.3	5,988.5	50.3	4,744.0	50.2

Total	$14,132.0	100.0%	$14,007.6	100.0%	$13,378.1	100.0%	$11,913.4	100.0%	$9,452.0	100.0%

APP.-A-55	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

Directors
Charles A. Davis3,5,6
Chief Executive Officer,
Stone Point Capital LLC
(private equity investing)
Stephen R. Hardis2,4,5,6
Lead Director,
Axcelis Technologies, Inc.
(manufacturing)
Bernadine P. Healy, M.D.1,6
Health Editor and Medical Columnist,
U.S. News & World Report
(publishing)
Jeffrey D. Kelly2,4,6
Vice Chairman
and Chief Financial Officer,
National City Corporation
(commercial banking)
Abby F. Kohnstamm6
President and Chief Executive Officer,
Abby F. Kohnstamm & Associates, Inc.
(marketing consulting)
Philip A. Laskawy1,6
formerly Chairman and
Chief Executive Officer,
Ernst & Young LLP
(professional services)
Peter B. Lewis2,6,7
Chairman of the Board
Norman S. Matthews3,5,6
Consultant,
formerly President,
Federated Department Stores, Inc.
(retailing)
Patrick H. Nettles, Ph.D.1,6
Executive Chairman,
Ciena Corporation
(telecommunications)
Glenn M. Renwick2
President and Chief Executive Officer
Donald B. Shackelford4,6
Chairman,
Fifth Third Bank, Central Ohio
(commercial banking)
Bradley T. Sheares, Ph.D. 3,6
Chief Executive Officer,
Reliant Pharmaceuticals, Inc.
(pharmaceuticals)

[1]	Audit Committee member

[2]	Executive Committee member

[3]	Compensation Committee member

[4]	Investment and Capital Committee member

[5]	Nominating and Governance Committee member

[6]	Independent director

[7]	Non-executive chairman
Corporate Officers
Glenn M. Renwick
President and Chief Executive Officer
W. Thomas Forrester
Vice President and Chief Financial Officer
(retiring effective March 2007)
Charles E. Jarrett
Vice President, Secretary
and Chief Legal Officer
Thomas A. King
Vice President and Treasurer
Jeffrey W. Basch
Vice President and Chief Accounting Officer
Peter B. Lewis
Chairman of the Board
(non-executive)
Other Executive Officers
John A. Barbagallo
Agency Group President
William M. Cody
Chief Investment Officer
Brian C. Domeck
Chief Financial Officer
(beginning March 2007)
Susan Patricia Griffith
Chief Human Resource Officer
Brian J. Passell
Claims Group President
John P. Sauerland
Direct Group President
Brian A. Silva
Commercial Auto Group President
Raymond M. Voelker
Chief Information Officer
Contact Non-Management Directors Interested parties have the ability to contact non-management directors as a group by sending a written communication clearly addressed to the non-management directors and sent to any of the following:
Peter B. Lewis, Chairman of the Board, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mail: peter_lewis@progressive.com.
     Philip A. Laskawy, Chairman of the Audit Committee, The Progressive Corporation, c/o Ernst & Young, 5 Times Square, New York, New York 10036 or e-mail: philip_laskawy@progressive.com.
     Charles E. Jarrett, Corporate Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mail: chuck_jarrett@progressive.com.
     The recipient will forward communications so received to the non-management directors.
Accounting Complaint Procedure Any employee or other interested party with a complaint or concern regarding accounting, internal accounting controls or auditing matters relating to Progressive may report such complaint or concern directly to the Chairman of the Audit Committee, as follows: Philip A. Laskawy, Chairman of the Audit Committee, c/o Ernst & Young, 5 Times Square, New York, New York 10036, Phone: 212-773-1300, e-mail: philip_laskawy@progressive.com.
     Any such complaint or concern also may be reported anonymously over the following toll-free Alert Line: 1-800-683-3604. Progressive will not retaliate against any individual by reason of his or her having made such a complaint or reported such a concern in good faith. View the complete procedures at progressive.com/governance.

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES	APP.-A-56

Whistleblower Protections Progressive will not retaliate against any officer or employee of Progressive because of any lawful act done by the employee to provide information or otherwise assist in investigations regarding conduct that the employee reasonably believes to be a violation of Federal Securities Laws or of any rule or regulation of the Securities and Exchange Commission or Federal Securities Laws relating to fraud against shareholders. View the complete Whistleblower Protections at progressive.com/governance.
Annual Meeting The Annual Meeting of Shareholders will be held at the offices of The Progressive Corporation, 6671 Beta Drive, Mayfield Village, Ohio 44143 on April 20, 2007, at 10 a.m. eastern time. There were 3,921 shareholders of record on December 31, 2006.
Principal Office The principal office of The Progressive Corporation is at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143. Phone: 440-461-5000
Web site: progressive.com
Customer Service and Claims Reporting
For 24-Hour Customer Service or to report a claim, contact:
PERSONAL LINES
Private Passenger Auto/Special Lines
Agency Business
Progressive®Drive® Insurance/
Progressive Motorcycle,
Progressive RV, etc.
1-800-925-2886
driveinsurance.com
Direct Business
Progressive Direct®/
Progressive Motorcycle,
Progressive RV, etc.
1-800-PROGRESSIVE (1-800-776-4737)
progressive.com
COMMERCIAL AUTO
Agency Business
1-800-444-4487
progressivecommercial.com
Direct Business
1-800-895-2886
progressivecommercial.com
Common Shares The Progressive Corporation’s Common Shares (symbol PGR) are traded on the New York Stock Exchange. Progressive announced a change to an annual dividend policy starting in 2007. For 2007, the record date for the dividend is expected to be in December 2007, subject to Board approval, with payment expected in February 2008.
Corporate Governance Progressive’s Corporate Governance Guidelines and Board Committee Charters are available at: progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.
Charitable Contributions Progressive does not contribute or provide financial support to any outside organizations. However, Progressive contributes annually to The Progressive Insurance Foundation, which provides: (i) financial support to the Insurance Institute for Highway Safety to further its work in reducing the human trauma and economic costs of auto accidents, and (ii) matching funds to eligible 501(c)(3) charitable organizations to which Progressive employees contribute.
Counsel Baker & Hostetler LLP, Cleveland, Ohio
Transfer Agent and Registrar
Registered Shareholders: If your Progressive shares are registered in your name, contact National City Bank regarding questions or changes to your account: National City Bank, Dept. 5352, Shareholder Services Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900. Phone: 1-800-622-6757 or e-mail: shareholder.inquiries@nationalcity.com.
Beneficial Shareholders: If your Progressive shares are held in a brokerage account, contact your broker directly regarding questions or changes to your account.
Shareholder/Investor Relations Progressive does not maintain a mailing list for distribution of shareholders’ reports. To view Progressive’s publicly filed documents, shareholders can access our Web site: progressive.com/sec. To view our earnings and other releases, access progressive.com/investors.
To request copies of Progressive’s publicly filed documents, write to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143, e-mail: investor_relations@progressive.com or call: 440-395-2258.
For financial-related information, call: 440-395-2222 or e-mail: investor_relations@progressive.com.
For all other Company information, call: 440-461-5000 or e-mail: webmaster@progressive.com.
Registered Trademarks Progressive®and Drive®are registered trademarks. Net Promoter®is a registered trademark of Satmetrix Systems, Inc.
Interactive Annual Report The Progressive Corporation’s 2006 Annual Report, in an interactive format, can be found at: progressive.com/annualreport.
©2007 The Progressive Corporation

APP.-A-57	THE PROGRESSIVE CORPORATION AND SUBSIDIARIES

THE PROGRESSIVE CORPORATION
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders
          The undersigned hereby appoints Brian C. Domeck, Charles E. Jarrett and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., Cleveland time, on April 20, 2007, and thereat, and at any adjournment thereof, to vote and act with respect to all Common Shares of the Company which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:
1.	☐ WITH or ☐ WITHOUT authority to vote (except as marked to the contrary below) for the election as directors of all five nominees listed below.
Abby F. Kohnstamm, Peter B. Lewis, Patrick H. Nettles, Ph.D., Glenn M. Renwick and Donald B. Shackelford
(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the space provided below.)

2.	Proposal to approve The Progressive Corporation 2007 Executive Bonus Plan.
☐ FOR       ☐ AGAINST       ☐ ABSTAIN
3.	Proposal to approve an amendment to The Progressive Corporation 2003 Incentive Plan to modify the definition of the term “performance goals” set forth therein.
☐ FOR       ☐ AGAINST       ☐ ABSTAIN
4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.
☐ FOR       ☐ AGAINST       ☐ ABSTAIN
5.	In their discretion, to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted to elect the nominees identified in Item 1 above and to approve the Proposals described in Items 2, 3 and 4 above.
Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 9, 2007, is hereby acknowledged.

Date: ......................................................, 2007

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.